Exhibit 2(a)
                                ------------


                           CONTRIBUTION AGREEMENT

                        Dated as of December 31, 1998

                               by and between



                           CII ACQUISITION, L.L.C.

                                     and

                         CONTICO INTERNATIONAL, INC.


                              TABLE OF CONTENTS
                              -----------------

ARTICLE I    Certain Definitions                                            1

ARTICLE II   Contribution of the Contributed Assets                         11
       2.1     Contributed Assets.                                          11
       2.2     Transfer of Contributed Assets                               11
       2.3     Further Assurances                                           11
       2.4     Limited Power of Attorney                                    11

ARTICLE III  Assumption of Liabilities                                      12
       3.1     Assumed Liabilities                                          12
       3.2     Instruments of Assumption                                    12
       3.3     Further Assurances                                           12
       3.4     No Expansion of Third Party Rights                           12

ARTICLE IV   Issuance of Units; Closing Date Net Worth                      13
       4.1     Issuance of Units                                            13
       4.2     Closing Date Net Worth                                       13

ARTICLE V    Closing                                                        13
       5.1     Closing Date                                                 13
       5.2     Deliveries by the Company                                    13
       5.3     Deliveries by Contico                                        14
       5.4     Simultaneous Delivery                                        15
       5.5     Risk of Loss                                                 15

ARTICLE VI   Conditions to Closing                                          16
       6.1     Conditions Precedent to Obligations of the Company           16
       6.2     Conditions Precedent to Obligations of Contico               17

ARTICLE VII  Representations and Warranties                                 17
       7.1     Representations and Warranties of Contico                    17
       7.2     Representations and Warranties of the Company                32

ARTICLE VIII Covenants and Agreements                                       33
       8.1     Satisfaction of Excluded Liabilities                         33
       8.2     Environmental                                                33
       8.3     Conduct Prior to Closing                                     35
       8.4     Employment and Related Matters                               36
       8.5     Consents and Approvals                                       38
       8.6     Real Property Requirements                                   38
       8.7     Product Liability Matters                                    40
       8.8     Payment of Certain Taxes                                     40
       8.9     Maintenance of Net Worth                                     42
       8.10    Self-Insurance Programs                                      42
       8.11    Bond Financed Facility                                       42

ARTICLE IX   Termination and Abandonment                                    43
       9.1     Termination and Abandonment                                  43
       9.2     Effect of Termination                                        44

ARTICLE X    Indemnification                                                44
       10.1    Contico's Indemnification                                    44
       10.2    Company's Indemnification                                    45
       10.3    Losses                                                       46
       10.4    Procedure for Indemnification                                46
       10.5    Sole Remedy                                                  47

ARTICLE XI   Expenses                                                       48
       11.1    Professional Expenses                                        48
       11.2    Transfer Expenses                                            48

ARTICLE XII  Miscellaneous                                                  48
       12.1    Entire Agreement; Amendment                                  48
       12.2    Binding Effect; Assignment                                   48
       12.3    Notices                                                      49
       12.4    Severability                                                 49
       12.5    Mutual Contribution; Third Party Beneficiaries               50
       12.6    Waivers                                                      50
       12.7    Operative Language; Currency                                 50
       12.8    Headings; Gender; Number                                     50
       12.9    Applicable Law                                               50
       12.10   Forum Choice and Venue                                       50
       12.11   Non-Binding Mediation                                        51






                           CONTRIBUTION AGREEMENT
                           ----------------------

     THIS CONTRIBUTION AGREEMENT is made and entered into as of December 31, 1998, by and between CII ACQUISITION, L.L.C., a Delaware limited liability company (the "Company"), and CONTICO INTERNATIONAL, INC., a Missouri corporation ("Contico"). The Company and Contico are referred to collectively herein as the "Parties." Capitalized terms used herein but not otherwise defined are defined in Article I.

                                   RECITALS
                                   --------

     A. Contico owns, directly or indirectly, certain assets used in, among others, the janitorial, consumer products and industrial packaging businesses (such businesses conducted by Contico from time to time are referred to herein as the "Business").

     B. Contico and Miller (as hereinafter defined) are the sole parties to that certain Limited Liability Company Agreement of even date herewith (the "LLC Agreement"), pursuant to which (i) the Company has been established, with Contico and Miller as the initial members, to succeed to the assets and liabilities of the Business, (ii) Miller shall contribute to the Company, as his initial capital contribution to the Company and in exchange for his receipt of the Miller Common Units (as defined in the LLC Agreement), his entire right, title and interest in and to the share capital of the Subsidiary (as hereinafter defined), (iii) Contico shall contribute to the Company, as its initial capital contribution to the Company and in exchange for its receipt of the Preferred Units and the Contico Common Units (each as defined in the LLC Agreement), the Contributed Assets (as hereinafter defined), and (iv) the Company shall assume and/or accept the Assumed Liabilities (as hereinafter defined).

     NOW, THEREFORE, in consideration of the Recitals, the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

                                   ARTICLE I
                                   ---------
                             Certain Definitions
                             -------------------

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Act of 1934, as amended.

     "Agreement" means this Contribution Agreement, as amended from time to time in accordance with the provisions hereof.

     "Allibert-Contico" means Allibert-Contico, L.L.C., a Missouri limited liability company.

     "Allowances" means the reserves set forth on the books and records of Contico and the Subsidiary in accordance with past practices with respect to the accounts receivable of the Business for warranty claims, product returns and allowances, and accruals for anticipated customer allowances, offsets and deductions.

     "Assumed Liabilities" means (i) all trade account payables, accrued operating expenses, Tax Accruals and Current Property Taxes of Contico relating to the Business which (A) have arisen in the ordinary course of business consistent with past practice, (B) would, in accordance with GAAP and consistent with past practice, be classified as current liabilities and reflected in a balance sheet, and (C) have not been or will not be satisfied or discharged on or prior to the Closing Date, (ii) all obligations of Contico accruing and to be performed after the Closing Date under all the Business Contracts, Benefit Arrangements and other agreements, leases, licenses and arrangements referred to in the definition of Contributed Assets, (iii) all Liabilities of Contico associated with Claims arising out of the operations of the Business that are either (A) covered by a policy or policies of insurance that are included in the Contributed Assets, but not in excess of the limits under such policy or policies, or (B) covered by Contico's self-insured worker's compensation program as disclosed in this Agreement or the Schedules hereto, (iv) the liabilities specified on Schedule 1.1 hereto, (v) all Liabilities of Contico relating to warranty service and returns and allowances,(vi) all Liability of Contico or the Subsidiary (as applicable) under the Mercantile Agreement and the NatWest Agreement, (vii) the Liability of Contico to Beyond Design, Inc. under the note payable in the principal amount of $470,000 dated October 8, 1998 (the "Beyond Design Note"), (viii) all Liability of Contico with respect to the guarantee of the obligations of the Subsidiary under the Lease dated January 16, 1981, for the property in Hayes, Middlesex, England, and (ix) all Liability of Contico and the Subsidiary to indemnify any present or former officer, director, employee, trustee or agent thereof with respect to any matter otherwise falling within this definition of Assumed Liabilities; provided, however, that the Assumed Liabilities shall not include any of the Excluded Liabilities.

     "Baseline Balance Sheet" means the balance sheet contained within the Baseline Financial Statements.

     "Baseline Financial Statements" has the meaning set forth in Section
7.1(e).

     "Baseline Financial Statements Date" means May 31, 1998.

     "Basket" has the meaning set forth in Section 10.1(c).

     "Benefit Arrangements" has the meaning set forth in Section
7.1(q)(iii).

     "Beyond Design Note" has the meaning set forth in the definition of Assumed Liabilities.

     "Business" has the meaning set forth in Recital A.

     "Business Contracts" means all agreements, contracts, leases, subleases, licenses, sublicenses and other arrangements and commitments to which Contico is a party or by which it is bound that relate to the Business and that, as of the Closing, have not been fully performed by Contico or any other party thereto; provided, however, that the Business Contracts shall not include any of the Excluded Contracts.

     "Claims" means all pending and threatened claims, actions, causes of action, demands, orders, notices, suits, grievances, proceedings, disputes, arbitrations and investigations.

     "Closing" has the meaning set forth in Section 5.1.

     "Closing Date" has the meaning set forth in Section 5.1.

     "Closing Date Net Worth" has the meaning set forth in Section 4.2(a).

     "Closing Date Net Worth Statement" has the meaning set forth in
Section 4.2(b).

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Common Units" means the Contico Common Units and the Miller Common Units, collectively.

     "Company" has the meaning set forth in the initial paragraph of this Agreement.

     "Company Group" has the meaning set forth in Section 10.1(b).

     "Contico" has the meaning set forth in the initial paragraph of this Agreement.

     "Contico Common Units" has the meaning set forth in the LLC
Agreement.

     "Contico Group" has the meaning set forth in Section 10.2(b).

     "Contico Leased Real Property" has the meaning set forth in Section 7.1(s)(ii).

     "Contico Leased Real Property Leases" has the meaning set forth in
Section 7.1(s)(ii).

     "Contributed Assets" means all right, title and interest of Contico in and to all of the assets owned, used in the conduct of, or otherwise relating to the Business, including all of its (i) accounts, notes and other amounts receivables, (ii) prepayments, prepaid expenses, deferred items, claims, deposits, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment, and all other Claims of Contico against third parties arising out of the operation of the Business,
(iii) tangible personal property (such as inventories of raw materials, components, supplies, packaging goods, finished goods, equipment, manufactured and purchased parts, machinery, goods in process, consigned goods, furniture, tooling, computer hardware, automobiles, trucks, tractors and trailers, and spare parts) and all rights under warranties, manuals and return policies relating thereto, (iv) rights under the Business Contracts (such as purchase orders, agreements, contracts, policies, indentures, mortgages, instruments, liens, guaranties, rebates, sales incentives and other similar arrangements and rights thereunder), (v) the Contributed Real Property, including the fixtures, improvements and fittings thereon, (vi) leaseholds and subleaseholds in real property, including without limitation, the Contico Leased Real Property, (vii) the leasehold improvements and fittings on the items referred to in subsection (vi) above, (viii) leases, subleases and rights thereunder,
(ix) transferable franchises, approvals, permits, licenses, orders, registrations, certificates, variances, exemptions and similar rights obtained from governments and governmental agencies, (x) Intellectual Property as defined within this Agreement, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (xi) share capital of the Subsidiary owned by Contico and by Miller, (xii) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings and specifications, creative materials, advertising and promotional materials, studies, reports, certificates of registration and underlying files and other printed or written materials, (xiii) all telephone and facsimile numbers, and white and yellow page listings and contracts, (xiv) the goodwill of the Business as a going concern, and (xv) rights under transferable policies of insurance maintained by or for the account of the Company (including but not limited to rights of defense, reimbursement and/or indemnity), except to the extent such policies insure against risks included in the Excluded Liabilities; provided, however, that the Contributed Assets shall not include any of the Excluded Assets.

     "Contributed Real Property" has the meaning set forth in Section
7.1(s)(i).

     "Current Property Taxes" means the Liability of Contico to pay property, ad valorem and similar taxes to any state or local governmental authority or taxing district for which the assessment date for such taxes occurs prior to the date of Closing and the due date for payment of such taxes occurs after the date of the Closing, including without limitation, any Liability of Contico to pay such taxes on behalf of any other person under the Contico Leased Real Property.

     "Discontinued Operations" means all business activities of Contico conducted at any time prior to the date of this Agreement that are not activities of the Business, including without limitation, the business activities conducted by the former Hoky and Continental Sprayers International divisions of Contico.

     "Employee Welfare Benefit Plans" has the meaning set forth in
Section 7.1(q)(i).

     "Employee Pension Benefit Plans" has the meaning set forth in
Section 7.1(q)(i).

     "Environmental Laws" has the meaning set forth in Section 7.1(m)(i).

     "EPA" has the meaning set forth in Section 7.1(m)(iv).

     "ERISA" has the meaning set forth in Section 7.1(q)(i).

     "Excluded Assets" means all of the following assets and rights of
Contico: (i) cash and cash equivalents, (ii) claims and other rights of Contico under the Excluded Contracts (including those set forth on Schedule
1.2 (Excluded Compensation and Other Arrangements)), (iii) the Excluded Real Property, (iv) Claims and other rights of Contico, including without limitation payments due or to become due, in connection with the ownership, operation, sale and disposition of any of the Discontinued Operations, (v) Contico's investment in Allibert-Contico and all payments due and other Claims of Contico associated with the ownership, operation, sale and disposition of Allibert-Contico and the presses and auxiliary equipment listed on Schedule
1.3 attached hereto, (vi) rights under non-transferable policies of insurance maintained by or for the account of Contico (including but not limited to rights of defense, reimbursement and/or indemnity), (vii) the corporate charter, bylaws, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates and other documents relating to the organization, maintenance and existence of Contico as a corporation, (viii) Contico's general ledger and other accounting records (provided that the Company shall be given copies of the general ledger and other accounting records as such documents exist as of the Closing Date), (ix) Claims and other rights of Contico arising under the LLC Agreement and this Agreement or any other agreement, instrument, certificate or document executed and delivered by or on behalf of Contico in connection with the transactions contemplated by any of such agreements, (x) the Preferred Units and the Contico Common Units,
(xi) Claims and other rights of Contico against the holders of any of the Liabilities of Contico that are among the Excluded Liabilities, but only with respect to the subject matter of such Excluded Liabilities, and (xii) deposits with the Internal Revenue Service or any federal, state, local or foreign taxing authority, except to the extent any such deposit relates to an Assumed Liability.

     "Excluded Contracts" means all agreements, contracts, leases, subleases, licenses, sublicenses and other arrangements and commitments to which Contico is a party or by which it is bound that (i) relate to the Business and have been fully performed by Contico and each other party thereto as of the Closing, (ii) relate to Indebtedness for Borrowed Money other than
(A) that certain facility letter dated 7 January 1998, by and between Contico and National Westminster Bank, PLC and the documents and instruments executed in connection therewith (collectively, the "NatWest Agreement") and (B) that certain Credit Agreement dated as of May 22, 1998, by and between Contico, Nationsbank, N.A., as a lender, and Mercantile Bank National Association, as a lender and agent, and the documents and instruments executed in connection therewith (collectively, the "Mercantile Agreement"), (iii) relate exclusively to a Liability of Contico that is included among the Excluded Liabilities,
(iv) relate exclusively to the ownership, operation, sale or disposition of any of the Discontinued Operations (unless otherwise disclosed herein as a Business Contract, other than the sublease of Contico's facility in Redruth, Cornwall, England), (v) are listed on the Schedule of Excluded Compensation and Other Arrangements attached hereto as Schedule 1.2, or (vi) relate to this Agreement or any other agreement, instrument, certificate or document executed and delivered by or on behalf of Contico in connection with the transactions contemplated by this Agreement.

     "Excluded Liabilities" means the following Liabilities (whether asserted before, on or after the Closing: (i) any Liability of Contico for (A) federal, state, local and foreign income, excise or value-added taxes attributable to periods ending on or prior to the date of the Closing except to the extent of the Tax Accruals related thereto, and (B) any sales or use taxes attributable to transactions by Contico on or prior to the date of Closing for which the legal obligation to collect and/or remit such sales or use taxes is imposed on Contico except to the extent of the Tax Accruals related thereto, (ii) any Liability of Contico or the Subsidiary to indemnify any Person (including the shareholders of Contico) by reason of the fact that such Person was a director, officer, employee, trustee or agent of any of Contico, the Discontinued Operations or Allibert-Contico or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement or otherwise) except, with respect to directors, officers, employees, trustees and agents of Contico or the Subsidiary, such indemnification Liabilities to the extent arising in connection with a Claim that otherwise is an Assumed Liability, (iii) any Liability of Contico for any breach of a representation, warranty or covenant, or for any claim for indemnification, contained in any Excluded Contract, (iv) any Liability of Contico for medical, disability or similar benefit which arises under any Employee Welfare Benefit Plan or otherwise by reason of or in connection with an employment relationship at any time with any of the Discontinued Operations or Allibert-Contico (unless otherwise defined herein as an Assumed Liability), (v) subject to Section 8.2 hereof, any Liability for any adverse impact to soil or groundwater on or emanating from any Real Property which pre-dates the Closing, regardless of whether it was discovered or capable of discovery prior to the Closing, any Liability associated with a Pre-existing Condition at Contico's facility on Goodfellow Road in the City of St. Louis, Missouri, and any Liability of Contico of whatever nature arising out of or in connection with any transportation and/or disposal of any Hazardous Materials, (vi) any Liability relating to the repair or replacement of any product manufactured, sold or delivered by any of the Discontinued Operations or Allibert-Contico, (vii) any Liability of Contico to present or former shareholders of Contico or the Subsidiary or any former subsidiary of either of them, (viii) any Liability of Contico or the Subsidiary for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, (ix) any Liability of Contico under this Agreement or any other agreement, instrument, certificate or document executed and delivered by or on behalf of Contico in connection with the transactions contemplated by this Agreement, (x) any Liability of Contico or the Subsidiary resulting from any failure by Contico or the Subsidiary to comply with any or all laws, statutes, rules, regulations and other requirements imposed by foreign, federal, state, local and other governmental authorities applicable to Contico and/or the Subsidiary in the operation and ownership of the Business, the Contributed Assets and the Subsidiary's assets, (xi) any Liability (including any termination Liability) of Contico arising out of the Excluded Contracts,
(xii) any Indebtedness for Borrowed Money of Contico and/or the Subsidiary, including any interest due thereon or fees or charges with respect thereto, except any Indebtedness for Borrowed Money associated with the Beyond Design Note and outstanding borrowings pursuant to the NatWest Agreement and the Mercantile Agreement, (xiii) any Liability of Contico imposed by the Worker Adjustment Retraining and Notification Act in connection with the notice or failure to provide notice of a plant closing, mass layoff or termination of employees prior to the Closing Date, (xiv) any Liability of Contico with respect to accrued compensation benefits, severance and other obligations due employees of the Company, except and to the extent as properly accrued for on the books and records of Contico in accordance with GAAP, (xv) any Liability or obligation of Contico of a type or kind different than those included in the Assumed Liabilities, (xvi) any Liability or obligation of the Subsidiary of a type or kind different than those included in the Assumed Liabilities (to be construed by reference to that defined term as if the references to the "Business" therein were references to the "Subsidiary"), (xvii) any Liability or obligation to repay any Regional Development Assistance Grant to the extent such Liability or obligation results (A) from an action, inaction or occurrence prior to the Closing, (B) solely from a the transactions to be effected pursuant to this Agreement, or (C) directly or indirectly from the imposition of standards in relation to the project for which any such grant was provided different from those imposed prior to the Closing, or (xviii) any other Liability or obligation not relating to the Business, in each case whether or not GAAP would require or permit any such Liability to be accrued on the books and records of the Company and whether or not so accrued.

     "Excluded Real Property" means the owned real property and the fixtures, improvements, fittings and other rights described in Schedule 1.4 attached hereto.

     "GAAP" means United States generally accepted accounting principles, as in effect from time to time applied on a basis consistent with past practice.

     "Hazardous Material" shall include, but is not limited to, hazardous chemicals, hazardous wastes, petroleum, petroleum substances, PCBs, resins, asbestos and hazardous, dangerous or toxic substances or materials including any "hazardous substances," (as defined in any Environmental Laws), regulated by any Environmental Laws as now or hereinafter in effect.

     "Indebtedness for Borrowed Money" means without duplication: (i) all obligations for borrowed money or in respect of loans or advances, (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations in respect of letters of credit, whether or not drawn, and bankers' acceptances issued for an account, (iv) all capitalized lease liabilities, (v) all interest rate protection agreements (valued on a market quotation basis), (vi) all obligations secured by a contractual lien, and (vii) all guarantees in connection with any of the foregoing.

     "Indemnified Party" has the meaning set forth in Section 10.4(a).

     "Indemnifying Party" has the meaning set forth in Section 10.4(a).

     "Indemnity Cap" has the meaning set forth in Section 10.1(d).

     "Intellectual Property" means (i) all trade secrets and confidential business information (including customer and supplier lists, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, pricing and cost information, and business and marketing plans and proposals), (ii) all common law and registered trademarks, service marks, brand marks, trade dress, corporate names, domain names, tradenames, brandnames, logos and all other names and slogans used in the Business, including but not limited to "Contico" and "Continental Manufacturing Company," together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (iv) all copyrightable works, all copyrights, design rights, registered designs, moral rights and all applications, registrations, and renewals in connection therewith, (v) all mask works and all applications, registrations, and renewals in connection therewith, (vi) all computer software, websites (including all content), codes and databases (including data and related documentation), (vii) all other proprietary rights, and
(viii) all copies and tangible embodiments thereof (in whatever form or medium); in each case whether registered or not and in each case wherever such rights exist throughout the world, and including the right to recover for any past infringement.

     "Lease(s)" has the meaning set forth in Section 5.2(c).

     "Lease Assignment(s)" has the meaning set forth in Section 5.2(c).

     "Leased Real Property" has the meaning set forth in Section 7.1(s)(i).

     "Liability" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "License Agreement" has the meaning set forth in Section 5.2(d).

     "Liens" means, collectively, any security interest, mortgage, lien, charge, restriction, encumbrance, hypothecation, pledge, conditional sale agreement, claim, or other encumbrance.

     "LLC Agreement" has the meaning set forth in Recital B.

     "Losses" has the meaning set forth in Section 10.3.

     "Main System" has the meaning set forth in Section 7.1(aa).

     "Major Customer" has the meaning set forth in Section 7.1(w).

     "Mediator" has the meaning set forth in Section 12.12.

     "Mercantile Agreement" has the meaning set forth in the definition of Excluded Contracts.

     "Miller" means Lester Miller, an individual resident of the State of Florida.

     "Miller Common Units" has the meaning set forth in the LLC
Agreement.

     "NatWest Agreement" has the meaning set forth in the definition of Excluded Contracts.

     "Net Worth" means, as of the date of determination, the total stockholders' equity of Contico determined in accordance with GAAP.

     "Parties" has the meaning set forth in the initial paragraph of this Agreement.

     "Permitted Exceptions" has the meaning set forth in Section
7.1(s)(i).

     "Permitted Liens" has the meaning set forth in Section 7.1(h).

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company or partnership, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Phase I Audits" means the Phase I Environmental Site Assessments and Compliance Audits conducted by Secor International, Inc. and EAG Environ (in the case of any Contico facility in England) at the following facilities:
1101-1151 Warson Road, St. Louis, MO 63132 ("Warson"); 105-123 Byassee, Hazelwood, MO 63042 ("Hazelwood"); 305 Rock Industrial Park Drive, Bridgeton, MO 63044 ("Bridgeton"); 13330 Lakefront Drive, Earth City, MO 63045 ("Earth City"); 4700 Goodfellow, St. Louis, MO 63120 ("Goodfellow"); 15510 Blackburn Avenue, Norwalk, CA 00650 ("Norwalk"); 15605 Cornet Street, Santa Fe Springs, CA 96070 ("Cornet Santa Fe"); 15310 S. Spring Avenue, Santa Fe Springs, CA 90670 ("Spring Ave.-Santa Fe"); 305-315 N. Frisco, Winters, TX 79567 ("Winters"); and Cardrew Way, Redruth, Cornwall, England ("Cornwall").

     "Phase II Assessments" means the Limited Phase II Environmental Site Assessments conducted by Secor International, Inc. at the following facilities: Warson, Hazelwood, Bridgeton, Norwalk and Winters.

     "Plans" means Employee Welfare Benefit Plans and Employee Pension Benefit Plans, collectively.

     "Preferred Units" has the meaning set forth in the LLC Agreement.

     "Products" has the meaning set forth in Section 7.1(x).

     Preclosing Sales Taxes" has the meaning set forth in Section 8.8(c).

     "Pre-existing Conditions" has the meaning set forth in Section 8.2(a).

     "Real Property" means the Contributed Real Property, the Leased Real Property and the Contico Leased Real Property.

     "Required Consents" has the meaning set forth in Section 6.1(e).

     "Stub Income Taxes" has the meaning set forth in Section 8.8(b).

     "Subsidiary" means Contico Manufacturing Limited, a corporation organized under the laws of England and Wales.

     "Subsidiary Assumption Agreement" has the meaning set forth in
Section 5.3(e).

     "Tax" or "Taxes" means for all past periods ending on or prior to the Closing Date, whenever due, all taxes, as the context requires, including without limitation, income, capital stock, corporation, gross receipts, net proceeds, ad valorem, value added, goods and services, turnover, sales, use, real estate transfer, real property, personal property (tangible and intangible), stamp, leasing, lease, user, excise, franchise, transfer, fuel, vehicle sales, excess profits, occupational and interest equalization, unitary, severance, withholding, employment and other taxes, duties, assessments, imposts and charges (including without limitation, the recapture of any tax items such as investment tax credits), together with all fines, interest, penalties and additions imposed on or in respect of, or in lieu of, or for non-collection of such amounts with respect to such amounts, which are due or claimed to be due by any federal, state, foreign or local taxing authorities or which are payable with respect to the Contributed Assets, the Subsidiary and its assets or the Business.

     "Tax Accruals" means the sum of (i) the aggregate amount accrued, in connection with the determination of the Closing Date Net Worth Statement and pursuant to this Agreement, as of the Closing Date with respect to all taxes of Contico for periods ending prior to or that include the Closing Date, and
(ii) that portion of the accounts receivable of Contico, as of the Closing Date, that consists of sales taxes payable from the account debtor.

     "Third Party Claim" has the meaning set forth in Section 10.4(b).

     "Title Commitments" has the meaning set forth in Section 8.6(a).

     "Title Company" has the meaning set forth in Section 8.6(a).

     "Title Policies" has the meaning set forth in Section 8.6(a).

     "Transition Agreement" has the meaning set forth in Section 5.2(e).

     "UK Regulations" means the Transfer of Undertaking (Protection of Employment) Regulations 1981 as embodied in English law.

     "Year 2000 Compliant" has the meaning as set forth in Section
7.1(aa).

                                 ARTICLE II
                                 ----------
                   Contribution of the Contributed Assets
                   --------------------------------------

     2.1     Contributed Assets.

     (a) Contributed Assets. On and subject to the terms and conditions set forth in this Agreement, Contico shall contribute, transfer, assign, convey and deliver to the Company, and the Company shall accept and acquire from Contico, all of the Contributed Assets at the Closing free and clear of all Liens other than the Permitted Liens.

     (b) Excluded Assets. The provisions of Section 2.1(a) notwithstanding, Contico shall not contribute, transfer, assign, convey or deliver to the Company, and the Company shall not accept or acquire any of the Excluded Assets.

     2.2 Transfer of Contributed Assets. At the Closing, Contico shall assign, transfer, convey and deliver to the Company all of the Contributed Assets by special warranty deeds, bills of sale, assignments, endorsements and other good and sufficient instruments of transfer to vest in the Company good, complete and indefeasible title to the Contributed Assets, free and clear of all Liens other than Permitted Liens. In its discretion, Contico may cause the Contributed Real Property to be conveyed to the Company in advance of the Closing in order that the Company shall be the record owner thereof at the time of Closing. All such documents shall be in form and substance reasonably satisfactory to Contico and the Company.

     2.3 Further Assurances. From time to time after the Closing Date, at the Company's request and without further consideration therefor, Contico shall perform, execute and deliver or cause to be performed, executed and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as the Company may reasonably require for the more effective assigning, transferring, granting, conveying, assuring and confirming to the Company and its successors and assigns, and for aiding and assisting in reduc-ing to possession, the Contributed Assets transferred or to be transferred pursuant to this Agreement and as may be appropriate to carry out the transactions contemplated hereby.

     2.4 Limited Power of Attorney. Without limiting any provision hereof, effective as of the Closing, the Company and its successors and assigns shall be, and they hereby are, constituted and appointed the true and lawful attorney-in-fact of Contico with respect to the Contributed Assets, with full power of substitution, in the name of the Company or in the name of Contico or otherwise, and for the benefit and at the sole expense of the Company, to institute and prosecute all proceedings that the Company may deem proper in order to collect, assert or enforce any claim, right or title of any kind in and to the Contributed Assets, to defend or compromise any and all suits and proceedings in respect of any of said assets, and to do all such acts and things in relation thereto as the Company shall deem advisable. Specifically, but not in limitation of the foregoing, from and after the Closing Date, the Company shall have the right and authority to enforce and collect, for its own account, all items that are included in the Contributed Assets, and to endorse with the name of the Company or Contico, as the case may be, any checks or drafts received on account of any such items. Contico acknowledges that the foregoing powers are coupled with an interest and shall not be revocable by Contico in any manner or for any reason. Contico shall promptly pay to the Company any amounts that may be received by Contico after the Closing Date with respect to any of the Contributed Assets. The Company shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers. The Company shall promptly pay to Contico any amounts that may be received by the Company after the Closing Date with respect to any of the Excluded Assets.

                                 ARTICLE III
                                 -----------
                          Assumption of Liabilities
                          -------------------------

     3.1 Assumed Liabilities. On and subject to the terms and conditions of this Agreement, the Company agrees to assume and become responsible for all of the Assumed Liabilities in accordance with their respective terms at the Closing. The Company will not assume or have any responsibility, however, with respect to any of the Excluded Liabilities, all of which remain the responsibility of Contico.

     3.2 Instruments of Assumption. The Company shall assume from Contico all of the Assumed Liabilities by executing and delivering one or more instruments of assumption in form and substance reasonably satisfactory to Contico and the Company at the Closing, as more specifically identified in
Article V below.

     3.3 Further Assurances. From time to time after the Closing Date, at Contico's request and without further consideration therefor, the Company shall perform, execute and deliver or cause to be performed, executed and delivered, all such further acts, instruments and assurances as Contico may reasonably require for the more effective assumption by the Company of the Assumed Liabilities, consistent with the terms of this Agreement and as may be appropriate to carry out the transactions contemplated hereby.

     3.4 No Expansion of Third Party Rights. The assumption by the Company of the Assumed Liabilities shall not in any way expand the rights or remedies of any third party against the Company or Contico as compared to the rights and remedies which such third party would have had against any such party had the Company not assumed such liabilities. Without limiting the generality of the foregoing, the assumption by the Company of the Assumed Liabilities shall not (i) limit the right of the Company to require any third party to comply with its contractual or legal obligations, nor (ii) limit the right of the Company to assert any defense.

                                 ARTICLE IV
                                 ----------
                  Issuance of Units; Closing Date Net Worth
                  -----------------------------------------

     4.1 Issuance of Units. At the Closing, the Company shall issue the Contico Common Units and the Preferred Units to Contico and the Miller Common Units to Miller.

     4.2     Closing Date Net Worth.

     (a)     Definition.   The term "Closing Date Net Worth" means the
aggregate book value of the Contributed Assets less the aggregate book value of the Assumed Liabilities without regard to Indebtedness for Borrowed Money associated with the NatWest Agreement and the Mercantile Agreement, determined as of the Closing Date on a consolidated basis in accordance with GAAP.

     (b)     Calculation.   Attached hereto as Schedule 4.2(b) is Contico's
calculation of the estimated Closing Date Net Worth and the components thereof, prepared in good faith by Contico (the "Closing Date Net Worth Statement").

                                  ARTICLE V
                                  ---------
                                   Closing
                                   -------

     5.1 Closing Date. Subject to Section 2.2 above, the contribution and assumption of the Contributed Assets and Assumed Liabilities shall be consummated at a closing (the "Closing") to be held at 10:00 a.m. local time at the offices of counsel to Contico, on January 1, 1999, or on such subsequent Friday as the Parties may mutually determine (the "Closing Date").

     5.2 Deliveries by the Company. At the Closing, the Company shall execute and/or deliver to Contico the following (each dated the Closing Date, except as otherwise indicated):

     (a)     Certificates evidencing the Common Units and the Preferred Units;

     (b) One or more assumption agreements relating to the Assumed Liabilities (including without limitation the Business Contracts), consistent with the terms of this Agreement;

     (c) Leases of the Leased Real Property, each substantially in the form of Exhibit A-1 (except for the Goodfellow facility which is substantially in the form of Exhibit A-2) attached hereto (each, a "Lease" and, collectively, the "Leases"), and assignments of leases of the Contico Leased Real Property, each in substantially the form of Exhibit B attached hereto (each a "Lease Assignment" and collectively the "Lease Assignments") and as executed by the Company;

     (d) A license agreement in favor of Contico, granting a license that includes the right to sublicense or assign the license, to use the name "Contico" and related mark in the business of Allibert-Contico, substantially in the form of Exhibit C attached hereto (the "License Agreement"), executed by the Company;

     (e) All documents relating to the acquisition or lease of the Contributed Real Property and the Leased Real Property required of the Company under any Environmental Law, including without limitation, any approvals, licenses, permits and consents; and

     (f) Such other documents and certificates, consistent with the terms of this Agreement, as Contico shall reasonably request.

     5.3 Deliveries by Contico. At the Closing, or prior thereto, Contico shall execute and/or deliver to the Company the following (each dated the Closing Date, except as otherwise indicated):

     (a) One or more bills of sale, in a form satisfactory to Contico and the Company consistent with the terms of this Agreement, conveying the non-real estate Contributed Assets to the Company;

     (b) One or more assignments, in a form satisfactory to Contico and the Company consistent with the terms of this Agreement, conveying the right, title and interest of Contico in and to the Business Contracts to the Company, together with any written consents to transfer that have been obtained from third parties whose consent is required under the terms of an applicable Business Contract;

     (c) Special warranty deeds and (only in the case of the Contributed Real Property located in England and Wales) a freehold property transfer, in a form satisfactory to Contico and the Company consistent with the terms of this Agreement, conveying the Contributed Real Property to the Company, together with other documents relating thereto as described in Section 8.6;

     (d) Such other instruments of transfer and assignment, consistent with this Agreement, as shall be reasonably requested by the Company, to effectuate the transfer, assignment and conveyance of the Contributed Assets to the Company, and to vest in the Company good and marketable title to the Contributed Assets, free and clear of all Liens (other than Permitted Liens), including all instruments necessary to assign (i) Contico's right, title and interest in and to any registered patents, trademarks, trade names, copyrights or other intellectual property to the Company, in form sufficient for recording with the United States Patent and Trademark Office and Register of Copyrights and all applicable foreign governmental offices, (ii) Contico's and Miller's right, title and interest in and to the share capital of the Subsidiary to the Company, and (iii) all right, title and interest in and to those vehicles included in the Contributed Assets to the Company;

     (e) An assumption agreement relating to Excluded Liabilities of the Subsidiary, consistent with the terms of this Agreement (the "Subsidiary Assumption Agreement");

     (f) A copy of resolutions duly adopted by the Board of Directors and the shareholders of Contico, authorizing Contico's execution, delivery and performance of this Agreement and all related agreements, documents and certificates, duly certified by the Secretary of Contico;

     (g) A copy of resolutions duly adopted by the Board of Directors of the Subsidiary approving the transfer of the entire issued share capital of the Subsidiary to the Company;

     (h) A Certificate of Good Standing of Contico, certified as of a date not more than seven (7) days prior to the Closing Date, from the Secretary of State of Missouri;

     (i) A certificate of the Secretary of Contico, certifying: (i) a copy of Contico's By-Laws, (ii) a copy of the memorandum and articles of association of the Subsidiary, (iii) a copy of the Certificate of Incorporation of Contico and the Subsidiary, and (iv) the incumbency and signatures of Contico and the Subsidiary's officers;

     (j)     The Leases and Lease Assignments, executed by Contico;

     (k)     The License Agreement, executed by Contico;

     (l) All documents relating to the conveyance or lease of the Contributed Real Property and the Leased Real Property as required of Contico under any Environmental Law;

     (m)     One or more certificates of insurance as contemplated in Section
8.7 hereof;

     (n) Documentation, in form suitable for filing, changing the name of Contico to a sufficiently dissimilar name;

     (o) Evidence of termination of all financing statements and security interests, including without limitation, those filed under the Uniform Commercial Code and with the U.S. Patent and Trademark Office, other than financing statements relating to Permitted Liens; and

     (p) Such other documents and certificates, consistent with the terms of this Agreement, as the Company shall reasonably request.

     5.4 Simultaneous Delivery. All documents and instruments to be delivered pursuant to this Article V shall be regarded as having been delivered simultaneously, and no document or instrument shall be regarded as having been delivered until all such documents and instruments have been delivered.

     5.5 Risk of Loss. Risk of loss for each of the Contributed Assets shall be borne by Contico until the Closing, after which time the Company shall bear the risk of loss for each of the Contributed Assets.

                                 ARTICLE VI
                                 ----------
                            Conditions to Closing
                            ---------------------

     6.1 Conditions Precedent to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to and conditioned on the satisfaction of each of the following conditions:

     (a)     Representations, Warranties and Covenants.   All of the
representations and warranties of Contico contained herein shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date, and Contico shall have complied with and performed in all material respects, all of the covenants and agreements to be complied with and performed by Contico on or prior to the Closing Date.

     (b) Compliance with Applicable Laws. Contico shall have complied with all applicable federal, state, foreign and local laws necessary to consummate the transactions contemplated hereby.

     (c) No Adverse Proceedings. As of the Closing Date, no action, investigation, suit or proceeding by any foreign, federal, state, or local governmental or regulatory commission, agency or authority, and no action, suit or proceeding by any other Person shall be pending or threatened which challenges or seeks to enjoin, prohibit or prevent this Agreement or any transaction contemplated hereby.

     (d) No Material Adverse Change. There shall have been no material adverse change in or material loss or damage to the Contributed Assets, the Assumed Liabilities, the Subsidiary and its assets or the operations or financial condition of the Business, whether or not covered by insurance, from the Baseline Financial Statements Date through the Closing Date.

     (e) Required Consents. All third party consents, waivers and releases identified on Schedule 6.1(e) (collectively, the "Required Consents"), shall have been obtained and attained on or prior to, and shall be in full force and effect as of, the Closing Date.

     (f) Deliveries. Contico shall have delivered to the Company all documents, instruments and other items required to be delivered to the Company on or prior to the Closing Date pursuant to Section 5.3 hereof in connection with the contribution and assumption of the Contributed Assets and Assumed Liabilities.

     (g) Closing Date Net Worth. The Closing Date Net Worth Statement shall reflect that the Closing Date Net Worth is not less than One Hundred Five Million and No/100 Dollars ($105,000,000.00).

     (h) Consent Relating to Collective Bargaining Agreement. Contico shall have received the written consent of the relevant labor union to the union and the Company being bound by the existing collective bargaining agreement to which Contico is currently a party, as set forth in Schedule 7.1(p), for the remainder of its term.

     6.2 Conditions Precedent to Obligations of Contico. The obligations of Contico to consummate the transactions contemplated by this Agreement are subject to and conditioned on the satisfaction of each of the following conditions:

     (a)     Representations, Warranties and Covenants.   All of the
representations and warranties of the Company contained herein shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date, and the Company shall have complied with and performed in all material respects all of the covenants and agreements to be complied with and performed by the Company on or prior to the Closing Date.

     (b) No Adverse Proceedings. As of the Closing Date, no action, investigation, suit or proceeding by any governmental or regulatory commission, agency or authority, and no action, suit or proceeding by any other Person, shall be pending or threatened which challenges or seeks to enjoin, prohibit or prevent this Agreement or any transaction contemplated hereby.

     (c) Compliance with Applicable Laws. The Company shall have complied with all applicable federal, state, foreign and local laws necessary to consummate the transactions contemplated hereby.

     (d) Required Consents. All Required Consents shall have been obtained and attained on or prior to, and shall be in full force and effect as of, the Closing Date.

     (e) Deliveries. The Company shall have delivered to Contico all documents, instruments and other items required to be delivered to Contico on or prior to the Closing Date, as appropriate, pursuant to Section 5.2 hereof.

                                ARTICLE VII
                                -----------
                       Representations and Warranties
                       ------------------------------

     7.1 Representations and Warranties of Contico. Contico hereby represents and warrants to the Company as follows:

     (a)     Organization, Capitalization and Standing.

             (i) Contico is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. The Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of England and Wales under number 1338772. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Contico and the Subsidiary is, and at Closing the Company will be, duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or held under lease by it or the nature of the Business makes such qualification necessary, except where the failure to qualify to do business would not have a material adverse effect on Contico or its ability to perform the transactions contemplated by this Agreement or on the Company or the Subsidiary or their respective properties.

             (ii) Each of Contico and the Subsidiary has all requisite corporate power and authority and all requisite and sufficient licenses, franchises, permits and authorizations (collectively, the "Licenses") to own and lease the Contributed Assets (or, in the case of the Subsidiary, its assets) and to carry on the Business as and where presently conducted, as applicable. All material Licenses held by Contico and/or the Subsidiary in connection with the Business are more particularly described on Schedule 7.1(a) attached hereto. Such Licenses are all of the Licenses necessary to the conduct of the Business by the Company in the same manner as heretofore conducted by Contico and, except as noted on Schedule 7.1(a) attached hereto, all are included as part of the Contributed Assets. No governmental proceeding is pending or, to Contico's knowledge, threatened to cancel, modify or fail to renew any such License. Contico has no subsidiaries the operations of which are included in or related to the Business, other than the Subsidiary. No Person owns any interest in the Subsidiary other than Contico and Miller.

     (b) Corporate Action. Contico has full corporate power and authority to execute and deliver this Agreement, to contribute, assign, transfer and deliver the Contributed Assets to the Company, and otherwise to perform all of its obligations hereunder and to consummate the transactions contemplated hereby. All shareholder, corporate and other proceedings required to be taken by or on the part of Contico to execute, deliver and carry out this Agreement and to authorize Contico to contribute, assign, transfer, convey and deliver the Contributed Assets to the Company have been duly and properly taken. This Agreement constitutes the legal, valid and binding obligation of Contico, enforceable in accordance with its terms, and all instruments of transfer and other documents to be delivered in connection herewith, when executed and delivered by or on behalf of Contico, will constitute legal, valid and binding obligations of Contico, enforceable in accordance with their respective terms.

     (c) Negation of Default. Except as set forth on Schedule 7.1(c) attached hereto, the execution and delivery of this Agreement by Contico, its compliance with the terms hereof and its consummation of the transactions contemplated hereby will not violate, conflict with or result in a breach of any provision of the Articles of Incorporation or By-laws of Contico or the constitution of the Subsidiary, or (whether with due notice or lapse of time or otherwise) constitute a default, give rise to any right of acceleration or result in the creation of any Lien under, or otherwise result in a breach or violation of, (i) any contract, agreement, lease, commitment, indenture, mortgage, trust deed, note, bond, debenture, License or other instrument or obligation relating to the Business, the Contributed Assets or the Subsidiary's assets that is disclosed, or required to be disclosed, in the Schedules to this Agreement, or (ii) any judgment, order or decree of any court, administrative agency or other governmental authority, to which Contico is a party or otherwise subject or by which Contico may be bound. Neither the execution and delivery of this Agreement by Contico, nor its compliance with the terms hereof and Contico's consummation of the transactions contemplated hereby, will violate, conflict with or contravene in any material respect any statute or any judicial or governmental regulation, order, injunction, judgment or decree binding on Contico, and Contico has not received any notice which is inconsistent with the foregoing. Except as set forth on Schedule 7.1(c) attached hereto, no bulk transfer provisions of any foreign, federal or state statute or administrative regulation are applicable to the transactions contemplated hereby, nor is any notice required to be given to any foreign, federal, state, local or other governmental authority to consummate the transactions contemplated hereby or to transfer the Contributed Assets free of any Lien (other than Permitted Liens).

     (d) Consents. Other than consents and approvals of or filings or registrations required by federal and state securities laws, and except as set forth on Schedule 7.1(d) attached hereto, the execution and delivery of this Agreement by Contico, and its consummation of the transactions contemplated hereby, will not require the approval, consent or authorization of any third party, any foreign, federal, state or local court, government authority or regulatory body or other Person, or give any party with rights under any Business Contract, judgment, award, order or other restriction the right to terminate, modify or otherwise change any of the current rights or obligations of Contico thereunder. Except as set forth on Schedule 7.1(d) attached hereto, the failure of any Person not a party hereto to authorize or approve this Agreement and the transactions contemplated hereby will not give any Person the right to enjoin, rescind or otherwise prevent or impede the sale of the Contributed Assets to the Company in accordance with the terms of this Agreement in any material respect, to reach in any fashion the Contributed Assets in the hands of the Company following the Closing, or to obtain damages from, or any other judicial relief against, the Company, as a result of any transactions carried out in accordance with the provisions of this Agreement.

     (e) Financial Statements. Attached hereto as Schedule 7.1(e)(i) are the audited financial statements of Contico for the fiscal year ended May 31, 1998 (the "Baseline Financial Statements") and the audited financial statements of Contico for the fiscal years ended May 31, 1996 and 1997, including a balance sheet and statement of operations (income), all of which were prepared in conformity with GAAP. Such financial statements are true and correct in all respects and fairly present the financial condition and results of operations of Contico for the periods and as at the dates thereof, taking into account the fact that the assets, liabilities and results of operations of the Discontinued Operations are reflected therein. Contico has not changed any of its accounting methods or practices since January 1, 1996, except as set forth on Schedule 7.1(e)(ii). Except as set forth in the footnotes to the Baseline Financial Statements or on Schedule 7.1(e)(ii) attached hereto, the Baseline Financial Statements do not reflect any intercompany or related party assets, liabilities, or transactions, including without limitation, any intercompany or related party sales, purchases, expenses, licenses, commissions or transactions.

     (f) Inventory. The inventory of Contico and the Subsidiary is carried on the books and records of Contico at the lower of cost or market value, and in the case of Contico such inventory is carried on a last-in first-out basis. The inventory carried for value on the books and records of Contico and the Subsidiary, in the aggregate, consists of items useable or saleable in the ordinary course of the Business consistent with past practice.
Schedule 7.1(f) attached hereto is a true copy of Contico's inventory obsolescence report as of August 31, 1998, which accurately reflects, in all material respects, the obsolete, discontinued, defective and damage inventory of Contico and the Subsidiary as of such date. Since such date, there has been no material adverse change in the proportion of inventory of Contico and the Subsidiary that is obsolete, discontinued, defective or damaged. Based upon Contico's historical experience, the current level of inventory of the Business, taken as a whole, is reasonably likely to satisfy the volume of purchases expected from customers in connection with the Business in the ordinary course of business. Except as set forth on Schedule 7.1(f), no such items of inventory are subject to any buyback arrangement or similar sales promotion offered by Contico or the Subsidiary. Neither Contico nor the Subsidiary has received any written request that Contico or the Subsidiary accept a significant return of Products sold in connection with the Business.

     (g) Absence of Undisclosed Liabilities. Neither Contico nor the Subsidiary has any debts, obligations or liabilities (whether contingent, accrued or absolute with respect to the Business), of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, other than those debts, obligations or liabilities clearly and fully reflected or reserved against in the Baseline Financial Statements or incurred since the date thereof in the ordinary course of the Business and those reflected in this Agreement and the Schedules hereto. Since the Baseline Financial Statements Date, neither Contico nor the Subsidiary has incurred any debt, obligation or liability (whether fixed, absolute, accrued, contingent or otherwise and whether direct or indirect, primary or secondary, known or unknown) with respect to the Business, except those in the ordinary course of the Business and those reflected in this Agreement and the Schedules hereto.

     (h) Title to and Sufficiency of Contributed Assets. Contico has and will convey to the Company good, marketable and legal title to all of the Contributed Assets, free and clear of any Liens (and the Subsidiary's assets are free and clear of all Liens), except those Liens set forth on Schedule 7.1(h) attached hereto (the "Permitted Liens"). The Contributed Assets, taken together with the Leased Real Property, comprise all of the assets, property and rights of Contico necessary to the operation of the Business as currently conducted.

     (i) Condition of Assets. All Contributed Assets and all assets held by the Subsidiary are in good, useable condition and repair, ordinary wear and tear excepted, except for those Contributed Assets that in the aggregate are immaterial to the financial condition or operations of the Business. The Contributed Real Property and Leased Real Property are in conformity with all applicable building, zoning, occupational safety and other laws, ordinances, rules, regulations and other requirements.

     (j) Intellectual Property. Attached hereto as Schedule 7.1(j) is a complete and correct list of all registered Intellectual Property including known marks used at common law owned or used by or registered in the name of Contico and/or the Subsidiary in connection with the Business (including without limitation, all licensing or similar agreements relating to the foregoing, whether Contico or the Subsidiary is the licensor or licensee thereunder), whether registered with any United States or foreign governmental entity or agency or whether any applications for such registration are pending. Notwithstanding the above, Contico also transfers all marks owned by Contico and the goodwill symbolized thereby, regardless of whether they have been listed in Schedule 7.1(j). Contico or the Subsidiary owns or possesses adequate and enforceable licenses or other rights to use all Intellectual Property in the conduct of the Business. Except as disclosed on Schedule 7.1(j), neither Contico nor the Subsidiary is in default under any such licensing or similar agreement, is aware of any other party to any such license or agreement being in default thereunder or has received any notice or other knowledge of conflict with or infringement or misappropriation (or alleged infringement or misappropriation) of any rights of any Person, and no officer, director, employee, customer, vendor, shareholder or former shareholder of Contico or the Subsidiary nor any other Person has any rights in or to any of such Intellectual Property. To Contico's knowledge, no Intellectual Property identified herein is being infringed upon or appropriated by any third party. Contico or the Subsidiary owns and possesses adequate and enforceable rights to use all of the Intellectual Property and all design drawings, trade secrets, processes, and other technical data used or useful in the Business, all of which are included in the Contributed Assets or assets held by the Subsidiary. None of such Intellectual Property or any of the technology covered thereby has been misappropriated by Contico or the Subsidiary from any Person. Except as disclosed on Schedule 7.1(j), the use in the Business of any Intellectual Property and other technical or proprietary data does not require the payment of any royalty or similar payment to any Person, and, on the Closing Date, Contico will transfer to the Company good and marketable title thereto.

     (k) Litigation. Except as set forth on Schedule 7.1(k) attached hereto, there are no claims, actions, suits, legal or administrative proceedings, governmental investigations or any labor matters that involve a potential liability of Fifty Thousand Dollars ($50,000) or more, individually, pending or, to Contico's knowledge, threatened against Contico or the Subsidiary with respect to the Business, the Contributed Assets or the Subsidiary's assets, nor has Contico or the Subsidiary received written notice from a third party asserting a basis for any such claim, action, suit, legal or administrative proceeding, governmental investigation or labor matter. There are no judgments, decrees, settlements, orders, rulings, writs or injunctions involving the Business, any of the Contributed Assets or any of the Subsidiary's assets that (either by reason of compliance or default) may adversely affect the Business, any of the Contributed Assets or any of the Subsidiary's assets, or which relate in any way to the transactions contemplated by this Agreement, except as set forth on Schedule 7.1(k).

     (l) Compliance with Laws. Except as set forth on Schedule 7.1(l) or as otherwise disclosed in this Agreement or in any Schedule hereto, Contico's and the Subsidiary's operation and ownership of the Business, the Contributed Assets and the Subsidiary's assets, as applicable, are currently in compliance with all laws, statutes, rules, regulations and other requirements imposed by foreign, federal, state, local and other governmental authorities applicable to Contico and/or the Subsidiary in the operation and ownership of the Business, the Contributed Assets and the Subsidiary's assets. The representations in this Section 7.1(1) are not made with respect to the subject matter of any other representation in this Agreement that includes representations with respect to compliance with a particular set of laws, statutes, rules, regulations and other requirements, such as those pertaining to taxation, labor, employment benefits and the environment, and the representations in this Section apply only with respect to laws, statutes, rules, regulations and other requirements that are not the subject of a more specific representation contained in this Agreement.

     (m) Environmental. Except as disclosed on Schedule 7.1(m) and/or the Phase I Audits and/or the Phase II assessments:

             (i) To Contico's knowledge, with respect to the Real Property and Contico's and the Subsidiary's operation and ownership of the Business, neither Contico nor the Subsidiary has received any outstanding written notice from any governmental authority that it is not in compliance with any applicable foreign, federal, state, municipal and local laws, statutes and regulations regulating pollution or contamination by, and the transportation, handling, storage, labeling or disposition of, Hazardous Material, the protection of the environment, health, safety, or the protection or conservation of natural habitat or resources (collectively, the "Environmental Laws").

             (ii) Neither Contico nor the Subsidiary has received any written notice from the U.S. Environmental Protection Agency or any state, local or other domestic or foreign governmental agency or authority (collectively, the "EPA"), or any other public or private entity, advising that Contico or the Subsidiary is responsible or potentially responsible for corrective action or investigation or response costs with respect to a release, a threatened release or cleanup of Hazardous Material on or about the Contributed Real Property or Leased Real Property or any other real property. There are no underground storage tanks located on the Contributed Real Property or Leased Real Property.

             (iii) Copies of all environmental reports and environmental data with respect to the Contico Leased Real Property, the Leased Real Property and the Contributed Real Property prepared by or on behalf of Contico prior to the Closing Date, or otherwise in the possession of Contico, have been delivered to the Company.

     (n) Taxes. The representations and undertakings in this Section 7.1(n) are subject in all respects to the provisions of Section 8.8 below.
All Taxes payable by Contico and/or the Subsidiary which are due or to become due by reason of the contribution of the Contributed Assets or the operation of the Business by Contico and/or the Subsidiary prior to the Closing Date have been or will be paid when due, except to the extent any such Taxes constitute an Assumed Liability, in which event they will be paid by the Company or the Subsidiary. Except for any Taxes included within the Assumed Liabilities, with respect to any Taxes payable by Contico which are not due and, therefore, have not been paid prior to the Closing Date, such Taxes payable will be duly and timely paid by Contico. There are no Tax liens upon any property or assets of Contico or the Subsidiary pertaining to the Business or the Contributed Assets or the Subsidiary's assets, except liens for Taxes not yet due and payable and liens disclosed on Schedule 7.1(n). Except as set forth on Schedule 7.1(n), all foreign, federal, state, and local tax reports and returns, including without limitation, income tax returns, withholding tax returns, goods and services and retail sales tax returns, use tax returns and value added tax returns, required to be filed by or on behalf of Contico and/or the Subsidiary on or prior to the Closing Date with any government or any foreign or domestic governmental agency or authority have been or will be duly prepared and filed when due (as appropriately extended), and were and will be true, correct and complete. Except as set forth on Schedule 7.1(n), there is no examination or proceeding pending or, to Contico's knowledge, threatened by any authority or agency relating to the assessment or collection of any Taxes, or any interest or penalties thereon, due from or remittable by Contico or the Subsidiary. Except as set forth on Schedule 7.1(n), neither Contico nor the Subsidiary has entered into any agreement with any governmental agency or authority in effect of which would be to extend the statute of limitations with respect to any tax period.

     (o) Insurance. Attached hereto as Schedule 7.1(o) is a true and complete list of all policies of fire, liability, indemnity and other forms of insurance currently in force relating to the Business, the Contributed Assets and/or the Subsidiary's assets, setting forth the type and amount of coverage, policy number, policy periods, the status of premiums paid thereon and information concerning whether such policies are assignable to the Company and whether such assignment requires the consent of any Person. Except as set forth on Schedule 7.1(o) attached hereto, there have been no product liability claims asserted against Contico or the Subsidiary pertaining to the Business during the immediately preceding two (2) years.

     (p) Labor Relations. Except as set forth on Schedule 7.1(p) attached hereto, neither Contico nor the Subsidiary (i) is a party to or bound by any collective bargaining agreement or other contract with any labor or employee union or association representing any of the employees of Contico or the Subsidiary working in connection with the Business, (ii) is currently conducting negotiations with any labor union or (iii) is aware of any current attempt to organize any employees for the purpose of collective bargaining. There are no strikes or work stoppages pending or, to Contico's knowledge, threatened, nor, except as set forth on Schedule 7.1(p) attached hereto, any labor disputes or grievances pending or, to Contico's knowledge, threatened against Contico or the Subsidiary or affecting the Business. Contico and the Subsidiary have generally good relations with their employees, and no strikes or work stoppages are pending or have been threatened by such employees. With respect to any employees of the Business operated in the United Kingdom, Contico (or the Subsidiary) has complied with all recommendations made by the Advisory Conciliation and Arbitration Service and with all awards and declarations made by the Central Arbitration Committee.

     (q)     Employee Benefit Plans.

             (i) Schedule 7.1(q) attached hereto lists all "Employee Welfare Benefit Plans" and "Employee Pension Benefit Plans" (as defined in Sections 3(1) and 3(2) respectively of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) existing on the date hereof or at any time within the five (5) year period immediately preceding the Closing Date that are or have been maintained or contributed to by Contico for the benefit of any employees working in connection with the Business (including, for this purpose and for the purpose of all of the representations contained in this Section 7.1(q), the Subsidiary and any other entities which by reason of Section 414 of the Internal Revenue Code of 1986, as amended (the "Code"), are treated together with Contico as a single employer under Code Section 414), and are referred to in this
     Section 7.1(q) collectively as "Contico").

             (ii) Except as noted in Schedule 7.1(q) attached hereto, Contico does not maintain or contribute to, nor has it maintained or contributed to at any time during the five (5) year period immediately preceding the Closing Date, any "Employee Pension Benefit Plan" subject to Title IV of ERISA for the benefit of any employees working in connection with the Business. Except as noted in Schedule 7.1(q) attached hereto, Contico does not maintain or contribute to, nor has it maintained or contributed to, at any time during the five (5) year period immediately preceding the Closing Date, any "Multiemployer Plans," as defined in Section 3(37) of ERISA. Except as noted on
     Schedule 7.1(q) attached hereto, all current and material documents relating to each Multiemployer Plan have been furnished to the Company and the Subsidiary, and, other than those so furnished, there are no collective bargaining agreements, Plan and trust documents, Plan rules with respect to withdrawal, estimates of withdrawal liability and statements of unfunded vested benefits and contribution history.
     Contico and the Subsidiary have made all contributions required in connection with any Multiemployer Plan as of the date hereof by the terms of the Multiemployer Plan or by the terms of any collective bargaining agreement. Except as noted in Schedule 7.1(q) attached hereto, none of Contico nor the Subsidiary has terminated or withdrawn from, or expects to terminate or withdraw from (in a complete withdrawal as defined in Section 4203 of ERISA or a partial withdrawal as defined in Section 4205 of ERISA), or is aware of any withdrawal liability (as defined in section 4201 of ERISA) assessed against Contico or the Subsidiary with respect to, any Multiemployer Plan.

             (iii) Except as listed in Schedule 7.1(q) attached hereto, Contico does not maintain any retirement, pension or deferred compensation plan or arrangement, savings, incentive or non-qualified stock option, restricted stock, stock appreciation rights, stock purchase or phantom stock plan, unemployment compensation plan, salary reduction agreement, change-in-control or golden or tin parachute agreement, severance plan or agreement, employment agreement, consulting agreement, personnel policy (including, but not limited to, holiday pay, moving expense reimbursement, sick leave, vacation pay, bonus or benefit arrangement), insurance or hospitalization program or any other fringe benefit arrangement, whether written or oral (all such plans and arrangements hereinafter referred to collectively as "Benefit Arrangements") for any employee, consultant or agent of Contico working for or in connection with the Business, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an "Employee Benefit Plan" (as defined in Section 3(3) of ERISA), or for which the Company may have any liability after the Closing Date.

             (iv) Except as noted in Schedule 7.1(q) attached hereto, a true and complete copy of each of the Plans and Arrangements listed in
     Schedule 7.1(q) attached hereto, and in effect on the date hereof, together with related trusts, any amendments to the Plans, Arrangements or trusts, insurance contracts, annuity contracts, investment management or investment advisor contracts, summary plan descriptions, favorable Internal Revenue Service determination letters, and the annual reports, summary annual reports, audit reports, financial statements and government filings prepared or filed for each such Plan and Arrangement for the most recent two (2) plan years, has been supplied to the Company.

             (v) Except as noted in Schedule 7.1(q) attached hereto, all Employee Pension Benefit Plans, Employee Welfare Benefit Plans and Benefit Arrangements listed in Schedule 7.1(q) comply, and in the past have complied, in all material respects in form and operation with their terms and with all requirements of applicable federal, state, local and other laws and regulations, whether domestic or foreign.

             (vi) Except as noted in Schedule 7.1(q) attached hereto, all group health plans, as defined under Code Section 5000(b)(1) and ERISA
     Section 607, maintained by or for current and former employees of Contico and their dependents comply in all respects with all COBRA health continuation coverage requirements under Section 4980B of the Code and Sections 601-609 of ERISA.

             (vii) There have been no non-exempt "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) at any time with respect to any Employee Pension Benefit Plan or Employee Welfare Benefit Plan or Benefit Arrangement (other than a Multiemployer
     Plan) maintained by Contico or to which Contico has been a party for the benefit of any employee, that could result in the imposition of any material excise tax upon the Company.

             (viii) All accrued obligations of Contico relating to the Business, as of the Closing Date, whether arising by operation of law, by contract or by past custom, for compensation, including bonuses, to its employees, consultants or agents, for taxes and other obligations to any governmental entity payable in connection with such compensation, and for payments with respect to any Plan or Arrangement listed in Schedule 7.1(q) have been paid, or adequate accruals for such obligations have been and are being made by Contico. Except as noted in Schedule 7.1(q), there is no suit, arbitration or other private or governmental proceeding concerning any benefit claim (other than routine claims for benefits) or other matter, under any Employee Pension Benefit Plan, Employee Welfare Benefit Plan or Benefit Arrangement, whether brought by or against a participant or beneficiary, a trustee, a plan administrator, Contico or any director, officer, employee or agent thereof.

             (ix) With respect to any severance pay agreement, the consummation of the transactions contemplated by this Agreement will not result in any liability to the Company by reason of an acceleration in the time of payment or vesting or an increase in the amount of compensation due to any individual covered by a severance pay agreement.

             (x) Each Employee Pension Benefit Plan intended to meet the qualification requirements of the Code (together with its related funding instrument) is qualified and tax-exempt under Sections 401 and 501 of the Code, and is the subject of a favorable Internal Revenue Service determination issued within the past eight (8) years with respect to such qualification and exemption.

             (xi) Except as set forth on Schedule 7.1(q), there are no Employee Welfare Benefit Plans, Employee Pension Benefit Plans or Arrangements to which Contico is a party, or by which it is bound, and under which, as a result of this Agreement, any director, officer, employee or other agent of Contico, or any other party claiming through such a person, shall or may acquire rights with respect to any such Plan or Arrangement(including without limitation the creation, increase or extension of new or existing rights), become entitled to a distribution or a payment with respect to any such Plan or Arrangement, or otherwise receive or become vested in rights or benefits with respect to any such Plan or Arrangement, at a date earlier than if this Agreement had not been executed.

             (xii) No Employee Welfare Benefit Plan provides medical or death benefits (whether or not insured) with respect to any current or former employee of the Business, or any of their dependents, which continue beyond their retirement or other termination of service other than coverage mandated by Code Section 4980B or ERISA Sections 601-609 or comparable provisions of state law.

     (r)     Leases, Contracts and Other Commitments.

             (i) Except as set forth on Schedule 7.1(r) attached hereto, neither Contico nor the Subsidiary has any outstanding contracts, agreements or other commitments, written or oral, for the performance or receipt of services, the payment of moneys, the purchase, sale, lease, license, use or acquisition of real or personal property of any kind or character relating to the Business or the Contributed Assets, or otherwise, other than (A) contracts, agreements and commitments not requiring aggregate payments in excess of One Hundred Thousand Dollars ($100,000) in the case of any single contract, agreement or commitment or in excess of Two Hundred and Fifty Thousand Dollars ($250,000) in the aggregate and not otherwise individually or collectively material to the conduct of the Business, (B) purchase orders or sales orders entered into in the ordinary course of the Business not requiring aggregate payments in excess of One Million Dollars ($1,000,000) in the case of any single purchase order or sales order, or (C) contracts, agreements and commitments not otherwise terminable without penalty on thirty (30) days' or less notice and not otherwise individually or collectively material to the conduct of the Business. Specifically, and not in limitation of the foregoing, neither Contico nor the Subsidiary has any written or oral contract, agreement or understanding with any supplier, sales representative, commission agent, distributor, dealer, customer, consultant or similar person, nor any written or oral employment contract, agreement or understanding with any person, which relates to the Business or the Contributed Assets, other than as identified on
     Schedule 7.1(r) attached hereto (true and complete copies of which have been provided to the Company), nor is there any oral agreement or understanding with any employee of the Business which cannot be terminated without cause on reasonable notice and without penalty.

             (ii) Contico has made available to the Company a copy of all Business Contracts set forth on Schedule 7.1(r) attached hereto, all of which are true and complete.

             (iii) Each of Contico and the Subsidiary, as applicable, is in compliance with the provisions of each of the personal property leases and other Business Contracts set forth on Schedule 7.1(r) attached hereto, and no default exists by Contico or, to Contico's knowledge, any other party to any such contract, lease or commitment. All such personal property leases and other Business Contracts are valid, subsisting and in full force and effect and enforceable in accordance with their respective terms, and no event has occurred which, with the passage of time or giving of notice or both, would constitute a default under any such lease or contract.

     (s)     Owned Real Property.

             (i) Contico or the Subsidiary owns (A) the real estate in fee simple, set forth on Schedule 7.1(s)(i) attached hereto and listed under the heading "Contributed Real Property" (the "Contributed Real Property") (except for any Contributed Real Property situated in England in which case Contico is the legal and beneficial owner (as such terms are defined in English law)), (B) the real estate in fee simple, set forth on
     Schedule 7.1(s)(i) attached hereto and listed under the heading "Goodfellow Property," and (C) the other real estate in fee simple, set forth on Schedule 7.1(s)(i) attached hereto and listed under the heading "Leased Real Property" (the "Leased Real Property"), and neither Contico nor the Subsidiary has any other owned real estate or owned property interests in connection with the operation of the Business other than the Excluded Real Property. The Contributed Real Property and the Leased Real Property (except for the Winters, Texas property) are owned by Contico free and clear of all Liens, charges, easements, covenants and conditions of record or other restrictions, except Liens for current real property taxes and covenants, conditions and restrictions of record that do not adversely affect the use or value of the Contributed Real Property or the Leased Real Property; provided, however, that in the case the Winters, Texas property, it is owned by Contico free and clear of all Liens, charges, easements, covenants and conditions of record or other restrictions, except (A) Liens for current real property taxes and (B) covenants, conditions and restrictions of record that (i) do not materially adversely affect the use or value of such property, (ii) are not included in the Assumed Liabilities, and (iii) will be removed by Contico prior to Closing or as soon thereafter as practicable (collectively, "Permitted Exceptions"). Except as disclosed on Schedule 7.1(s)(i) attached hereto, all of the buildings, structures and appurtenances situated on the Contributed Real Property and the Leased Real Property are in good operating condition, subject to ordinary wear and tear, and in a state of maintenance and repair adequate and suitable for the purposes for which such buildings, structures and appurtenances are presently being used. Except as disclosed on Schedule 7.1(s)(i), with respect to each such building, structure and appurtenance, Contico or the Subsidiary, as applicable, has adequate rights of ingress and egress for operating the Business in the ordinary course and no such building, structure or appurtenance is located within a flood plain. Contico has no knowledge that any such building, structure or appurtenance (i) violates or breaches any restrictive covenant or any provision of any foreign, federal, state, or local law, or (ii) encroaches on any property owned by any other Person or on any public utility easements. No condemnation or rezoning or local or planning authority proceeding is pending or, to Contico's knowledge, threatened which would preclude or impair the use of the Contributed Real Property and the Leased Real Property by the Company or the Subsidiary, as applicable, for the purposes for which it is currently used or anticipated to be used. In the event of Contico's default under the loan documents consisting of a Secured Promissory Note in the principal amount of $8,000,000 dated May 18, 1993, and a Deed of Trust, Security Agreement, Assignment of Rents and Fixture Filing dated May 18, 1993, and an Assignment of Leases and Rents dated May 18, 1993 (the "Loan Documents") given by Contico to Principal Life Insurance Company ("Principal") on the Leased Real
     Property at 333 Rock Industrial Park, Bridgeton, Missouri, Contico acknowledges that the Company has the option to pay all principal, interest, make whole premiums and any other amounts due under the Loan Documents in consideration for an assignment by Principal of the Loan Documents to the Company, and Contico shall cooperate in good faith in all ways reasonably requested by the Company, including without limitation, executing and tendering documents, to assist in effecting such assignment.

             (ii) Contico Leased Real Property. Contico leases the real property, set forth on Schedule 7.1(s)(ii) attached hereto (the "Contico Leased Real Property"), and neither Contico nor the Subsidiary has any other leased real property interests in connection with the operation of the Business. The Contico Leased Real Property is leased solely upon the terms of the leases, set forth on Schedule 7.1(s)(ii) attached hereto (the "Contico Leased Real Property Leases"). All of the buildings, structures and appurtenances situated on the Contico Leased Real Property are in good operating condition, subject to ordinary wear and tear, and in a state of maintenance and repair adequate and suitable for the purposes for which such buildings, structures and appurtenances are presently being used. Except as disclosed on Schedule 7.1(s)(ii) attached hereto, with respect to each such building, structure and appurtenance, Contico or the Subsidiary, as applicable, has adequate rights of ingress and egress for operating the Business in the ordinary course and no such building, structure or appurtenance is located within a flood plain. Contico has no knowledge that any such building, structure or appurtenance (i) violates or breaches any restrictive covenant or any provision of any foreign, federal, state, or local law, or (ii) encroaches on any property owned by any other Person or on any public utility easements. No condemnation or rezoning or local or planning authority proceeding is pending or, to Contico's knowledge, threatened which would preclude or impair the use of the Contico Leased Real Property by the Company or the Subsidiary, as applicable, for the purposes for which it is currently used or anticipated to be used.

             (iii) Additional Provisions Relating to Real Property Situated in England and Wales. Planning Permission has been granted or is deemed to have been granted for the purposes of planning legislation in respect of the development of the Real Property situated at Cardrew Way, Redruth, Cornwall, and all development carried out in relation to that property has been lawful and all necessary consents and permissions have been obtained for that development. Compliance is being made and has at all times been made with all applicable statutory and bye-law requirements with respect to the Real Property situated at Cardrew Way, Redruth, Cornwall, and in particular (but without limitation) with the requirements as to fire precautions and means of escape in case of fire and with requirements under the Public Health Acts, the Housing Acts, the Highways Acts, the Office Shops and Railways Premises Act 1963, the Health and Safety at Work etc. Act 1974 and the Factory Acts (as the same exist under English law) and Contico does not anticipate it will be obliged to incur the expenditure of any substantial sum of money within the next two years in connection with such compliance. All deeds and documents disclosed by Titmuss Saines Dechert to Dibb Lupton Alsop as being title deeds for the Real Property situated in England and Wales are under the control of Contico or theSubsidiary (as appropriate) (save to the extent that Titmuss Saines Dechert has already informed Dibb Lupton Alsop that the originals of such title deeds havebeen mislaid by Contico). So far as Contico is aware, neither Contico nor the Subsidiary have any continuing liability in respect of any other property formerly owned or occupied by Contico or the Subsidiary either as original contracting party or by virtue of any direct covenant having been given on a sale or assignment to Contico or the Subsidiary or as a guarantor of the obligations of any other person in relation to such property.
     So far as title to and the state and condition of the Real Property situated in England and Wales is concerned, with the exception of the title covenants to be given in the transfer of the Redruth Property, no other warranty or representation whatsoever is given by or on behalf of Contico or the Subsidiary save insofar as such warranty or representation is expressly contained in writing in replies to preliminary enquiries raised by Dibb Lupton Alsop on behalf of the Company.

     (t) Accounts Receivable. The accounts receivable of the Business reflected on the books and records of Contico and the Subsidiary (i) arose in the ordinary course of business; (ii) except to the extent of the Allowances reflected on the books and records of Contico and the Subsidiary, (A) represent valid, bona fide and subsisting claims, (B) are legally enforceable according to their terms and, in the aggregate, are correct as to amount, and
(C) have no current right of defense, counterclaim or setoff against them; and
(iii) are owned by Contico or the Subsidiary free of any Liens, choate or inchoate, liquidated or unliquidated, other than Permitted Liens.

     (u) No Adverse Change. Since the Baseline Financial Statements Date, Contico and the Subsidiary have conducted the Business in the ordinary and regular course and, except as set forth on Schedule 7.1(u) attached hereto, there has not been: (i) any material adverse change in the financial condition or, results of operations of the Business; (ii) any material adverse change in any of Contico's or the Subsidiary's relationships with any significant supplier, distributor or customer of or to the Business; (iii) any change in the accounting methods or practices followed by Contico or the Subsidiary or in the manner in which the books, records and accounts of Contico and the Subsidiary are maintained; (iv) any Lien incurred against any of the Contributed Assets or any of the Subsidiary's assets other than a Permitted Lien; (v) any waiver or release of any material right or claim of Contico or the Subsidiary relating to the Business, except in the ordinary course of the Business; (vi) any payment, discharge, satisfaction or forgiveness by Contico or the Subsidiary of any claim, liability, obligation or debt due it or waiver or release by Contico or the Subsidiary of any right or claim, in each case relating to the Business, other than any payment, discharge or satisfaction reflected or reserved against on the Baseline Financial Statements; (vii) any damage, destruction or other casualty loss with respect to the Contributed Assets or the assets of the Subsidiary, whether or not covered by insurance;
(viii) any strike, work stoppage, slowdown, or any known threat of any of the foregoing, affecting the Business; (ix) any purchase, sale, assignment, lease, transfer or other disposal of any amount of the Contributed Assets or assets of the Subsidiary by Contico or the Subsidiary, except in the ordinary course of the Business; (x) any capital expenditure made or incurred by Contico or the Subsidiary in connection with the Business in excess Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate, except as reflected on its Baseline Financial Statements; (xi) any agreement by Contico or the Subsidiary to incur any liability or obligation (in the case of Contico, relating to the Business) (absolute, accrued, contingent or otherwise) other than in ordinary and usual course of the Business; (xii) any failure by Contico or the Subsidiary to maintain any insurance in effect on the Baseline Financial Statements Date relating to the Business, the Contributed Assets or the assets of the Subsidiary; (xiii) any failure to apply or reapply for necessary permits and Licenses in the ordinary course of business; (xiv) any transfer or granting of any rights under, or entry into any settlement regarding the breach or infringement of, any license, patent, copyright, trademark, trade name, invention or similar right relating to the Business, or modification of any existing right with respect thereto; (xv) any change in the rate of compensation, commission, or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension, severance or vacation pay, to any officer, employee, salesman, distributor or agent of Contico or the Subsidiary relating to the operation of the Business, other than in the ordinary course of business; or (xvi) any agreement by Contico or the Subsidiary (whether oral or written, contingent or otherwise), or any amendment to or modification of any existing agreement, to do any of the things described in clauses (i) through
(xv) above.

     (v) Suppliers. Attached hereto as Schedule 7.1(v) is a complete and accurate list of the top twenty (20) suppliers of products and services (by dollar amount to the Business) during the twelve (12) month period ended
May 31, 1998 and there are no sole-source suppliers of significant materials or services to the Business for which alternative sources of supply are not reasonably available.

     (w) Customers. Attached hereto as Schedule 7.1(w) is a complete and accurate list of the twenty (20) largest customers (by dollar volume) of the Business during the twelve (12) month period ended May 31, 1998 (each a "Major Customer"), indicating the existing contractual arrangements, if any, with each Major Customer. To Contico's knowledge, there are no outstanding disputes with any Major Customer and, since January 1, 1998, no Major Customer has stated its intention not to continue its relationship with Contico or the Subsidiary, nor has any Major Customer materially changed its arrangements with Contico or the Subsidiary with respect to the Business.

     (x) Product Warranty Costs and Returns; Product Defects. Attached hereto as Schedule 7.1(x) is a true and complete description of all published product warranties, return policies and procedures and other credit and sales practices offered by Contico and/or the Subsidiary to its customers in connection with the Business which have been in force or effect at any time during the twenty-four (24) month period immediately preceding the date hereof. There are no material defects in the design, construction, manufacturing or installation of any of the products (the "Products") made, manufactured, distributed, sold or installed by Contico and/or the Subsidiary in connection with the Business prior to the Closing Date that would adversely affect the performance or quality of all of the Products sold by Contico and/or the Subsidiary to customers of the Business. There have been no significant product recalls of any Products during the last five (5) years.

     (y) Certain Payments; Absence of Certain Business Practices. Except as set forth on Schedule 7.1(y), neither Contico nor the Subsidiary, nor to Contico's knowledge any of their respective representatives or agents, has made or will cause to be made by or on behalf of the Business prior to the Closing Date, any payments, loans or gifts or promises or offers of payments, loans or gifts of any money or anything of value, directly or indirectly, to or for the use or benefit of any official or employee of any United States or foreign governmental entity, department or agency.

     (z)     Transactions with Interested Persons.  Except as set forth on
Schedule 7.1(z) attached hereto, no officer, director, shareholder or employee of Contico or the Subsidiary, or their respective spouses or children is or owns, directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director of, any customer, competitor or supplier of the Business or any organization which has a contract, agreement, arrangement or commitment with Contico or the Subsidiary relating to the Business.

     (aa) Year 2000 Compliance. Attached hereto as Schedule 7.1(aa) is a copy of Contico's project plan to ensure that Contico's and the Subsidiary's principal computer hardware and network systems (the "Main System") are Year 2000 Compliant. For such purposes, "Year 2000 Compliant" means that the Main System will (A) correctly store, represent, and process (including sort) all dates (including single and multi-century formulas and leap year calculations), such that errors will not occur when the date being used is in the Year 2000, or in a year preceding or following the Year 2000, and (B) operate and will not cause or result in an abnormal termination or ending.
To Contico's knowledge, the Business has not suffered any material interruption of, or interference with, its operations or activities by reason of any failure of the Main System to be Year 2000 Compliant, and upon completion of such project plan, Contico believes that no such material interruption or interference shall occur.

     (bb) Fees and Commissions. No agent, broker, investment banker or other Person acting on behalf or under the authority of Contico or the Subsidiary is or will be entitled to any broker's, finder's, originator's or investment banker's fees or any other commission or similar fee directly or indirectly from any of the Parties hereto in connection with the transactions contemplated hereby, and no such fees are or will be chargeable to or for the account of the Company or the Subsidiary, nor have any such fees been paid, nor will any such fees be paid or payable out of, or in any manner constitute a Lien against, the Contributed Assets or the assets of the Subsidiary.

     (cc) Misstatement or Omission. To Contico's knowledge, no representation or warranty by Contico in this Agreement or in any other agreement, document or instrument executed in connection herewith, including any exhibit, schedule, written statement, certificate or other document furnished or to be furnished by Contico pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein necessary to make the statements contained herein or therein not misleading. Copies of all documents heretofore furnished by Contico to the Company are true, correct and complete copies of such documents, including all amendments or modifications thereto.

     7.2 Representations and Warranties of the Company. The Company hereby represents and warrants to Contico as follows:

     (a) Organization and Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority and all requisite and sufficient licenses, franchises, permits and authorizations to own and lease its properties and assets and to carry on its business as and where currently conducted.

     (b) Company Action. The Company has full power and authority to execute and deliver this Agreement, to acquire the Contributed Assets from Contico, and otherwise to perform all of its obligations hereunder and to consummate the transactions contemplated hereby. All proceedings required to be taken by or on the part of the Company to authorize, execute, deliver and carry out this Agreement and to acquire the Contributed Assets have been duly and properly taken. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, and all other documents to be delivered in connection herewith, when executed and delivered by the Company, will constitute legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms.

     (c) Negation of Default. The execution and delivery of this Agreement by the Company, its compliance with the terms hereof and its consummation of the transactions contemplated hereby will not violate, conflict with or result in a breach of any provision of the Certificate of Formation of the Company, the LLC Agreement or any other governing document of the Company, or (whether with due notice or lapse of time or otherwise) constitute a default, require the consent of any third party, give rise to any right of acceleration, or otherwise result in a breach or violation of, any contract, agreement, lease, commitment, indenture, mortgage, trust deed, note, bond, debenture, license or other instrument or obligation, or any judgment, order or decree of any court, administrative agency or other governmental authority, to which the Company is a party or otherwise subject.

     (d) Consents. The execution and delivery of this Agreement by the Company, and its consummation of the transactions contemplated hereby, will not require the approval, consent or authorization of any third party, any federal, state or local court, government authority or regulatory body or creditor, or give any party with rights under any instrument, agreement, contract, mortgage, judgment, award, order or other restriction the right to terminate, modify or otherwise change any of the current rights or obligations of Company thereunder, except as set forth on Schedule 7.2(d) attached hereto and made a part hereof.

     (e) Fees and Commissions. No agent, broker, investment banker or other Person acting on behalf or under the authority of the Company is or will be entitled to any broker's, finder's, originator's or investment banker's fees or any other commission or similar fee directly or indirectly from any of the Parties hereto in connection with the transactions contemplated hereby.

     (f) Misstatement or Omission. To the Company's knowledge, no representation or warranty by the Company in this Agreement or in any other agreement, document or instrument executed in connection herewith, including any exhibit, schedule, written statement, certificate or other document furnished or to be furnished by the Company pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein necessary to make the statements contained herein or therein not misleading. Copies of all documents heretofore furnished by the Company to Contico are true, correct and complete copies of such documents, including all amendments or modifications thereto.

                                ARTICLE VIII
                                ------------
                          Covenants and Agreements
                          ------------------------

     8.1 Satisfaction of Excluded Liabilities. From and after the Closing Date, (a) Contico agrees to and shall pay, perform and otherwise satisfy in full when due all indebtedness, liabilities and obligations which relate to or which may affect the Excluded Liabilities in accordance with their respective terms, and (b) the Company shall pay, perform and otherwise satisfy in full when due all indebtedness, liabilities and obligations which relate to or which may affect the Assumed Liabilities in accordance with their respective terms. In the event that either Contico or the Company shall inadvertently pay, perform or otherwise satisfy any such indebtedness, liabilities or obligations of the other party, the other party agrees to reimburse Contico or the Company, as appropriate, therefor not later than five (5) business days after receipt of notice thereof.

     8.2     Environmental.

     Contico and the Company agree to allocate environmental liabilities, risks and responsibilities as set forth in this Section 8.2 and in Article X, which allocation agreements shall control, replace and supersede any conflicting or general provision in this Agreement or in any related agreement between the Parties with respect to the subject matter hereof.

     (a) Any impact to soil or groundwater on or emanating from any of the Real Property which pre-dates the Closing, regardless of whether it was discovered or capable of discovery prior to the Closing is a "Pre-existing Condition," for the purposes of this Section 8.2 and Article X.

     (b) The Company has engaged certain consultants to perform certain sampling, testing and compliance review with respect to the Real Property. Based on its review of such reports, the Company will not require remediation of any Pre-existing Condition the existence of which is known as a result of sampling data developed prior to Closing. Following the Closing, either Party may conduct additional soil or groundwater testing at any of the Company's Warson, Hazelwood and Redruth facilities. For a period of ten (10) years after the Closing, if either Party determines that any Pre-existing Condition (whether currently known or subsequently discovered) requires remediation in order to achieve compliance with any applicable Environmental Laws in effect at the time, then the Parties shall proceed as follows:

             (i) The Party who believes such remediation is required shall notify the other Party in writing, and the Parties shall agree on a remediation plan and approach which is necessary to bring the property into compliance with Environmental Laws as an industrial property. Contico and the Company agree not to unreasonably withhold their approval of such plan and approach.

             (ii) Notwithstanding the provisions of Article X or any other provision of this Agreement, Contico and the Company will share remediation costs equally up to an aggregate amount of $2 million
     ($1 million each). Contico and the Company jointly will be responsible for managing or contracting the management of the remediation, unless and until $2 million in remediation costs is exceeded. Contico shall be solely responsible for managing and completing such remediation, and shall be solely responsible for the costs thereof, after such remediation costs reach $2 million, and Company shall provide Contico and its agents with access to the Real Property at times reasonably required by Contico and shall cooperate fully therewith.

             (iii) For the purposes of this Section 8.2, remediation costs shall include, but shall not be limited to, capital costs, sampling costs pursuant to the plan, removal costs, monitoring costs, consultant and contractor costs related to the remediation, and other out-of-pocket costs and expenses necessary or appropriate to implement the remediation plan or approach agreed to by the Parties.

             (iv) The Parties' obligations under this Section 8.2 shall terminate on the tenth anniversary of the Closing Date, except only with respect to remediation plans then in process and not yet completed.

     (c) Promptly after Closing, but in no event not more than ninety (90) days after Closing, the Company will identify and/or properly dispose of all waste oils and other unidentified liquids stored in fifty-five (55) gallon drums or larger containers at the Real Property (excluding the Goodfellow facility, which shall be the responsibility of Contico as set forth below) as of the Closing Date. Contico will sign all appropriate documentation as generator of such wastes and materials and shall reimburse the Company for seventy percent (70%) of all costs of such disposal. The Company shall pay thirty percent (30%) of all costs of such disposal. Contico and the Company shall each be responsible for one-half of any uninsured liability associated with such disposal. The Company shall provide to Contico copies of invoices and other appropriate documentation of disposal and costs associated therewith, along with each reimbursement request.

     (d) The Company will assume responsibility for complying with the permitting and reporting obligations of the Business identified in the Phase I Audits, following the Closing. With regard to Contico's Goodfellow facility, the Company shall cooperate with Contico in connection with any remediation measures undertaken at such facility to address any Pre-existing Conditions or to comply with applicable Environmental Laws.

     8.3 Conduct Prior to Closing. During the period from the date hereof through the Closing Date:

     (a) Operations in the Ordinary Course of Business. Contico has and shall conduct the Business and its operations only in the usual, ordinary and regular course, and shall exert all commercially reasonable efforts to maintain and preserve the Business, the Contributed Assets and the assets of the Subsidiary intact in such a manner as will cause the representations of Contico in Section 7.1 to be true. Contico shall use all commercially reasonable efforts to preserve intact the officers and employees working in the Business and to preserve good business relationships with employees, suppliers, customers, licensors, licensees, contractors, distributors, business partners or others having business relationships with Contico or the Subsidiary relating to the Business, including without limitation, suppliers and Major Customers, to keep in force existing agreements, and otherwise act to cause fulfillment of all conditions to Closing which are reasonably within Contico's or the Subsidiary's control, all in the ordinary course of business and consistent with past practices.

     (b) Forbearances by Contico. Without limiting the generality of the foregoing, prior to the Closing, Contico shall not and shall not permit the Subsidiary to, without the prior written consent of the Company, take or fail to take any action that could result in Contico or the Subsidiary:

             (i) incurring any material liability or obligation (absolute, accrued, contingent or otherwise) falling within the definition of Assumed Liabilities other than in the ordinary course of business;

             (ii) except to the extent consistent with practices in prior years or as set forth on Schedule 8.3(b), adopting or amending any salary or bonus, Employee Pension Benefit Plan, Employee Welfare Benefit Plan, Benefit Arrangement, employment or other employee benefit plan, agreement, trust, fund or other arrangement, or granting, or becoming obligated to grant, any increase in the rate of pay, commission or other compensation of officers, distributors, sales representatives or employees, in each case with respect to the Business, including any such increase pursuant to any employee arrangement or grant, instituting any welfare program or any employee arrangement or grant, making any change in any welfare program or any employee arrangement or grant, or entering into any employment or similar agreement or arrangement with any employee working for the Business;

             (iii) creating, assuming or permitting to exist any Lien on any of the Contributed Assets or the assets of the Subsidiary, other than Permitted Liens; or

             (iv) selling, transferring, assigning, encumbering, mortgaging, leasing or otherwise disposing of, or agreeing to sell, transfer, assign, encumber, mortgage, ease or dispose of, any of the Contributed Assets or assets of the Subsidiary other than the disposition of excess, obsolete or worn-out items and sales of inventory in the ordinary course of business.

     Without limiting the generality of the foregoing, prior to the Closing, Contico shall not and shall not permit the Subsidiary to, without the Company's prior written approval, knowingly perform any act or transaction of a type that would have been inconsistent with the representations and warranties of Contico set forth in Section 7.1 hereof had the same occurred prior to the date hereof or that would have been required to be set forth on a disclosure schedule hereto had such act or transaction taken place prior to the date of this Agreement.

     In addition, without limiting the generality of the foregoing provisions of this Section 8.3, Contico shall take all necessary action to:

             (A) maintain its and the Subsidiary's books, records and accounts in accordance with GAAP;

             (B) maintain all currently existing fire and extended coverage, worker's compensation, general and product liability and other property and casualty insurance with respect to the Business, the Contributed Assets and the assets of the Subsidiary;

             (C) apply or reapply for any Licenses necessary for the Business in the ordinary course of business; and

             (D) in the event of casualty loss to any of the Contributed Assets or the assets of the Subsidiary, to the extent permitted under applicable contracts, mortgages, deeds of trust, leases, agreements or other instruments, transfer any received insurance proceeds, or the rights thereto, to the Company as part of the Contributed Assets.

     8.4     Employment and Related Matters.

     (a) Employees. Schedule 8.4(a) attached hereto is a true and correct copy of Contico's payroll register as of September 18, 1998, which lists all of the individuals actively employed by Contico or the Subsidiary as of the date of such report, their respective positions and the wages or base salary of such individuals for the period covered by such report. Contico shall use all commercially reasonable efforts prior to Closing to assist the Company in arriving at continuing employment arrangements with each of the individuals listed on Schedule 8.4(a) attached hereto on substantially the same terms and conditions as he or she is employed by Contico or the Subsidiary immediately prior to the Closing Date, or otherwise on such other terms and conditions as are acceptable to the Company.

     (b) No Solicitation. Between the date of this Agreement and the Closing Date, and for a period of two (2) years after the Closing Date, Contico shall not, directly or indirectly, solicit or attempt to induce any person who is currently employed by Contico or the Subsidiary in connection with the Business, or then employed by the Company (or any successor), to leave the employ of the Company (or any successor), as the case may be.

     (c) Certain Employee Rights. Contico agrees that the Company shall be under no contractual obligation to continue any Employee Pension Benefit Plans, Employee Welfare Benefit Plans or Benefit Arrangements of Contico or the Subsidiary for any specific period of time after the Closing Date.
Contico covenants that it shall be solely responsible for all contributions to and liabilities arising from any and all such Employee Pension Benefit Plans, Employee Welfare Benefit Plans and Benefit Arrangements for all periods on or before the Closing Date, except to the extent specifically included in the Assumed Liabilities. Contico covenants that all contributions and other payment obligations required to be made on or before the Closing Date under or in connection with such Plans and Arrangements have been or will be paid in full on or as of the Closing Date.

     (d) Additional Provisions for Employees Based in England. In respect of those employees of the Business as carried on in England, Contico warrants that where applicable it has fully complied with Regulation 10 of the UK Regulations and will indemnify the Company in full against any compensation for which the Company may become liable as a result of any breach thereof. Notwithstanding the foregoing, the Company agrees that it shall indemnify Contico against any costs, claims and liabilities whatsoever and however arising as a result of any breach of Regulation 10 of the UK Regulations caused by failure on the part of the Company promptly and fully to comply with its obligations under Regulation 10(3) of the UK Regulations. The Company warrants that as of the date of this Agreement and as of the Closing Date, the Company does not envisage, in relation to any employee whose employment will transfer from Contico to the Company as a result of this transaction, taking any measures as referred to in Regulation 10(2)(d) of the UK Regulations. Contico agrees that it will indemnify the Company in full against all costs, claims and liabilities whatsoever and howsoever arising, incurred or suffered by it in relation to any claim of whatsoever nature made by any person (not being an employee listed in Schedule 8.4(a)) against the Company who shall claim to have become an employee of the Company or otherwise for which he shall claim the Company is liable by virtue of the UK Regulations. For the avoidance of doubt, Contico acknowledges that the provisions of Section 8.4(c) shall apply in respect of all employees of the Business as carried on in England irrespective of whether or not such liability passes to the Company pursuant to the terms of the UK Regulations.

     8.5 Consents and Approvals. Contico shall take or cause to be taken all acts reasonably necessary, and shall promptly make all filings or submissions as are reasonably required (i) to obtain all third party consents required pursuant to Article VI hereof, including without limitation, any and all consents required under leases and other contracts, in order to consummate the transactions contemplated hereby, and (ii) to obtain any approval, consent, license, clearance, exemption, waiver or registration of or with any applicable foreign, federal, state or local governmental authority necessary in order to consummate lawfully the transactions contemplated hereby. Each party hereto shall furnish to the other such reasonably necessary information and assistance as the other may reasonably request in connection with its preparation of any filing or submission which is necessary to obtain any governmental approval, as applicable. Contico and the Company shall each keep the other apprised of the status of any communications with, and any inquiries or requests for additional information made by, any governmental authority and shall comply promptly with any such inquiry or request. In addition, to the extent not obtained prior to the Closing, Contico agrees to cooperate with the Company and to use all reasonable efforts, at the request of the Company, to obtain all consents and authorizations described on Schedule 7.1(d) attached hereto and any other consents and/or authorizations of third parties necessary to complete the transactions contemplated hereby. To the extent that any such consent or authorization is not so obtained, Contico will use all reasonable efforts to (i) provide to the Company, at the request of the Company, the benefits (and the burdens) of the related contract, lease, agreement or License, (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits and burdens to the Company, without incurring any obligation to any other person or entity (other than to provide such benefits and burdens to the Company), and (iii) enforce, at the request of the Company for the account of the Company, any rights of Contico arising from the related contract, lease, agreement or License (including, without limitation, the right to terminate in accordance with the terms thereof).

     8.6     Real Property Requirements.

     (a) Contico shall cause the Company to obtain, on or prior to January 8, 1999, extended coverage commitments for title insurance on the Leased Real Property (leasehold interest), Contico Leased Real Property (leasehold interest) and the Contributed Real Property (fee interest) (the "Title Commitments") dated as of a recent date, from Old Republic Title Company or its affiliate (the "Title Company") with respect to the real property identified on Schedule 8.6(c) attached hereto, subject only to the Permitted Exceptions. At the Closing, Contico shall cause the Company to obtain title policies (the "Title Policies") consistent with the Title Commitments, and including a GAP endorsement, a zoning 3.1 endorsement, an access endorsement and such other endorsements as are appropriate in the Company's reasonable discretion given specific site conditions, from the Title Company insuring
(i) the Company's fee simple title to the Contributed Real Property or its designee, (ii) the Company's leasehold interest in the Leased Real Property and (iii) the Company's leasehold interest in the Contico Leased Real Property, all in amounts satisfactory to the Company in its reasonable discretion. All fees of the Title Company in connection with the Title Commitments and the Title Policies shall be the responsibility of Contico.

     (b) Contico shall cause the Company to obtain on or prior to January 8, 1999 (or, with respect to the Winters, Texas property, as soon as practicable following the Closing Date), current surveys of the Real Property identified on Schedule 8.6(b) attached hereto certified in favor of the Company and the Title Company, prepared by a registered land surveyor containing the Minimum Standard Detail Requirements for an ALTA/ACSM Land Title Survey most recently adopted by the American Land Title Association and American Congress on Surveying and Mapping, including without limitation, a flood plain certification, designation of wetlands and location of all easements, licenses or other real property interests identified in the Title Commitments and indicating that none of the Contributed Real Property in the United States lies in a flood plain or in a wetlands area and otherwise in form sufficient for the Title Company to waive or provide title insurance over any matters which would be disclosed by an accurate survey. Survey costs shall be the responsibility of Contico.

     (c) At or immediately prior to the Closing, Contico shall deliver to the Company the following additional instruments and documents with respect to the Real Property identified on Schedule 8.6(c) attached hereto:

             (i) All permits, plans and specifications and all construction, building and equipment guarantees and warranties in Contico's possession; and

             (ii) A "GAP Undertaking," an ALTA Statement, transfer declarations and any instrument, assurance or deposit (to be paid by Contico) necessary to induce the Title Company to insure over unpermitted exceptions in such form, terms, conditions and amount as may be required by the Title Company.

     (d) On or prior to January 8, 1999, Contico shall deliver to the Company estoppel certificates (if applicable) and consents received from all of the landlords of the Contico Leased Real Property, consistent with the terms of this Agreement.

     (e) Sections 8.6(b) through (c) inclusive shall not be applicable to any Real Property situated in England.

     (f) With respect only to any Real Property situated in England, if so requested to do so by the Company at any time after the Closing, Contico will provide the Company with statutory declarations, in a form reasonably requested by the Company and to be executed by a duly authorized signatory of Contico, with respect to any title deeds or documents relating to the Contributed Real Property and the Contico Leased Real Property which are missing or which Contico is not able to locate.

     (g) In relation to the property at part ground floor, Croft House, Progress Business Centre, Whittle Park Way, Bath Road, Slough Berkshire, England (the "Slough Property"):

             (i) Contico will assign to the Company the benefit of its rights of occupation at Closing by completion of the Deed of Assignment substantially in the form attached hereto as Exhibit E.

             (ii) If a new lease of the Slough Property has not been granted to Contico prior to Closing, Contico will use reasonable efforts to procure the grant of a new lease of the Slough Property direct to the Company, the form of such lease to be previously approved by the Company.

             (iii) If the lease of the Slough Property is granted to Contico before or after Closing, Contico will use reasonable efforts to procure the consent of the landlord of the Slough Property to assign the lease of the Slough Property to the Company and, provided that Closing has occurred and upon receipt of such landlord's consent, Contico will assign the lease of the Slough Property to the Company, the deed of assignment to be in a form reasonably acceptable to the Parties.

     (h) Contico shall cause to be delivered to the Company on or prior to January 8, 1999, an agreement between Principal and the Company executed by Principal that Principal shall give written notice to the Company of any default beyond any grace period under the Loan Documents given by Contico to Principal on the Leased Real Property at 333 Rock Industrial Park, Bridgeton, Missouri, at least sixty (60) days prior to foreclosure, and that the Company shall have an option, by written notice to Principal, to pay all principal, interest, make whole premiums and any other amounts due under the Loan Documents in consideration for an assignment by Principal of the Loan Documents to the Company.

     8.7 Product Liability Matters. At or prior to the Closing, Contico shall cause the Company to be named as an additional insured under each of its retained occurrence-type policy or policies of insurance insuring against claims for personal injury and property damage arising out of or resulting from any products of the Business shipped prior to the Closing Date. At the Closing, Contico shall deliver to the Company one or more certificates of insurance evidencing that the insurance retained by it is in effect and providing for notification to the Company at least thirty (30) calendar days prior to the effective date of any termination or cancellation of such insurance.

     8.8     Payment of Certain Taxes.

     (a) Tax Accruals. The Parties acknowledge that the Tax Accruals shall be determined as of the Closing Date, concurrently with the preparation of the Closing Date Net Worth Statement, by estimating the accrued and unpaid liability of Contico, as of the Closing Date, for all taxes attributable to periods ending on or before or which include the Closing Date. Such estimate shall be prepared by Contico in accordance with GAAP with respect to such accruals.

     (b) Payment of Income Taxes. Following the Closing Date, Contico shall prepare and deliver to the Company, at least five business days prior to the due date thereof (taking into account any valid extensions), copies of every state or local income tax return required to be filed by Contico for any period (i) that ends on or before the Closing Date, or which includes the Closing Date, and (ii) for which the return and/or taxes shown thereon need not be filed or paid prior to the Closing Date. In addition, Contico shall identify, and provide supporting calculations of, that portion of the balance of any tax due (after application of all estimated payments attributable thereto) that is attributable to income of the Business for the period ending on the Closing Date (the "Stub Income Taxes"). At least two days prior to the due date of each such return as represented by Contico, the Company shall pay to Contico an amount equal to the Stub Income Taxes reflected on such return, but subject to Section 8.8(e) below.

     (c) Payment of Sales and Use Taxes. Following the Closing Date, Contico shall prepare and deliver to the Company, promptly after the filing thereof, copies of each sales, use and similar transfer tax return required to be filed by Contico with respect to transactions occurring on or before the Closing Date. In addition, to the extent applicable Contico shall identify, and provide supporting calculations of, that portion of the balance of such taxes (after application of any estimated payments or prepayment of Taxes attributable thereto) that are attributable to transactions of the Business (the "Preclosing Sales Taxes"). Within five business days after its receipt of each such return, the Company shall pay to Contico an amount equal to the Preclosing Sales Taxes reflected on such return, but subject to Section 8.8(e) below. To the extent feasible, however, the Company may satisfy its obligations under this Section 8.8(c) by paying the Preclosing Sales taxes directly to the applicable taxing authority on behalf of Contico.

     (d) Payment of Property Taxes. Following the Closing Date, Contico shall promptly forward to the Company all assessments, schedules and notices received from any taxing authority with respect to Current Property Taxes. The Company shall be solely responsible for responding to all such communications, where required, and for timely paying the full amount of all Current Property Taxes as and when the same shall become due and payable, or as otherwise set forth in applicable agreements to which the Company is or becomes a party.

     (e)     Limitation.  Notwithstanding the foregoing provisions of this
Section 8.8, the Company shall cease to be obligated to pay or reimburse Contico with respect to Stub Income Taxes, Current Property Taxes and Preclosing Sales Taxes at such time, if any, as the sum of the Current Property Taxes paid by the Company and the amounts paid under subsection 8.8(b) and (c) equals the amount of the Tax Accruals.

     (f) Subsidiary. In connection with the preparation of the Closing Date Net Worth Statement, the Parties shall calculate the accrued tax obligations of the Subsidiary, as of the Closing Date, for the Subsidiary's tax year that began June 1, 1998. The Company shall cause the Subsidiary to timely file all appropriate returns and reports and to pay all such tax obligations as the same shall become due and payable. Contico agrees to reimburse the Company, or at the Company's direction, the Subsidiary for any taxes, interest or penalties paid by the Subsidiary for any tax period ending prior to or that includes the Closing Date to the extent in excess of amounts accrued therefore as of the Closing Date. For purposes of this Section 8.8(f), the Parties agree that the accrued tax obligation of the Subsidiary for the tax period that includes the Closing Date shall be determined on an annualized basis as if the Subsidiary's tax period ended as of the Closing Date.

     8.9 Maintenance of Net Worth. Contico shall not permit its Net Worth, measured as of the end of each calendar quarter, to be less than (i) during the five (5) year period immediately following Closing, $30,000,000, and (ii) during the immediately following five (5) year period, $20,000,000; provided, however, that Contico shall be permitted to liquidate during such ten (10) year period, if, and only if, prior to such liquidation, the shareholders of Contico execute indemnification agreements in favor of the Company, in form and substance reasonably satisfactory to the Company, having aggregate indemnification obligations in an amount equal to the Net Worth requirements for Contico provided above.

     8.10 Self-Insurance Programs. If, following the Closing Date, the aggregate amount paid by the Company with respect to those Assumed Liabilities described in clause (iii)(B) of the definition of the term Assumed Liabilities herein exceeds $2,250,000, then Contico shall indemnify the Company for such excess, subject to Section 10.1(c) herein. The Company shall furnish such reports and information as Contico shall reasonably request to verify the fact and/or amount of reimbursement due under this Section.

     8.11 Bond Financed Facility. The Company acknowledges that a portion of the Contributed Assets and a portion of the Leased Real Property located at 305 and 333 Rock Industrial Park Drive, Bridgeton, Missouri 63044 were financed with the proceeds of $8,700,000 Variable Rate Demand Private Activity Revenue Bonds (Contico International, Inc., Project), Series 1989 (the "Bonds"), issued by the Industrial Development Authority of the City of Bridgeton, Missouri, the interest on which Bonds was intended to be excluded from gross income for purposes of federal income taxation and exempt from State of Missouri income taxation. The portions of the Contributed Assets and the Leased Real Property so financed are referred to herein as the "Project." The Bonds are currently outstanding and are intended to remain outstanding.
In order to avoid having a material adverse impact on the financial benefits to Contico of the Bonds, the Company hereby covenants and agrees, to the extent within its control, to use the Project as a "manufacturing facility," as that term is defined in Section 144(a)(12)(C) of the Code; provided, however, the Company's sole obligation hereunder with respect to that portion of the Project that constitutes Contributed Assets shall be, in the event of a sale or other disposition of any portion of such Contributed Assets, to provide notice to Contico within thirty (30) days of such sale or other disposition of (i) the description of such sold or otherwise disposed of Contributed Assets, (ii) the identity of the transferee of such sold or otherwise disposed of Contributed Assets, (iii) the amount of gain or loss by the Company on such sale or other disposition, and (iv) the amount of proceeds received by the Company from such sale or other disposition. It is intended that the foregoing covenant and agreement bind future sublease or assignment by the Company. Therefore, the Company further covenants and agrees that any sublease or assignment by the Company shall contain a substantially similar covenant and agreement from the sublessor or assignee thereunder and that Contico shall be deemed a third party beneficiary of any such covenant and agreement in any sublease or assignment.

                                 ARTICLE IX
                                 ----------
                         Termination and Abandonment
                         ---------------------------

     9.1 Termination and Abandonment. This Agreement may be terminated and abandoned at any time prior to the Closing:

     (a)     By mutual written consent of the Company and Contico;

     (b) By the Company, if the conditions set forth in Section 6.1 hereof shall not have been fulfilled in any material respect and cannot be fulfilled on or before the Closing Date;

     (c) By the Company, to the extent permitted under Section 8.3(b) hereof;

     (d) By Contico, if the conditions set forth in Section 6.2 hereof shall not have been fulfilled in any material respect and cannot be fulfilled on or before the Closing Date;

     (e) By Contico or the Company, if any court action or proceeding shall have been instituted by any party, or, to the knowledge of the Company or Contico, shall have been threatened by any public or private authority or third party, to restrain or prohibit the transactions contemplated by this Agreement; or

     (f) By Contico or the Company, if the Closing shall not have occurred on or prior to January 22, 1999, or such later date as may be mutually approved in writing by Contico and the Company.

     9.2 Effect of Termination. In the event of the termination or abandonment of this Agreement pursuant to the provisions of this Article IX, this Agreement shall thereafter become void and have no effect; provided, however, that the foregoing shall not be deemed to affect in any way any right of action either party may have against the other for breach of its representations, warranties or covenants hereunder. In such event, the breaching party shall be liable to the non-breaching party for all Losses arising as a result of such breach.

                                  ARTICLE X
                                  ---------
                               Indemnification
                               ---------------

     10.1     Contico's Indemnification.

     (a) Notwithstanding the investigation by the Company, its attorneys or any of its agents or representatives, the representations, warranties and covenants of Contico set forth herein, and the indemnification obligations of Contico in this Article X with respect thereto, shall survive as follows: (i) the representations, warranties and covenants set forth in (A) Section 2.2,
Section 2.3, Sections 7.1(a)(i), 7.1(b), 7.1(h) (but only with respect to those Contributed Assets not consisting of Real Property or interests therein), and 7.1(bb), and Sections 8.1, and 8.8 hereof shall survive the Closing without limitation of time and shall not expire, (B) Sections 7.1(m) and Section 8.2 shall survive the Closing for a period of ten (10) years, at which time they will expire, and (C) Section 7.1(n) shall survive the Closing for the applicable limitation period with respect to the matters described therein, at which time they will expire; (ii) covenants that by their terms survive for a different period of time shall survive for such period; and
(iii) all other representations, warranties and covenants contained herein shall survive the Closing for a period of two (2) years, at which time they shall expire, and thereafter no Claim may be asserted against Contico on the basis of such representations, warranties and covenants. Notwithstanding the preceding sentence, any Claim asserted in writing against Contico for indemnity with respect to a surviving representation, warranty or covenant may continue to be pursued after such time if written notice of the inaccuracy, breach or nonperformance giving rise to such indemnity shall have been given to Contico prior to the time that such right of indemnity otherwise would have terminated. The representations and warranties in the second, fourth and fifth sentences of Sections 7.1(s)(i) and (ii) shall expire upon receipt by the Company of surveys and Title Policies, in form and substance reasonably satisfactory to the Company, for the Leased Real Property, the Contico Leased Real Property and the Contributed Real Property in accordance with the provisions of Section 8.6 hereof, it being the Parties' intention that the Company's recourse with respect to the matters described in such provisions, if any, shall be under the terms of such Title Policies and the surveys related thereto.

     (b) Contico agrees to indemnify, defend and hold the Company, its subsidiaries and affiliates and its and their respective shareholders, directors, officers, employees, agents, representatives, successors and assigns (collectively, the "Company Group"), harmless from and against any and all Losses imposed on, accrued against, sustained or incurred by any of them resulting from or arising out of or by virtue of: (i) any misrepresentation or breach of warranty made herein by Contico or non-compliance with, non-performance of or breach by Contico of any of the covenants of this Agreement to be performed by Contico or otherwise set forth in any instrument or document executed or delivered by Contico in connection with this Agreement, (ii) any and all of the Excluded Liabilities, (iii) any and all such liabilities, debts and claims asserted against the Company or the Subsidiary in connection with contributions, and other payment obligations, or any other liabilities, debts and claims asserted against the Company or the Subsidiary arising from the continuance and operation of the Plans and Arrangements for all periods ending on or prior to the Closing Date, as described in Section 8.4(c) herein, (iv) any recall of a category, or significant quantities of such category, of products shipped by Contico or the Subsidiary prior to Closing to the extent such recall is reasonably required to comply with applicable laws and regulations, to cause such products to be in conformity with an express warranty extended by Contico or with the terms of a customer's original order, or to comply with an order of a governmental authority or agency, and (v) with respect to Environmental Laws, all liabilities, fines or penalties associated with any pre-Closing noncompliance by Contico with permit requirements, plans and reporting obligations (if any).

     (c) Notwithstanding any other provision hereof to the contrary, Contico shall have no obligation to indemnify the Company or the Company Group, whether pursuant to this Article X, Section 8.10 or otherwise, for any Losses otherwise indemnifiable hereunder, unless and until the aggregate amount of all Losses exceeds One Million Dollars ($1,000,000) (the "Basket"), whereupon the Losses in excess of such amount shall be indemnified as aforesaid, subject to Section 10.1(d); provided, however, (A) the Basket shall not apply to the failure of Contico to pay the Excluded Liabilities, and
(B) the first $500,000 of remediation costs borne by the Company under Section
8.2 of this Agreement shall not be counted as "Losses" for purposes of computing the Basket.

     (d) Notwithstanding any other provision hereof to the contrary, Contico shall have no obligation to indemnify the Company or the Company Group for any Losses otherwise indemnifiable hereunder in excess of Thirty Million Dollars ($30,000,000) (the "Indemnity Cap"); provided, however, that the Indemnity Cap shall not apply to any failure of Contico to pay the Excluded Liabilities.

     10.2     Company's Indemnification.

     (a) The representations, warranties and covenants of the Company set forth herein, or in any document or instrument delivered in connection herewith or pursuant hereto, and the liabilities of the Company with respect thereto, shall survive the Closing Date for a period of two (2) years, at which time they shall expire, except for (i) covenants that by their terms survive for different time periods, which shall survive for such periods, and
(ii) the representations, warranties and covenants set forth in Section 3.3, Sections 7.2(a), 7.2(b) and 7.2(e) and Section 8.1 hereof shall survive the Closing without limitation of time and shall not expire. Notwithstanding the preceding sentence, any representation, warranty or covenant in respect of which indemnity may be sought under Section 10.2(b) below shall survive the time at which it would otherwise terminate pursuant to such sentence, if written notice of the inaccuracy, breach or nonperformance giving rise to such indemnity shall have been given to the Company prior to the time that it otherwise would have terminated.

     (b) The Company agrees to indemnify, defend and hold Contico, its subsidiaries and affiliates and its and their respective shareholders, directors, officers, employees, agents, representatives, successors and assigns (collectively, the "Contico Group"), harmless from and against any and all Losses imposed on, accrued against, sustained or incurred by any of them resulting from or arising out of or by virtue of: (i) any misrepresentation or breach of warranty made herein by the Company or non-compliance with or breach by the Company of any of the covenants of this Agreement to be performed by the Company, (ii) any and all of the Assumed Liabilities, (iii) any and all Liabilities arising out of or in connection with the conduct of the Business by the Company after the Closing Date, (iv) with respect to Environmental Laws, any and all liabilities, fines or penalties associated with violations of Environmental Laws by the Company or at the Real Property (if any) which occur after Closing or with conditions created after Closing, and (v) any and all Liabilities of the Subsidiary that are not a part of the Excluded Liabilities.

     10.3 Losses. For purposes of this Agreement, "Losses" means all claims (whether meritorious or not), actions, suits, proceedings, judgments, causes of action, liabilities (whether fixed, absolute, accrued, contingent or otherwise and whether direct or indirect, primary or secondary, known or unknown), losses, demands, costs, assessments, fines, damages, interest, penalties or expenses (including without limitation, reasonable attorneys' fees and expenses and costs of litigation); in each case after taking into account available insurance and any tax benefit or detriment attributable thereto; but the term "Losses" shall not include consequential, punitive or exemplary damages attributable to any misrepresentation or breach of a warranty or covenant of a party contained herein, other than those payable, if any, to a third party.

     10.4     Procedure for Indemnification.

     (a) Upon becoming aware of a claim for any Losses for which a Person is entitled to indemnity hereunder, the Person seeking indemnification under this Article X (the "Indemnified Party") shall give prompt written notice of such claim to the party from whom indemnification is sought (the "Indemnifying Party"); provided, however, that no delay in giving notice hereunder shall relieve the Indemnifying Party from its obligations hereunder, except and to the extent either (i) that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnified Party's failure to give such notice in a timely manner, or (ii) such notice is delivered after expiration of an applicable survival period in Section 10.1.

     (b) Within thirty (30) calendar days after such notice, the Indemnifying Party may deliver to the Indemnified Party its written acknowledgment that the Indemnified Party is entitled to indemnification pursuant to this Article X for Losses arising out of such claim, suit or action, together with evidence reasonably satisfactory to the Indemnified Party that the Indemnifying Party has and will have the financial capability to discharge any liability arising from such claim, suit or action. Upon delivery by the Indemnified Party of such acknowledgment and evidence, the Indemnifying Party shall, with counsel reasonably satisfactory to the Indemnified Party, assume the defense of any such suit or action initiated by a third party (a "Third Party Claim") including its compromise and settlement, and the Indemnifying Party shall pay all costs and expenses thereof and shall be fully responsible for the outcome thereof. If the Indemnifying Party so assumes the defense of such Third Party Claim, (i) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party's consent (which shall not be unreasonably withheld) unless the sole relief is monetary damages that are paid in full by the Indemnifying Party and
(ii) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld). In the event that the Indemnifying Party does not provide such acknowledgment and evidence, the Indemnified Party shall be entitled to assume the defense of such Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel reasonably satisfactory to the Indemnifying Party; and in such event, all Losses resulting from the defense or settlement of such Third Party Claim shall be subject to the indemnification provisions of this Article X. In such case, the Indemnified Party will give the Indemnifying Party not less than twenty (20) calendar days' written notice of any proposed settlement or compromise of any Third Party Claim. Any settlement or compromise made or caused to be made by the Indemnified Party of any such Third Party Claim of the kind referred to above shall be subject to the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, and thereupon such settlement or compromise shall be binding upon the Indemnifying Party in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise.

     (c) In case of any Third Party Claim, the Indemnified Party will cooperate reasonably with the Indemnifying Party, cooperate reasonably in the defense thereof, including affording to the Indemnifying Party the right of access, during normal business hours, to the personnel of the Indemnified Party and all pertinent books and records for purposes of inspection and making copies, but all reasonable out-of-pocket expenses incurred by the Indemnified Party in connection with the foregoing shall be reimbursed by the Indemnifying Party. If the Indemnifying Party assumes the defense or settlement thereof in accordance with Section 10.4(b), the Indemnified Party shall have the right to observe and consult in the defense or settlement of a Third Party Claim and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. If the Indemnified Party conducts the defense or settlement thereof after the Indemnifying Party has declined to do so in accordance with Section 10.4(b), the Indemnifying Party shall have the right to observe and consult in the defense of a Third Party Claim and to employ counsel, at its own expense, separate from the counsel employed by the Indemnified Party.

     10.5 Sole Remedy. The indemnification provisions, procedures and limitations of this Article X, together with the matters provided for in
Section 8.2, shall be the exclusive remedies and procedures relating thereto, available to any party following the Closing Date as a result of any breach or nonperformance of any representations, warranties, covenants, agreements and obligations contained in this Agreement or any Schedule attached hereto, or any liability or obligation of the Business. All other remedies at law or in equity (including but not limited to common law and statutory rights of contribution) hereby are waived by the Parties, and to the extent a survival period contained in this Agreement extends beyond an otherwise applicable statute of limitations, this Agreement shall constitute a waiver thereof. Notwithstanding the foregoing, this Section 10.5 shall not preclude a party from asserting a Claim (a) based on any act of fraud perpetrated upon a party hereto by another party hereto, or (b) for any equitable remedy to enforce the obligations of the Parties contained in this Agreement.

                                 ARTICLE XI
                                 ----------
                                  Expenses
                                  --------
     11.1 Professional Expenses. Except as otherwise specified in this Agreement, each of the Parties hereto shall pay all of its own respective costs and expenses with respect to legal, accounting, consulting, appraisal and professional fees, as well as printing and other related expenses, incurred or to be incurred by such party in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that no such fees or expenses shall be paid or payable out of, or in any manner constitute a Lien against, the Contributed Assets.

     11.2 Transfer Expenses. All applicable sales, use, transfer, documentary or similar taxes, filing and recording fees, title insurance charges, survey fees, vehicle tax, intangible taxes, if any, and transfer fees which are payable by reason of the transactions contemplated by this Agreement, shall be paid by Contico; provided, however, that no such charges, fees or expenses shall be paid or payable out of, or in any manner constitute a Lien against, the Contributed Assets. Contico and the Company have not elected and shall not elect to waive VAT exemption with respect to the Contributed Assets situated in the United Kingdom.

                                 ARTICLE XII
                                 -----------
                                Miscellaneous
                                -------------

     12.1 Entire Agreement; Amendment. This Agreement is the entire agreement and understanding of the Parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous negotiations, undertakings and agreements, written or oral, between the Parties. No representation, inducement, agreement, promise, understanding or waiver altering, modifying, taking from or adding to the terms and conditions hereof shall have any force or effect unless the same is in writing and validly executed by each of the Parties hereto.

     12.2 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assignable by any Party prior to Closing without the prior written consent of the other Party, and following the Closing no complete or partial assignment by any Party of this Agreement or such Party's rights hereunder shall operate to relieve the assigning Party of its obligations hereunder.

     12.3     Notices.   Any notice, request, instruction or other
communication to be given hereunder by any party hereto shall be in writing and shall be deemed to have been duly given on the date of delivery, provided delivery is actually tendered at the appropriate address, addressed to the persons identified below (i) in person, or (ii) by overnight courier service nationally recognized in the United States, or (iii) by facsimile copy (with original copy mailed the same day), or (iv) five (5) calendar days after deposit in the U.S. mail by first class certified mail, postage prepaid, return receipt requested, all addressed as set forth below:

             (i)  If to Contico, to:     Contico International, Inc.
                                         c/o Mr. Lester Miller
                                         20043 North East 39th Place
                                         Aventura, FL 33180
                                         Telephone No.:  (305) 932-6834
                                         Facsimile No.:  (305) 932-4968

                  With a copy to:        Thompson Coburn
                                         One Mercantile Center
                                         St. Louis, MO  63101
                                         Attn:  Millard Backerman, Esq.
                                         Telephone No.:  (314) 552-6000
                                         Facsimile No.:  (314) 552-7005

             (ii) If to the Company, to: CII Acquisition, L.L.C.
                                         1101 Warson Road
                                         St. Louis, MO  63132
                                         Attn:  President
                                         Telephone No.:  (314) 997-5900
                                         Facsimile No.:  (314) 997-0776

                  With a copy to:        Thompson Coburn
                                         One Mercantile Center
                                         St. Louis, MO  63101
                                         Attn:  Millard Backerman, Esq.
                                         Telephone No.:  (314) 552-6000
                                         Facsimile No.:  (314) 552-7005

                                     and

                                         Schiff Hardin & Waite
                                         6600 Sears Tower
                                         Chicago, IL  60606
                                         Attn:  Robert E. Kolek, Esq.
                                         Telephone No.: (312) 258-5755
                                         Facsimile No.: (312) 258-5600

or to such other person or persons at such address or addresses as may be designated by written notice to the other party pursuant to this Section 12.3.

     12.4 Severability. If any provision of this Agreement is found invalid, unenforceable or in violation of any law by a court of competent jurisdiction, such provision shall be modified only to the extent necessary to enable such provision to be valid and enforceable, without affecting the remaining portions of this Agreement, which shall remain in full force and effect; provided, however, that the severing of any such provision will not materially change the substance of this Agreement. As so amended, this Agreement shall be enforced to the fullest extent possible to give effect to the intention of the Parties expressed herein.

     12.5 Mutual Contribution; Third Party Beneficiaries. The Parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted, or the provision contains a covenant of such party. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

     12.6 Waivers. No delay on the part of any party in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any waiver of any right, power or privilege operate as a waiver of any other right, power or privilege, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or of any other right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the Parties otherwise may have at law or in equity.

     12.7 Operative Language; Currency. The English language shall control the interpretation of this Agreement and all other writings and communications between the Parties. All references to currency and currency amounts herein shall refer solely to United States Dollars.

     12.8 Headings; Gender; Number. The headings of articles and sections of this Agreement and of the schedules and exhibits hereto are for convenience only and are not intended to limit, restrict, expand or otherwise affect the meaning or interpretation of the provisions of this Agreement. The use of any gender hereunder shall include all genders and the use of the singular shall include the plural, and vice versa, in each case as the context may require.

     12.9 Applicable Law. This Agreement is governed by and shall be construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

     12.10 Forum Choice and Venue. Any judicial proceeding brought against any party hereto with respect to this Agreement or any transactio contemplated hereby shall be brought in the United States District Court for the Eastern District of Missouri, or, if such court does not have jurisdiction, then in the courts of the State of Missouri, and, by execution and delivery of this Agreement, each of the Parties hereto (i) accepts, generally and unconditionally, the exclusive jurisdiction of such court and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, subject, in each case, to all rights to appeal such decisions to the extent available to the Parties, and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such court or that such court is an inconvenient forum. Each party hereto hereby waives personal service of process and consents that service of process upon it may be made by delivery or by certified or registered mail, return receipt requested, at its last known address and service so made shall be deemed completed on the date of delivery or on the fifth (5th) business day after such service is deposited in the mail, as the case may be. Nothing herein shall affect the right to serve process in any other manner permitted by law.

     12.11 Non-Binding Mediation. Any controversy or claim arising out of or relating to this Agreement, its interpretation, the breach or the consummation hereof, or the closing contemplated thereunder, or the respective rights or obligations of the Parties, shall be first subject to non-binding mediation administered by the American Arbitration Association (the "Mediator"). In the event that such controversy or claim cannot be resolved pursuant to mediation within thirty (30) days after such matter is submitted to the Mediator as provided above, such controversy or claim may be settled by arbitration upon the written arbitration agreement made at that time of all Parties, and failing such arbitration agreement, by litigation.

     12.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                          [Signature Pages Follow]

     IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed as of the date first written above.


Company:                                Contico:

CII ACQUISITION, L.L.C.                 CONTICO INTERNATIONAL, INC.



By:  /S/ Larry Hill                     By: /S/ David Cooksey
   -------------------                      -----------------

     Its:___CEO_____________                Its:__VP/CFO___________






                                Exhibit 2(b)
                                ------------


                          UNIT PURCHASE AGREEMENT
                        Dated as of December 31, 1998
                                by and among

                           KATY INDUSTRIES, INC.,


                         CONTICO INTERNATIONAL, INC.

                                     and

                                LESTER MILLER

                              TABLE OF CONTENTS

ARTICLE I     Purchase and Sale of the Common Units                         1
        1.1     Purchase and Sale                                           1
        1.2     Transfer of Common Units                                    1
        1.3     Further Assurances                                          2

ARTICLE II    Purchase Price and Payment                                    2
        2.1     Purchase Price                                              2
        2.2     Payment                                                     2
        2.3     Closing Date Net Worth                                      2

ARTICLE III   Closing                                                       4
        3.1     Closing Date                                                4
        3.2     Deliveries by the Purchaser                                 4
        3.3     Deliveries by the Seller                                    5
        3.4     Deliveries by Miller                                        6
        3.5     Simultaneous Delivery                                       7

ARTICLE IV    Conditions to Closing                                         7
        4.1     Conditions Precedent to Obligations of the Purchaser        7
        4.2     Conditions Precedent to Obligations of the Seller and Miller8

ARTICLE V     Representations and Warranties                                9
        5.1     Representations and Warranties of the Seller                9
        5.2     Representations and Warranties of the Purchaser             24
        5.3     Representations and Warranties of Miller                    26

ARTICLE VI    Covenants and Agreements                                      27
        6.1     Conduct Prior to Closing                                    27
        6.2     Notice of Adverse Events                                    28
        6.3     Right of Inspection; Access                                 29
        6.4     Public Statements                                           29
        6.5     [Reserved]                                                  29
        6.6     Consents and Approvals                                      29
        6.7     Post-Closing Obligations of the Company                     30
        6.8     Allocation and Section 754 Election                         30
        6.9     Substitute Security for Letters of Credit                   30
        6.10    Payoff of Mercantile and NatWest Indebtedness               31

ARTICLE VII   Termination and Abandonment                                   31
        7.1     Termination and Abandonment                                 31
        7.2     Effect of Termination                                       31

ARTICLE VIII  Indemnification                                               32
        8.1     The Seller's Indemnification                                32
        8.2     The Purchaser's Indemnification                             33
        8.3     Losses                                                      33
        8.4     Procedure for Indemnification                               34
        8.5     Sole Remedy                                                 35
        8.6     Single Recovery of Indemnifiable Losses                     35

ARTICLE IX    Expenses                                                      36
        9.1     Professional Expenses                                       36
        9.2     Transfer Expenses                                           36

ARTICLE X     Miscellaneous                                                 36
        10.1    Entire Agreement; Amendment                                 36
        10.2    Binding Effect; Assignment                                  36
        10.3    Notices                                                     36
        10.4    Severability                                                38
        10.5    Mutual Contribution; No Third Party Beneficiaries           38
        10.6    Waivers                                                     38
        10.7    Operative Language; Currency                                39
        10.8    Headings; Gender; Number                                    39
        10.9    Applicable Law                                              39
        10.10   Forum Choice and Venue                                      39
        10.11   Non-Binding Mediation                                       39
        10.12   Counterparts                                                39



                           UNIT PURCHASE AGREEMENT
                           -----------------------

     THIS UNIT PURCHASE AGREEMENT (this "Agreement") is dated as of December 31, 1998, by and between KATY INDUSTRIES, INC., a Delaware corporation (the "Purchaser"), CONTICO INTERNATIONAL, INC., a Missouri corporation (the "Seller"), and LESTER MILLER, an individual resident of the State of Florida ("Miller").

                                  RECITALS
                                  --------

     A. The Seller and Miller are the sole parties to that certain Limited Liability Company Agreement of even date herewith (the "LLC Agreement"), pursuant to which CII Acquisition, L.L.C., a Delaware limited liability company (the "Company"), has been established with the Seller and Miller as the initial members.

     B. The Seller owns or will own all of the Preferred Units and the Contico Common Units (each as defined in the LLC Agreement). Miller owns or will own all of the Miller Common Units (as defined in the LLC Agreement).

     C. The Seller and Miller desire to sell to the Purchaser, and the Purchaser desires to purchase from the Seller and Miller, one hundred percent (100%) of the Common Units (as defined in the LLC Agreement) of the Company on the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the Recitals, the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                  ARTICLE I
                                  ---------
                    Purchase and Sale of the Common Units
                    -------------------------------------

     1.1 Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, at the Closing (as hereinafter defined), the Seller and Miller shall each sell, transfer, assign, convey and deliver to the Purchaser, and the Purchaser shall purchase, accept and acquire from each of the Seller and Miller, the Common Units, free and clear of all Liens, but subject to the terms of the LLC Agreement and the Members Agreement (as hereinafter defined).

     1.2 Transfer of Common Units. On the Closing Date, each of the Seller and Miller shall sell, assign, transfer, convey and deliver or caused to be sold, assigned, transferred, conveyed and delivered to the Purchaser all of the Common Units by delivery of certificates evidencing the Common Units, duly endorsed in blank (or together with assignments separate from certificate, duly endorsed in blank), sufficient to vest in the Purchaser good, complete and indefeasible title to the Common Units, free and clear of all Liens, but subject to the terms of the LLC Agreement and Members Agreement. All such documents shall be in form and substance consistent with this Agreement and reasonably satisfactory to the Purchaser.

     1.3 Further Assurances. From time to time after the Closing Date, at the Purchaser's request and without further consideration therefor, each of the Seller and Miller shall perform, execute and deliver or cause to be performed, executed and delivered, all such further acts, assignments, instruments, conveyances and assurances as the Purchaser may reasonably require for the more effective assigning, transferring, granting, conveying, and selling of the Contico Common Units and Miller Common Units (respectively) to the Purchaser and as may be appropriate to carry out the transactions contemplated hereby.

                                 ARTICLE II
                                 ----------
                          Purchase Price and Payment
                          --------------------------

     2.1 Purchase Price. The purchase price to be paid by the Purchaser to the Seller for the Contico Common Units shall be One Hundred Thirty One Million Eight Hundred Thousand Dollars ($131,800,000) and the purchase price to be paid by the Purchaser to Miller for the Miller Common Units shall be Three Hundred Thousand Dollars ($300,000) (the sum of $132,100,000.00 is referred to herein as the "Purchase Price"), subject to the Net Worth Adjustment.

     2.2 Payment. At the Closing, the Purchaser shall deliver the Purchase Price to the Seller and Miller in proportion to their ownership of the Common Units by wire transfer of immediately available funds to accounts designated by the Seller and Miller.

     2.3     Closing Date Net Worth.

     (a) Net Worth Adjustment. The Purchase Price may be decreased as provided in this Section 2.3. The "Net Worth Adjustment" shall be equal to the difference, if positive, between (A) One Hundred Five Million Dollars ($105,000,000) (the "Base Net Worth"), and (B) the actual Closing Date Net Worth of the Company (the "Final Closing Date Net Worth"). If the Base Net Worth is greater than the Final Closing Date Net Worth, then the Purchase Price will be decreased by the difference. If the Final Closing Date Net Worth is greater than the Base Net Worth, then there shall be no adjustment to the Purchase Price.

     (b) Definition. The term "Closing Date Net Worth"means the aggregate book value of the Company Assets (as defined in Section 5.1(d) hereof) less the aggregate book value of the liabilities of the Company other than the Revolving Debt (the "Company Liabilities"), determined as of the Closing Date on a consolidated basis in accordance with generally accepted accounting principles consistently applied with respect to the operations of the Business, as defined in that certain Contribution Agreement dated December 31, 1998, by and between the Seller and Company (the "Contribution Agreement") (whether operated by the Seller or the Company) over past periods ("GAAP").
 All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Contribution Agreement. "Revolving Debt" means the aggregate principal amount and interest thereon owed under the Mercantile Agreement and the NatWest Agreement as of the Closing Date.

     (c) The Seller's Estimate. Attached hereto as Schedule 2.3(c) is the Seller's calculation of the estimated Closing Date Net Worth and the components thereof, prepared in good faith by the Seller (the "Estimated Closing Date Net Worth Statement").

     (d)     Determination of Final Closing Date Net Worth Statement.

             (i) Within forty-five (45) calendar days after the Closing Date (as hereinafter defined), the Purchaser shall deliver to the Seller a proposed statement of the Final Closing Date Net Worth (the "Final Closing Date Net Worth Statement") prepared by the Company in accordance with GAAP. The inventory included on the Final Closing Date Net Worth Statement shall be determined by rolling forward to the Closing Date, the physical inventory conducted by the Company as of December 31, 1998. Inventory will be valued at the Company's standard cost in accordance with GAAP, with appropriate reserves for obsolete, defective, damaged, discontinued or slow moving inventory. The Seller and the Purchaser shall have the right to observe the physical inventory conducted by the Company and the preparation of the Final Closing Date Net Worth Statement. The Seller, the Company and the Purchaser shall each pay their respective expenses, if any, incurred in connection with the physical inventory and preparation of the Final Closing Date Net Worth Statement.

             (ii) No later than fifteen (15) calendar days after the Seller's receipt of the proposed Final Closing Date Net Worth Statement, if, in the Seller's commercially reasonable judgment, adjustments are necessary for such Final Closing Date Net Worth Statement to be prepared in conformity with the accounting methods discussed above, the Seller shall deliver to the Purchaser a written statement describing such objections and the applicable bases for such adjustments. If the Purchaser does not receive such written statement from the Seller within such fifteen (15) day period, the proposed Final Closing Date Net Worth Statement as prepared by the Company and delivered by the Purchaser shall be deemed accepted by the Seller. In the event that the Seller does deliver such a written statement to the Purchaser, the Purchaser shall have the right, in its commercially reasonable judgment, to also prepare adjustments to the proposed Final Closing Date Net Worth Statement consistent with GAAP, by delivery of a written statement describing such proposed adjustments to the Seller not later than five (5) calendar days following receipt of the Seller's written statement. The Purchaser shall cause the Company to provide the Seller with access to the books and records of the Business during normal business hours to review the Final Closing Date Net Worth Statement. The parties shall use reasonable efforts to resolve any such objections or proposed adjustments by the Seller and the Purchaser.


             (iii) If the parties are unable to finally resolve all such objections within thirty (30) calendar days after the Purchaser's or the Seller's, if applicable, receipt of such objections, the parties shall, within ten (10) calendar days after such thirty (30) day period, submit the accounting issues in dispute to the St. Louis, Missouri office of KPMG Peat Marwick LLP (the "Accountant") to resolve any such remaining objections. The Accountant shall be furnished with a copy of this Agreement, the proposed Final Closing Date Net Worth Statement, and any objections of the Seller or the Purchaser to the proposed Final Closing Date Net Worth Statement and the applicable bases therefor. Each party shall have the right to submit supporting or explanatory material to the Accountant, complete copies of which supporting and explanatory material shall be provided to the other party. The determination of the Accountant shall be made within fifteen (15) days of the submission to such Accountant and shall be set forth in writing and be conclusive and binding upon the parties hereto. The fees and expenses of the Accountant shall be shared equally by the Purchaser and the Seller. The Purchaser will revise the Final Closing Date Net Worth Statement to reflect the resolution of any objections thereto pursuant to this Section 2.3(d)(iii).

     (e) Determination of Final Purchase Price. If the Purchase Price as adjusted by the Net Worth Adjustment determined utilizing the amounts set forth on the Final Closing Date Net Worth Statement (the "Final Purchase Price") shall be less than the Purchase Price, the amount of such difference shall be refunded by the Seller and Miller in proportion to their prior ownership of the Common Units, to the Purchaser within five (5) days following the earlier of (i) the date the parties agree upon the Net Worth Adjustment, and (ii) the date of resolution in accordance herewith of any dispute among the parties with respect to the Net Worth Adjustment. Any payment made pursuant to this Section 2.3(e) shall include interest on the principal amount of such payment after the Closing Date until the date of such payment at the rate announced in The Wall Street Journal as the "Prime Rate" in effect on the Closing Date.

                                 ARTICLE III
                                 -----------
                                   Closing
                                   -------
     3.1 Closing Date. The transactions contemplated by this Agreement shall be consummated at a closing (the "Closing") to be held at 10:00 a.m. local time at the St. Louis, Missouri office of counsel to the Seller, on January 8, 1999, or on such other Friday as the parties may mutually determine (the "Closing Date").

     3.2 Deliveries by the Purchaser. At the Closing, the Purchaser shall execute and/or deliver to the Seller and Miller the following (each dated the Closing Date, except as otherwise indicated):

     (a) The Purchase Price to Seller and Miller in proportion to their ownership of the Common Units;

     (b) A copy of resolutions duly adopted by the Board of Directors of the Purchaser, authorizing the execution, delivery and performance of this Agreement and all related agreements, documents and certificates, duly certified by the Secretary or an Assistant Secretary of the Purchaser;

     (c) A legal opinion of Schiff Hardin & Waite, as counsel to the Purchaser, in substantially the form attached hereto as Exhibit A;

     (d) A Certificate of Good Standing of the Purchaser, certified as of a date not more than seven (7) days prior to the Closing Date, from the Secretary of State of Delaware;

     (e) A certificate of the Secretary or an Assistant Secretary of the Purchaser, certifying as to the incumbency and signatures of the Purchaser's officers;

     (f) A certificate of an authorized officer of the Purchaser certifying that, to the best of his knowledge and belief, the conditions specified in Section 4.2 hereof have been fully satisfied;

     (g) A guaranty of the Company's obligations under the Leases, substantially in the form of Exhibit B attached hereto (the "Lease Guaranty"), executed by the Purchaser;

     (h) A members agreement, substantially in the form of Exhibit C attached hereto (the "Members Agreement"), executed by the Purchaser;

     (i) Noncompetition agreement with the Seller, substantially in the form of Exhibit D-1, attached hereto (the "Seller Noncompetition Agreement"), executed by the Company;

     (j) A transition services agreement in favor of the Seller, substantially in the form of Exhibit G attached hereto (the "Transition Agreement"), executed by the Company;

     (k)     The letter(s) of credit described in Section 6.9 hereof; and

     (l) Such other documents and certificates, consistent with the terms of this Agreement, as the Seller shall reasonably request to be executed or delivered by the Purchaser at the Closing.

     3.3 Deliveries by the Seller. At the Closing, the Seller shall execute and/or deliver, or cause to be executed and/or delivered, to the Purchaser the following (each dated the Closing Date, except as otherwise indicated):

     (a) Certificates evidencing the Contico Common Units, duly endorsed in blank (or together with assignments separate from certificate, duly endorsed in blank);

     (b) A copy of resolutions duly adopted by the Board of Directors and the shareholders of the Seller, authorizing the execution, delivery and performance of this Agreement and all related agreements, documents and certificates, duly certified by the Secretary or an Assistant Secretary of the Seller;

     (c) A legal opinion of Thompson Coburn, as counsel to the Seller and Miller, in substantially the form attached hereto as Exhibit E;

     (d) A Certificate of Good Standing of the Seller, certified as of a date not more than seven (7) days prior to the Closing Date, from the Secretary of State of Missouri.

     (e) A certificate of the Secretary or an Assistant Secretary of the Seller, certifying: (i) a copy of the Seller's By-laws; (ii) a copy of the Certificate of Incorporation of the Seller; and (iii) as to the incumbency and signatures of the Seller's officers;

     (f) A certificate of Good Standing of the Company, certified as of a date not more than seven (7) days prior to the Closing Date, from the Secretary of State of Delaware;

     (g) A certificate of the manager of the Company (the "Manager"), certifying true and correct copies of the LLC Agreement, as amended, and the certificate of formation of the Company;

     (h) A certificate of an authorized officer of the Seller certifying that to the best of his knowledge and belief the conditions specified in
Section 4.1 hereof have been fully satisfied;

     (i)     The Members Agreement, executed by the Seller;

     (j)     The Seller Noncompetition Agreement, as executed by the Seller;

     (k)     The Transition Agreement, executed by the Seller;

     (l) All documents relating to the acquisition or lease of the Contributed Real Property, the Leased Real Property and the Contico Leased Real Property set forth in Section 8.6 of the Contribution Agreement, in form and substance satisfactory to the Purchaser, except for the survey and Title Policy for the Winters, Texas property which shall (i) be delivered by the Seller to the Purchaser within twenty-one (21) days of the Closing, (ii) conform to the requirements of Section 8.6 of the Contribution Agreement, and
(iii) be in form and substance satisfactory to the Purchaser;

     (m) To the extent not delivered to the Company prior to the Closing under the Contribution Agreement, those items set forth on Schedule 6.1(e) to the Contribution Agreement;

     (n) The written consent to the transfer to the Company of the policies of insurance described on Schedule 7.1(o) to the Contribution Agreement or the written assurance of the Seller to the Purchaser, in form and substance reasonably satisfactory to the Purchaser, that the Seller will retain responsibility for that portion of the Assumed Liabilities that are covered by such policies of insurance until such time as such written consents to the transfer of such policies to the Company are obtained; and

     (o) Such other documents and certificates, consistent with the terms of this Agreement, as the Purchaser shall reasonably request to be executed or delivered by the Seller at the Closing.

     3.4 Deliveries by Miller. At the Closing, Miller shall execute and/or deliver, or cause to be executed and/or delivered, to the Purchaser the following (each dated the Closing Date):

     (a) Certificates evidencing the Miller Common Units, duly endorsed in blank (or together with assignments separate from certificate, duly endorsed in blank; and

     (b) A certificate of Miller certifying that to the best of his knowledge and belief the conditions regarding Miller specified in Section 4.1 hereof have been fully satisfied.

     3.5 Simultaneous Delivery. All documents, instruments and funds to be delivered by the Seller and the Purchaser at the Closing pursuant to this
Article III shall be regarded as having been delivered simultaneously, and no document, instrument or funds shall be regarded as having been delivered until all such documents, instruments and funds have been delivered.

                                 ARTICLE IV
                                 ----------
                            Conditions to Closing
                            ---------------------

     4.1 Conditions Precedent to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to and conditioned on the satisfaction of each of the following conditions:

     (a)     Representations, Warranties and Covenants.   All of the
representations and warranties of each of the Seller and Miller contained herein, shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date, and each of the Seller and Miller shall have complied with and performed in all material respects, all of the covenants and agreements to be complied with and performed by the Seller on or prior to the Closing Date.

     (b) Compliance with Applicable Laws. Each of the Seller, Miller and the Company shall have complied with all applicable federal, state, foreign and local laws necessary to consummate the transactions contemplated hereby.

     (c) No Adverse Proceedings. As of the Closing Date, no action, investigation, suit or proceeding by any foreign, federal, state, or local governmental or regulatory commission, agency or authority, and no action, suit or proceeding by any other Person (as defined hereinafter), shall be pending or threatened which challenges or seeks to enjoin, prohibit or prevent this Agreement or any transaction contemplated hereby. As used in this Agreement, the term "Person" shall mean and include any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, association, corporation, or any other entity and any governmental agency, department or authority.

     (d) No Material Adverse Change. There shall have been no material adverse change in or material loss or damage to the Company Assets, the Company Liabilities, the Subsidiary or its assets or the operations or financial condition of the Business from the Baseline Financial Statements Date through the Closing Date.

     (e) Required Consents. The third party consents, waivers and releases identified on Schedule 4.2(e) (collectively, the "Required Consents"), shall have been obtained and attained on or prior to, and shall be in full force and effect as of, the Closing Date.

     (f)     Deliveries.

             (i) The Seller shall have delivered or shall have caused to be delivered to the Purchaser all documents, instruments and other items required to be delivered to the Purchaser pursuant to Section 3.3 hereof. In addition, the Seller shall deliver or cause to be delivered to the Purchaser noncompetition agreements with Miller and Bill Miller, substantially in the forms of Exhibit D-2 and Exhibit D-3 attached hereto (collectively with the Seller Noncompetition Agreement, the "Noncompetition Agreements"), executed by the Company and Miller and Bill Miller, as applicable.

             (ii) The Purchaser shall have received an employment agreement with Larry M. Hill ("Hill"), substantially in the form of Exhibit F, attached hereto (the "Employment Agreement"), executed by the Company and Hill.

     (g) Estimated Closing Date Net Worth. The Estimated Closing Date Net Worth Statement shall reflect that the Closing Date Net Worth is not less than One Hundred Five Million and No/100 Dollars ($105,000,000.00).

     (h) Contribution Agreement. The closing of the transactions contemplated by the Contribution Agreement shall have occurred and the Purchaser shall be reasonably satisfied with the form and substance of all documents and instruments, whether of transfer or otherwise, executed and delivered in connection with such transactions.

     (i) Payoff of Indebtedness. The Sellers shall have delivered or shall have caused to be delivered to the Purchaser a payoff letter, in form and substance satisfactory to Purchaser, regarding all outstanding indebtedness of the Company to Mercantile Bank N.A., except pursuant to outstanding letters of credit, and a certificate, in form and substance satisfactory to Purchaser, setting forth the outstanding indebtedness to National Westminster Bank, PLC.

     4.2 Conditions Precedent to Obligations of the Seller and Miller. The obligations of the Seller and Miller to consummate the transactions contemplated by this Agreement are subject to and conditioned on the satisfaction of each of the following conditions:

     (a) Representations, Warranties and Covenants. All of the representations and warranties of the Purchaser contained herein shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date, and the Purchaser shall have complied with and performed in all material respects all of the covenants and agreements to be complied with and performed by the Purchaser on or prior to the Closing Date.

     (b) No Adverse Proceedings. As of the Closing Date, no action, investigation, suit or proceeding by any governmental or regulatory commission, agency or authority, and no action, suit or proceeding by any other Person, shall be pending or threatened which challenges or seeks to enjoin, prohibit or prevent this Agreement or any transaction contemplated hereby.

     (c) Compliance with Applicable Laws. The Purchaser shall have complied with all applicable federal, state, foreign and local laws necessary to consummate the transactions contemplated hereby.

     (d) No Material Adverse Change. These shall have been no material adverse change in or material loss or damage to the assets, operations or business of the Purchaser and its subsidiaries since the date of the Purchaser's most recently filed Form 10-Q.

     (e) Required Consents. All Required Consents shall have been obtained and attained on or prior to, and shall be in full force and effect as of, the Closing Date.

     (f) Contribution Agreement. The closing of the transactions contemplated by the Contribution Agreement shall have occurred.

     (g) Deliveries. The Purchaser shall have delivered to the Seller all documents, instruments and other items required to be delivered to the Seller on the Closing Date pursuant to Section 3.2 hereof.

                                  ARTICLE V
                                  ---------
                       Representations and Warranties
                       ------------------------------

     5.1 Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Purchaser as follows:

     (a)     Organization and Standing of the Seller.

             (i) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. The Seller is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or held under lease by it or the nature of the Business makes such qualification necessary, except where the failure to qualify to do business would not have a material adverse effect on the Seller or its ability to perform the transactions contemplated by this Agreement or on the Seller or its properties.

             (ii) The Seller has full corporate power and authority to execute and deliver this Agreement, to transfer and deliver the Contico Common Units to the Purchaser, and otherwise to perform all of its obligations hereunder and to consummate the transactions contemplated hereby. All shareholder, corporate and other proceedings required to be taken by or on the part of the Seller to execute, deliver and carry out this Agreement and to authorize the Seller to transfer the Contico Common Units to the Purchaser have been duly and properly taken. This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable in accordance with its terms, and all instruments of transfer and other documents to be delivered in connection herewith, when executed and delivered by or on behalf of the Seller, will constitute legal, valid and binding obligations of the Seller, enforceable in accordance with their respective terms.

     (b) Organization and Standing of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. The Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of England and Wales under number 1338772. Each of the Company and the Subsidiary is, and at Closing the Company will be, duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or held under lease by it or the nature of the Business makes such qualification necessary, except where the failure to qualify to do business would not have a material adverse effect on the Company or the Subsidiary or their respective properties.

     (c) Capitalization of the Company and Related Matters. The equity interests of the Company at Closing consist solely of the Common Units and Preferred Units set forth on Exhibit B to the LLC Agreement. The Company does not have outstanding any securities convertible into or exchangeable for any interest in the Company or containing any profit participation features, nor does it have outstanding security appreciation rights or phantom security plans. The Common Units at Closing shall have been validly issued. The Company has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its securities, including without limitation, the Common Units, and, taking into account the Purchaser's representations hereunder, the offer, sale and issuance of the Common Units hereunder do not require registration under the Securities Act or any applicable state securities laws. Other than the LLC Agreement and the Members Agreement, there are no agreements relating to the operation of the Company or the ownership, voting or transfer of interests in the Company or with respect to any other aspect of the Company's affairs. A true, correct and complete copy of the LLC Agreement has been delivered to the Purchaser.

     (d) Power of the Company. Each of the Company and the Subsidiary has all requisite corporate or other power and authority and all requisite and sufficient licenses, franchises, permits and authorizations (collectively, the "Licenses") to own and lease the Contributed Assets and any and all additional assets acquired by the Company subsequent to the closing contemplated by the Contribution Agreement (the Contributed Assets, together with any such subsequently acquired assets are referred to collectively herein as the "Company Assets") (or, in the case of the Subsidiary, its assets) and to carry on the Business as and where presently conducted, as applicable. All material Licenses held by the Company and/or the Subsidiary in connection with the Business are more particularly described on Schedule 7.1(a) attached to the Contribution Agreement. Such Licenses are all of the Licenses necessary to the conduct of the Business by the Company in the same manner as heretofore conducted by the Seller and/or the Company and, except as noted on Schedule 5.1(d) attached hereto, all are included as part of the Company Assets. No governmental proceeding is pending or, to the Company's or the Seller's knowledge, threatened to cancel, modify or fail to renew any such License.
The Company has no subsidiaries the operations of which are included in or related to the Business, other than the Subsidiary. No Person owns any interest in the Subsidiary other than the Company.

     (e) Negation of Default. Except as set forth on Schedule 5.1(e), the execution and delivery of this Agreement by the Seller, its compliance with the terms hereof and its consummation of the transactions contemplated hereby will not violate, conflict with or result in a breach of any provision of the Articles of Incorporation or By-laws of the Seller, the constitution of the Subsidiary, the Certificate of Formation of the Company, the LLC Agreement or any other governing document of the Company or (whether with due notice or lapse of time or otherwise) result in a default, give rise to any right of acceleration or result in the creation of any Lien under, or otherwise result in a breach or violation of, (i) any contract, agreement, lease, commitment, indenture, mortgage, trust deed, note, bond, debenture, License or other instrument or obligation relating to the Business, the Company Assets or the Subsidiary's assets that is disclosed or required to be disclosed in the Schedules to this Agreement, or (ii) any judgment, order or decree of any court, administrative agency or other governmental authority, to which the Company is a party or otherwise subject or by which the Company may be bound.

     (f) Consents. Other than consents and approvals or filings or registrations required by federal and state securities laws, and except as set forth on Schedule 5.1(f) attached hereto, the execution and delivery of this Agreement by the Seller, and its consummation of the transactions contemplated hereby, will not require the approval, consent or authorization of any third party, any federal, state or local court, governmental authority or regulatory body or other Person, or give any party with any rights under any instrument, agreement, contract, commitment, lease or mortgage, judgment, award, order or other restriction the right to terminate, modify or otherwise change any of the current rights or obligations of the Seller thereunder.

     (g) Title to Contico Common Units. The Seller has good and marketable title to the Contico Common Units, free and clear of any and all Liens.

     (h)     Financial Statements.

             (i) Attached hereto as Schedule 5.1(h)(i) are the audited financial statements of the Seller as of and for the fiscal year ended May 31, 1998 (the "Baseline Financial Statements") and the audited financial statements of the Seller as of and for the fiscal years ended May 31, 1996 and 1997, including a balance sheet and statement of operations (income), all of which were prepared in conformity with GAAP. Such financial statements are true and correct in all material respects and fairly present the financial condition and results of operations of the Seller for the periods and as at the dates thereof, taking into account the fact the assets, liabilities and results of operations of the Discontinued Operations are reflected therein. The Seller has not changed any of its accounting methods or practices since January 1, 1996, except as set forth on Schedule 5.1(h)(i). Except as set forth in the footnotes to the Baseline Financial Statements or on Schedule 5.1(h)(i) attached hereto, the Baseline Financial Statements do not reflect any intercompany or related party assets, liabilities, or transactions, including, without limitation, any intercompany or related party sales, purchases, expenses, licenses, commissions or transactions.

     (i) Inventory. The inventory carried for value on the books and records of the Seller or the Company, in the aggregate, consists of items of usable or saleable in the ordinary course of the Business consistent with past practice. Schedule 5.1(i) attached hereto is a true copy of Seller's inventory obsolescence report as of August 31, 1998, which accurately reflects, in all material respects, the obsolete, discontinued, defective and damaged inventory of the Seller and the Subsidiary as of such date. Since such date, there has been no material adverse change in the proportion of inventory of Contico, the Subsidiary and the Company that is obsolete, discontinued, defective or damaged. Based upon historical experience, the current level of inventory of the Business, taken as a whole, is reasonably likely to satisfy the volume of purchases expected from customers in connection with the Business in the ordinary course of business. Except as set forth on Schedule 5.1(i), no such items of inventory are subject to any buyback arrangement or similar sales promotion offered by the Seller, the Company or the Subsidiary. Neither the Company nor the Subsidiary has received any written request that the Company or the Subsidiary accept a significant return of goods or Products sold in connection with the Business.

     (j) Absence of Undisclosed Liabilities. Neither the Company nor the Subsidiary has any debts, obligations or liabilities (whether contingent, accrued or absolute), other than the Assumed Liabilities (as defined in the Contribution Agreement) and other obligations and liabilities incurred in the ordinary course of the Business since the closing under the Contribution Agreement.

    (k) Title to and Sufficiency of Company Assets. The Company has good, marketable and legal title to all of the Company Assets, free and clear of any Liens (and the Subsidiary's assets are free and clear of all Liens), except those Liens set forth on Schedule 5.1(k) attached hereto (the "Permitted Liens"). The Company Assets, taken together with the Leased Real Property, comprise all of the assets, property and rights to the operation of the Business as currently conducted.

     (l) Condition of Assets. All Company Assets and all assets held by the Subsidiary are in good, useable condition and repair, ordinary wear and tear excepted, except for those Company Assets that in the aggregate are immaterial to the financial condition or operations of the Business. The Contributed Real Property and Leased Real Property are in conformity with all applicable building, zoning, occupational safety and other laws, ordinances, rules, regulations and other requirements.

     (m) Intellectual Property. Attached hereto as Schedule 5.1(m) is a complete and correct list of all registered Intellectual Property including known marks used at common law owned or used by or registered in the name of the Company and/or the Subsidiary in connection with the Business (including, without limitation, all licensing or similar agreements relating to the foregoing, whether the Company or the Subsidiary is the licensor or licensee thereunder), whether registered with any United States or foreign governmental entity or agency or whether any applications for such registration are pending. Notwithstanding the above, the Company also has had transferred to it all marks owned by the Seller and the goodwill symbolized thereby, regardless of whether they have been listed in Schedule 5.1(m). The Company or the Subsidiary owns or possesses adequate and enforceable licenses or other rights to use all Intellectual Property in the conduct of the Business.
Except as disclosed on Schedule 5.1(m), neither the Company nor the Subsidiary is in default under any such licensing or similar agreement, is aware of any other party to any such license or agreement being in default thereunder or has received any notice or other knowledge of conflict with or infringement or misappropriation (or alleged infringement or misappropriation) of any rights of any Person, and neither the Seller nor any officer, director, employee, customer, vendor, shareholder or former shareholder of the Seller or the Subsidiary nor any other Person has any rights in or to any of such Intellectual Property. To the Seller's knowledge, no Intellectual Property identified herein is being infringed upon or appropriated by any third party.
 The Company or the Subsidiary owns and possesses adequate and enforceable rights to use all of the Intellectual Property and all design drawings, trade secrets, processes, and other technical data used or useful in the Business, all of which are included in the Company Assets or assets held by the Subsidiary. None of such Intellectual Property or any of the technology covered thereby has been misappropriated by the Seller, the Company or the Subsidiary from any Person. Except as disclosed on Schedule 5.1(m), the use in the Business of any Intellectual Property and other technical or proprietary data does not require the payment of any royalty or similar payment to any Person and the Company has good and marketable title thereto.

     (n) Litigation. Except as set forth on Schedule 5.1(n) attached hereto, there are no claims, actions, suits, legal or administrative proceedings, governmental investigations or any labor matters that involve a potential liability of Fifty Thousand Dollars ($50,000) or more, individually, pending or, to the Company's or the Seller's knowledge, threatened against the Company or the Subsidiary with respect to the Business, the Company Assets or the Subsidiary's assets, nor has the Company, the Seller or the Subsidiary received written notice from a third party asserting a basis for any such claim, action, suit, legal or administrative proceeding, governmental investigation or labor matter. There are no judgments, decrees, settlements, orders, rulings, writs or injunctions involving the Business, any of the Company Assets or any of the Subsidiary's assets that (either by reason of compliance or default) may adversely affect the Business, any of the Company Assets or any of the Subsidiary's assets, or which relate in any way to the transactions contemplated by this Agreement, except as set forth on Schedule 5.1(n).

     (o) Compliance with Laws. The Company's and the Subsidiary's operation and ownership of the Business, the Company Assets and the Subsidiary's assets, as applicable, are currently in compliance with all laws, statutes, rules, regulations and other requirements imposed by foreign, federal, state, local and other governmental authorities applicable to the Company and/or the Subsidiary in the operation and ownership of the Business, the Company Assets and the Subsidiary's assets. The representations in this
Section 5.1(o) are not made with respect to the subject matter of any other representation in this Agreement that includes representations with respect to compliance with a particular set of laws, statues, rules, regulations and other requirements, such as those pertaining to taxation, labor, employment benefits and the environment, and the representations in this Section apply only with respect to laws, statutes, rules, regulations and other requirements that are not the subject of a more specific representation contained in this Agreement.

     (p) Environmental. Except as disclosed on Schedule 5.1(p)(i) and/or the Phase I Audits and/or the Phase II assessments:

             (i) To the Seller's and the Company's knowledge, with respect to the Real Property, and the Company's and the Subsidiary's operation and ownership of the Business, neither the Seller, the Company nor the Subsidiary has received any outstanding written notice from any governmental authority that it is not in compliance with any applicable foreign, federal, state, municipal and local laws, statutes, and regulations regulating pollution or contamination by, and the transportation, handling, storage, labeling, or disposition of, Hazardous Material, the protection of the environment, health, safety, or the protection or conservation of natural habitat or resources,(collectively, the "Environmental Laws").

             (ii) Neither the Seller, the Company nor the Subsidiary has received any written notice from the U.S. Environmental Protection Agency or any state, local or other domestic or foreign governmental agency or authority (collectively, the "EPA"), or any other public or private entity, advising that the Seller, the Company or the Subsidiary is responsible or potentially responsible for corrective action or investigation or response costs with respect to a release, a threatened release or cleanup of Hazardous Material on or about the Contributed Real Property or Leased Real Property or any other real property. There are no underground storage tanks located on the Contributed Real Property or Leased Real Property.

             (iii) Copies of all environmental reports and environmental data with respect to the Contico Leased Real Property, the Leased Real Property and the Contributed Real Property (collectively, the "Real Property"), prepared by or on behalf of the Seller or the Company prior to Closing Date, or otherwise in the possession of the Seller, have been delivered to the Purchaser.

     (q) Taxes. All Taxes payable by the Seller, the Company and/or the Subsidiary which are due or to become due by reason of the contribution of Company Assets or the operation of the Business by the Seller and/or the Subsidiary prior to the closing date under the Contribution Agreement have been or will be paid when due, except to the extent any such Taxes constitute an Assumed Liability, in which event they will be paid by the Company or the Subsidiary. Except for any Taxes included within the Assumed Liabilities, with respect to any Taxes payable by the Seller or the Company which are not due and, therefore, have not been paid prior to the Closing Date, such Taxes payable will be made by the Seller, and all such Taxes will be duly and timely paid by the Seller. There are no Tax liens upon any property or assets of the Company or the Subsidiary pertaining to the Business or the Company Assets or the Subsidiary's assets, except liens for Taxes not yet due and payable and liens disclosed on Schedule 5.1(q). Except as set forth on Schedule 5.1(q), all foreign, federal, state, and local tax reports and returns, including without limitation, income tax returns, withholding tax returns, goods and services and retail sales tax returns, use tax returns and value added tax returns, required to be filed by or on behalf of the Company and/or the Subsidiary on or prior to the Closing Date with any government or any foreign or domestic governmental agency or authority have been or will be duly prepared and filed when due (as appropriately extended), and were and will be true, correct and complete. Except as set forth on Schedule 5.1(q), there is no examination or proceeding pending or, to the Company's or the Seller's knowledge, threatened by any authority or agency relating to the assessment or collection of any Taxes, or any interest or penalties thereon, due from or remittable by the Company or the Subsidiary. Except as set forth on Schedule 5.1(q), none of Seller, the Company nor the Subsidiary has entered into any agreement with any governmental agency or authority in effect of which would be to extend the statute of limitations with respect to any tax period.

     (r) Insurance. Attached hereto as Schedule 5.1(r) is a true and complete list of all policies of fire, liability, indemnity and other forms of insurance currently in force relating to the Business, the Company Assets and/or the Subsidiary's assets, setting forth the type and amount of coverage, policy number, policy periods, the status of premiums paid thereon. Except as set forth on Schedule 5.1(r) attached hereto, there have been no product liability claims asserted against the Seller, the Company or the Subsidiary pertaining to the Business during the immediately preceding two (2) years.

     (s) Labor Relations. Except as set forth on Schedule 5.1(s) attached hereto, neither the Seller, the Company nor the Subsidiary (i) is or was a party to or bound by any collective bargaining agreement or other contract with any labor or employee union or association representing any of the employees of the Company or the Subsidiary working in connection with the Business, (ii) is currently conducting negotiations with any labor union or
(iii) is aware of any current attempt to organize any employees for the purpose of collective bargaining. There are no strikes or work stoppages pending or, to the Seller's or the Company's knowledge, threatened, nor, except as set forth on Schedule 5.1(s) attached hereto, any labor disputes or grievances pending or, to the Seller's or the Company's knowledge, threatened against the Company or the Subsidiary or affecting the Business. The Company and the Subsidiary have generally good relations with their employees, and no strikes or work stoppages are pending or have been threatened by such employees. With respect to any employees of the Business operated in the United Kingdom, the Company (or the Subsidiary) has complied with all recommendations made by the Advisory Conciliation and Arbitration Service and with all awards and declaration made by the Central Arbitration Committee.

     (t)     Employee Benefit Plans.

             (i) Schedule 5.1(t) attached hereto lists all "Employee Welfare Benefit Plans" and "Employee Pension Benefit Plans" (as defined in Sections 3(1) and 3(2) respectively of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) existing on the date hereof or at any time within the five (5) year period immediately preceding the Closing Date that are or have been maintained or contributed to by the Company or the Seller for the benefit of any employees working in connection with the Business (including, for this purpose and for the purpose of all of the representations contained in this Section 5.1(t), the Subsidiary and any other entities which by reason of Section 414 of the Internal Revenue Code of 1986, as amended (the "Code"), are treated together with the Company or the Seller as a single employer under Code
     Section 414), and are referred to in this Section 5.1(t) collectively as the "Company").

             (ii) Except as noted in Schedule 5.1(t) attached hereto, the Company does not maintain or contribute to, nor has it or the Seller maintained or contributed to at any time during the five (5) year period immediately preceding the Closing Date, any "Employee Pension Benefit Plan" subject to Title IV of ERISA for the benefit of any employees working in connection with the Business. Except as noted in Schedule 5.1(t) attached hereto, the Company does not maintain or contribute to, nor has it or the Seller maintained or contributed to, at any time during the five (5) year period immediately preceding the Closing Date, any "Multiemployer Plans," as defined in Section 3(37) of ERISA. Except as noted on Schedule 5.1(t), all current and material documents relating to each Multiemployer Plan have been furnished to the Purchaser, and, other than those so furnished, there are no collective bargaining agreements, Plan and trust documents, Plan rules with respect to withdrawal, estimates of withdrawal liability and statements of unfunded vested benefits and contribution history. The Seller, the Company and the Subsidiary have made all contributions required in connection with any Multiemployer Plan as of the date hereof by the terms of the Multiemployer Plan or by the terms of any collective bargaining agreement. Except as noted in Schedule 5.1(t) attached hereto, none of the Seller, the Company nor the Subsidiary has terminated or withdrawn from, or expects to terminate or withdraw from, (in a complete withdrawal as defined in Section 4203 of ERISA or a partial withdrawal as defined in Section 4205 of ERISA), or is aware of any withdrawal liability (as defined in Section 4201 of ERISA) assessed against the Seller, the Company or the Subsidiary with respect to, any Multiemployer Plan.

             (iii) Except as listed in Schedule 5.1(t) attached hereto, the Company does not maintain any retirement, pension or deferred compensation plan or arrangement, savings, incentive or non-qualified stock option, restricted stock, stock appreciation rights, stock purchase or phantom stock plan, unemployment compensation plan, salary reduction agreement, change-in-control or golden or tin parachute agreement, severance plan or agreement, employment agreement, consulting agreement, personnel policy (including, but not limited to, holiday pay, moving expense reimbursement, sick leave, vacation pay, bonus or benefit arrangement), insurance or hospitalization program or any other fringe benefit arrangement, whether written or oral (all such plans and arrangements hereinafter referred to collectively as "Benefit Arrangements") for any employee, consultant or agent of the Company working for or in connection with the Business, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an "Employee Benefit Plan" (as defined in Section 3(3) of ERISA), or for which the Company may have any liability after the Closing Date.

             (iv) Except as noted in Schedule 5.1(t) attached hereto, a true and complete copy of each of the Plans and Arrangements listed in
     Schedule 5.1(t) attached hereto, and in effect on the date hereof, together with related trusts, any amendments to the Plans, Arrangements or trusts, insurance contracts, annuity contracts, investment management or investment advisor contracts, summary plan descriptions, favorable Internal Revenue Service determination letters, and the annual reports, summary annual reports, audit reports, financial statements and government filings prepared or filed for each such Plan and Arrangement for the most recent two (2) plan years, has been supplied to the Purchaser.

             (v) Except as noted in Schedule 5.1(t) attached hereto, all Employee Pension Benefit Plans, Employee Welfare Benefit Plans and Benefit Arrangements listed in Schedule 5.1(t) comply, and in the past have complied, in all material respects in form and operation with their terms and with all requirements of applicable federal, state, local and other laws and regulations, whether domestic or foreign.

             (vi) Except as noted in Schedule 5.1(t) attached hereto, all group health plans, as defined under Code Section 5000(b)(1) and ERISA
     Section 607, maintained by or for current and former employees of the Seller and their dependents comply in all respects with all COBRA health continuation coverage requirements under Section 4980B of the Code and Sections 601-609 of ERISA.

             (vii) There have been no non-exempt "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) at any time with respect to any Employee Pension Benefit Plan or Employee Welfare Benefit Plan or benefit Arrangement (other than a Multiemployer
     Plan) maintained by the Company or the Seller or to which the Company or the Seller has been a party for the benefit of any employee, that could result in the imposition of any material excise tax upon the Company.

             (viii) All accrued obligations of the Company relating to the Business, as of the Closing Date whether arising by operation of law, by contract or by past custom, for compensation, including bonuses, to its employees, consultants or agents, for taxes and other obligations to any governmental entity payable in connection with such compensation, and for payments with respect to any Plan or Arrangement listed in Schedule 5.1(t) have been paid, or adequate accruals for such obligations have been and are being made by the Company, and are reflected in the Baseline Financial Statements or otherwise on the books and records of the Company in accordance with GAAP. Except as noted on Schedule 5.1(t), there is no suit, arbitration or other private or governmental proceeding concerning any benefit claim (other than routine claims for benefits) or other matter, under any Employee Pension Benefit Plan, Employee Welfare Benefit Plan or Benefit Arrangement, whether brought by or against a participant or beneficiary, a trustee, a plan administrator, the Company or any director, officer, employee or agent thereof.

             (ix) With respect to any severance pay agreement, the consummation of the transactions contemplated by this Agreement will not result in any liability to the Company by reason of an acceleration in the time of payment or vesting or an increase in the amount of compensation due to any individual covered by a severance pay agreement.

             (x) Each Employee Pension Benefit Plan intended to meet the qualification requirements of the Code (together with its related funding instrument) is qualified and tax-exempt under Sections 401 and 501 of the Code, and is the subject of a favorable Internal Revenue Service determination issued within the past eight (8) years with respect to such qualification and exemption.

             (xi) Except as set forth on Schedule 5.1(t), there are no Employee Welfare Benefit Plans, Employee Pension Benefit Plans or Arrangements to which the Company is a party, or by which it is bound, and under which, as a result of this Agreement, any director, officer, employee or other agent of the Company, or any other party claiming through such a person, shall or may acquire rights with respect to any such Plan or Arrangement (including without limitation the creation, increase or extension of new or existing rights), become entitled to a distribution or a payment with respect to any such Plan or Arrangement, or otherwise receive or become vested in rights or benefits with respect to any such Plan or Arrangement at a date earlier than if this Agreement had not been executed.

             (xii) No Employee Welfare Benefit Plan provides medical or death benefits (whether or not insured) with respect to any current or former employee of the Business, or any of their dependents, which continue beyond their retirement or other termination of service other than coverage mandated by Code Section 4980B or ERISA Sections 601-609 or comparable provisions of state law.

     (u)     Leases, Contracts and Other Commitments.

             (i) Except as set forth on Schedule 5.1(u) attached hereto, neither the Seller, the Company nor the Subsidiary has any outstanding contracts, agreements or other commitments, written or oral, for the performance or receipt of services, the payment of moneys, the purchase, sale, lease, license, use or acquisition of real or personal property of any kind or character relating to the Business or the Company Assets, or otherwise, other than (A) contracts, agreements and commitments not requiring aggregate payments in excess of One Hundred Thousand Dollars ($100,000) in the case of any single contract, agreement or commitment or in excess of Two Hundred and Fifty Thousand Dollars ($250,000) in the aggregate and not otherwise individually or collectively material to the conduct of the Business, (B) purchase orders or sales orders entered into in the ordinary course of the Business not requiring aggregate payments in excess of One Million Dollars ($1,000,000) in the case of any single purchase order or sales order, or (C) contracts, agreements and commitments not otherwise terminable without penalty on thirty (30) days' or less notice and not otherwise individually or collectively material to the conduct of the Business. Specifically, and not in limitation of the foregoing, neither the Seller, the Company nor the Subsidiary has any written or oral contract, agreement or understanding with any supplier, sales representative, commission agent, distributor, dealer, customer, consultant or similar person, nor any written or oral employment contract, agreement or understanding with any person, which relates to the Business or the Company Assets, other than as identified on Schedule 5.1(u) attached hereto, (true and complete copies of which have been provided to the Company) nor is there any oral agreement or understanding with any employee of the Business which cannot be terminated without cause on reasonable notice and without penalty.

             (ii) The Seller has made available to the Purchaser a copy of all contracts, agreements and commitments set forth on Schedule 5.1(u) attached hereto, all of which are true and complete.

             (iii) Each of the Seller, the Company and the Subsidiary, as applicable, is in compliance with the provisions of each of the personal property leases and other real property leases and other contracts, agreements and commitments, set forth on Schedule 5.1(u) attached hereto, and no default exists by the Seller or the Company, or to the Company's or the Seller's knowledge, any other party to any such contract, lease or commitment. All such personal property leases and other contracts are valid, subsisting and in full force and effect and enforceable in accordance with their respective terms, and no event has occurred which, with the passage of time or giving of notice or both, would constitute a default under any such lease or contract.

     (v)     Real Property.

             (i) The Company or the Subsidiary owns the real estate in fee simple, set forth on Schedule 5.1(v)(i) attached hereto (the "Contributed Real Property") (except for any Contributed Real Property situated in England in which case the Company is the legal and beneficial owner (as such terms are defined in English law)) and neither the Company nor the Subsidiary has any other owned real estate or property interests. The Contributed Real Property (except for the Winters, Texas property) is owned by the Company free and clear of all Liens, charges, easements, covenants and conditions of record or other restrictions, except Liens for current real property taxes and covenants, conditions and restrictions of record that do not adversely affect the use or value of the Contributed Real Property; provided, however, that in the case the Winters, Texas property, it is owned by the Company free and clear of all Liens, charges, easements, covenants and conditions of record or other restrictions, except (A) Liens for current real property taxes and (B) covenants, conditions and restrictions of record that (i) do not materially adversely affect the use or value of such property, (ii) are not included in the Assumed Liabilities, and (iii) will be removed by Company prior to Closing or as soon thereafter as practicable (collectively, "Permitted Exceptions"). Except as disclosed on Schedule 5.1(v)(i) attached hereto, all of the buildings, structures and appurtenances situated on the Contributed Real Property are in good operating condition, subject to ordinary wear and tear, and in a state of maintenance and repair adequate and suitable for the purposes for which such buildings, structures and appurtenances are presently being used. Except as disclosed on Schedule 5.1(v)(i) attached hereto, with respect to each such building, structure and appurtenance, the Company or the Subsidiary, as applicable, has adequate rights of ingress and egress for operating the Business in the ordinary course and no such building, structure or appurtenance is located within a flood plain. The Company has no knowledge that any such building, structure or appurtenance (i) violates or breaches any restrictive covenant or any provision of any foreign, federal, state, or local law, or (ii) encroaches on any property owned by any other Person or on any public utility easements. No condemnation or rezoning or local or planning authority proceeding is pending or, to the Company's knowledge, threatened which would preclude or impair the use of the Contributed Real Property by the Company or the Subsidiary, as applicable, for the purposes for which it is currently used or anticipated to be used. In the event of the Seller's default under the loan documents consisting of a Secured Promissory Note in the principal amount of $8,000,000 dated May 18, 1993, and a Deed of Trust, Security Agreement, Assignment of Rents and Fixture Filing dated May 18, 1993, and an Assignment of Leases and Rents dated May 18, 1993 (the "Loan Documents") given by the Seller to Principal Life Insurance Company ( "Principal") on the Leased Real Property at 333 Rock Industrial Park, Bridgeton, Missouri, the Seller acknowledges that the Company has the option to pay all principal, interest, make whole premiums and any other amounts due under the Loan Documents in consideration for an assignment by Principal of the Loan Documents to the Company, and the Seller shall cooperate in good faith in all ways reasonably requested by the Company, including without limitation, executing and tendering documents, to assist in effecting such assignment.

             (ii) The Company leases the real property from the Seller, set forth on Schedule 5.1(v)(ii) attached hereto and listed under the heading "Seller Leased Real Property" (the "Seller Leased Real Property"), and leases the real property from third parties, set forth on Schedule 5.1(v)(ii) attached hereto and listed under the heading "Leased Real Property" (the "Leased Real Property"), and neither the Company nor the Subsidiary has any other leased real property interests in connection with the operation of the Business. The Seller Leased Real Property is leased solely upon and in accordance with the terms of the leases, set forth on Schedule 5.1(v)(ii) attached hereto and listed under the heading "Seller Leased Real Property Leases" (the "Seller Leased Real Property Leases"), and the Leased Real Property is leased solely upon and in accordance with the terms of the leases set forth on Schedule 5.1(v)(ii) and listed under the heading "Leased Real Property Leases" (the "Leased Real Property Leases"). All of the buildings, structures and appurtenances situated on the Seller Leased Real Property and the Leased Real Property are in good operating condition, subject to ordinary wear and tear, and in a state of maintenance and repair adequate and suitable for the purposes for which such buildings, structures and appurtenances are presently being used. Except as disclosed on Schedule 5.1(v)(ii) attached hereto, with respect to each such building, structure and appurtenance, the Company or the Subsidiary, as applicable, has adequate rights of ingress and egress operating of the Business in the ordinary course and no such building, structure or appurtenance is located within a flood plain. The Company has no knowledge that any such building, structure or appurtenance (i) violates or breaches any restrictive covenant or any provision of any foreign, federal, state, or local law, or (ii) encroaches on any property owned by any other Person or on any public utility easements. No condemnation or rezoning or local or planning authority proceeding is pending or, to the Company's knowledge, threatened which would preclude or impair the use of the Seller Leased Real Property and the Leased Real Property by the Company or the Subsidiary, as applicable, for the purposes for which it is currently used or anticipated to be used.

             (iii) Additional Provisions Relating to Real Property Situated in England and Wales. Planning Permission has been granted or is deemed to have been granted for the purposes of planning legislation in respect of the development of the Real Property situated at Cardrew Way, Redruth, Cornwall, and all development carried out in relation to that property has been lawful and all necessary consents and permissions have been obtained for that development. Compliance is being made and has at all times been made with all applicable statutory and bye-law requirements with respect to the Real Property situated at Cardrew Way, Redruth, Cornwall, and in particular (but without limitation) with the requirements as to fire precautions and means of escape in case of fire and with requirements under the Public Health Acts, the Housing Acts, the Highways Acts, the Office Shops and Railways Premises Act 1963, the Health and Safety at Work etc. Act 1974 and the Factory Acts (as the same exist under English law) and Contico does not anticipate it will be obliged to incur the expenditure of any substantial sum of money within the next two years in connection with such compliance. All deeds and documents disclosed by Titmuss Saines Dechert to Dibb Lupton Alsop as being title deeds for the Real Property situated in England and Wales are under the control of Contico or the Subsidiary (as appropriate) (save to the extent that Titmuss Saines Dechert has already informed Dibb Lupton Alsop that the originals of such title deeds have been mislaid by Contico). So far as Contico is aware, neither Contico nor the Subsidiary have any continuing liability in respect of any other property formerly owned or occupied by Contico or the Subsidiary either as original contracting party or by virtue of any direct covenant having been given on a sale or assignment to Contico or the Subsidiary or as a guarantor of the obligations of any other person in relation to such property. So far as title to and the state and condition of the Real Property situated in England and Wales is concerned, with the exception of the title covenants to be given in the transfer of the Redruth Property, no other warranty or representation whatsoever is given by or on behalf of Contico or the Subsidiary save insofar as such warranty or representation is expressly contained in writing in replies to preliminary enquiries raised by Dibb Lupton Alsop on behalf of the Company.

     (w) Accounts Receivable. The accounts receivable of the Business reflected on the books and records of the Seller, the Company and the Subsidiary (i) arose in the ordinary course of business; (ii) except to the extent of the Allowances reflected on the books and records of the Seller, the Company and the Subsidiary, (A) represent valid, bona fide and subsisting claims, (B) are legally enforceable according to their terms and, in the aggregate, are correct as to amount, and (C) have no current right of defense, counterclaim or setoff against them; and (iii) are owned by the Company or the Subsidiary free of any Liens, choate or inchoate, liquidated or unliquidated, other than Permitted Liens.

     (x) No Adverse Change. Since the Baseline Financial Statements Date, the Seller, the Company and the Subsidiary have conducted the Business in the ordinary and regular course and, except as set forth on Schedule 5.1(x) attached hereto, there has not been: (i) any material adverse change in the financial condition or results of operations of the Business; (ii) any material adverse change in any of the Seller's, the Company's or the Subsidiary's relationships with any significant supplier, distributor or customer of or to the Business; (iii) any change in the accounting methods or practices followed by the Seller, the Company or the Subsidiary or in the manner in which the books, records and accounts of the Seller, the Company and the Subsidiary are maintained; (iv) any Lien incurred against any of the Seller, the Company Assets or any of the Subsidiary's assets other than a Permitted Lien; (v) any waiver or release of any material right or claim of the Seller, the Company or the Subsidiary relating to the Business, except in the ordinary course of the Business; (vi) any payment, discharge, satisfaction or forgiveness by the Seller, the Company or the Subsidiary of any claim, liability, obligation or debt due it or waiver or release by the Seller, the Company or the Subsidiary of any right or claim, in each case relating to the Business, other than any payment, discharge or satisfaction reflected or reserved against on the Baseline Financial Statements; (vii) any damage, destruction or other casualty loss with respect to the Company Assets or the assets of the Subsidiary, whether or not covered by insurance; (viii) any strike, work stoppage, slowdown, or any known threat of any of the foregoing, affecting the Business; (ix) any purchase, sale, assignment, lease, transfer or other disposal of any amount of the Company Assets or assets of the Subsidiary by the Seller, the Company or the Subsidiary, except in the ordinary course of the Business consistent with past practices; (x) any capital expenditure made or incurred by the Seller, the Company or the Subsidiary in connection with the Business in excess of Two Hundred and Fifty Thousand Dollars ($250,000) in the aggregate, except as reflected on the Baseline Financial Statements; (xi) any agreement by the Seller, the Company or the Subsidiary to incur any liability or obligation (absolute, accrued, contingent or otherwise) other than in the ordinary and usual course of the Business; (xii) any failure by the Seller, the Company or the Subsidiary to maintain any insurance in effect on the Baseline Financial Statements Date relating to the Business, the Company Assets or the assets of the Subsidiary;
(xiii) any failure to apply or reapply for necessary permits and Licenses in the ordinary course of business; (xiv) any transfer or granting of any rights under, or entry into any settlement regarding the breach or infringement of, any license, patent, copyright, trademark, trade name, invention or similar right relating to the Business, or modification of any existing right with respect thereto; (xv) any change in the rate of compensation, commission, or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension, severance or vacation pay, to any officer, employee, salesman, distributor or agent of the Seller, the Company or the Subsidiary relating to the operation of the Business, other than in the ordinary course of business; or (xvi) any agreement by the Seller, the Company or the Subsidiary (whether oral or written, contingent or otherwise), or any amendment to or modification of any existing agreement, to do any of the things described in clauses (i) through (xv) above.

     (y) Suppliers. Attached hereto as Schedule 5.1(y) is a complete and accurate list of the top twenty (20) suppliers of products and services by dollar amount to the Business during the twelve (12) month period ended May 31, 1998 and there are no sole-source suppliers of significant materials or services to the Business for which alternative sources of supply are not reasonably available.

     (z) Customers. Attached hereto as Schedule 5.1(z) is a complete and accurate list of the twenty (20) largest customers (by dollar volume) of the Business during the twelve (12) month period ended May 31, 1998 (each a "Major Customer"), indicating the existing contractual arrangements, if any, with each Major Customer. To the Seller's knowledge, there are no outstanding disputes with any Major Customer and , since January 1, 1998, no Major Customer has stated its intention not to continue its relationship with the Company or the Subsidiary, nor has any Major Customer materially changed its arrangements with the Seller, the Company or the Subsidiary with respect to the Business.

     (aa) Product Warranty Costs and Returns; Product Defects. Attached hereto as Schedule 5.1(aa) is a true and complete description of all published product warranties, return policies and procedures and other credit and sales practices offered by the Seller, the Company and/or the Subsidiary to its customers in connection with the Business which have been in force or effect at any time during the twenty-four (24) month period immediately preceding the date hereof. There are no material defects in the design, construction, manufacturing or installation of any of the products (the "Products") made, manufactured, distributed, sold, or installed by the Seller, the Company and/or the Subsidiary in connection with the Business prior to the Closing Date that would adversely affect the performance or quality of all of the Products sold by the Seller, the Company and/or the Subsidiary to customers of the Business. There have been no significant product recalls of any Products during the last five (5) years.

     (bb) Certain Payments; Absence of Certain Business Practices. Except as set forth on Schedule 5.1(bb) attached hereto, none of the Seller, the Company nor the Subsidiary, nor to the Seller's knowledge any of their respective representatives or agents, has made or will cause to be made by or on behalf of the Business prior to the Closing Date, any payments, loans or gifts or promises or offers of payments, loans or gifts of any money or anything of value, directly or indirectly, to or for the use or benefit of any official or employee of any United States or foreign governmental entity, department or agency.

     (cc)     Transactions with Interested Persons.  Except as set forth on
Schedule 5.1(cc) attached hereto, no officer, director, shareholder or employee of the Seller, the Company or the Subsidiary, or their respective spouses or children is or owns, directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director of, any customer, competitor or supplier of the Business or any organization which has a contract, agreement, arrangement or commitment with the Company or the Subsidiary relating to the Business.

     (dd) Year 2000 Compliance. Attached hereto as Schedule 5.1(dd) is a copy of the Seller's project plan to ensure that the Seller's, the Company's and the Subsidiary's principal computer hardware and network systems (the "Main System") are Year 2000 Compliant. For such purposes, "Year 2000 Compliant" means that the Main System will (A) correctly store, represent, and process (including sort) all dates (including single and multi-century formulas and leap year calculations), such that errors will not occur when the date being used is in the Year 2000, or in a year preceding or following the Year 2000, and (B) operate and will not cause or result in an abnormal termination or ending. To the Seller's and the Company's knowledge, the Business has not suffered any material interruption of, or interference with, its operations or activities by reason of any failure of the Main System to be Year 2000 Compliant, and upon completion of such project plan, the Seller and the Company believe that no such material interruption or interference shall occur.

     (ee) Fees and Commissions. No agent, broker, investment banker or other Person acting on behalf or under the authority of the Seller, the Company or the Subsidiary is or will be entitled to any broker's, finder's, originator's or investment banker's fees or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with the transactions contemplated hereby, and no such fees are or will be chargeable to or for the account of the Seller, the Company or the Subsidiary, nor have any such fees been paid, nor will any such fees be paid or payable out of, or in any manner constitute a Lien against, the Company Assets or the assets of the Subsidiary.

     (ff) Misstatement or Omission. To the Seller's knowledge, no representation or warranty by the Seller in this Agreement or in any other agreement, document or instrument executed in connection herewith, including any exhibit, schedule, written statement, certificate or other document furnished or to be furnished by the Seller pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein necessary to make the statements contained herein or therein not misleading. Copies of all documents heretofore furnished by the Seller to the Purchaser are true, correct and complete copies of such documents, including all amendments or modifications thereto.

     5.2 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Seller as follows:

     (a) Organization and Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser is duly qualified to transact business and is in good standing in each jurisdiction where its failure to qualify to do business would materially adversely affect its ability to perform the transactions contemplated by this Agreement. The Purchaser has all requisite corporate power and authority and all requisite and sufficient licenses, franchises, permits and authorizations to own and lease its properties and assets and to carry on its business as and where currently conducted.

     (b) Corporate Action. The Purchaser has full corporate power and authority to execute and deliver this Agreement, to purchase the Common Units from the Seller, and otherwise to perform all of its obligations hereunder and to consummate the transactions contemplated hereby. All corporate and other proceedings required to be taken by or on the part of the Purchaser to execute, deliver and carry out this Agreement and to authorize the Purchaser to purchase the Common Units have been duly and properly taken. This Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms, and all other documents to be delivered in connection herewith, when executed and delivered by the Purchaser, will constitute legal, valid and binding obligations of the Purchaser, enforceable in accordance with their respective terms.

     (c) Negation of Default. The execution and delivery of this Agreement by the Purchaser, its compliance with the terms hereof and its consummation of the transactions contemplated hereby will not violate, conflict with or result in a breach of any provision of the Certificate of Incorporation or By-laws of the Purchaser, or (whether with due notice or lapse of time or otherwise) constitute a default, give rise to any right of acceleration or otherwise result in a breach or violation of, any contract, agreement, lease, commitment, indenture, mortgage, trust deed, note, bond, debenture, License or other instrument or obligation, or any judgment, order or decree of any court, administrative agency or other governmental authority, to which the Purchaser is a party or otherwise subject.

     (d) Consents. The execution and delivery of this Agreement by the Purchaser, and its consummation of the transactions contemplated hereby, will not require the approval, consent or authorization of any third party, any federal, state or local court, government authority or regulatory body or creditor, or give any party with rights under any instrument, agreement, contract, mortgage, judgment, award, order or other restriction the right to terminate, modify or otherwise change any of the current rights or obligations of the Purchaser thereunder, except as set forth on Schedule 5.2(d) attached hereto and made a part hereof.

     (e) Fees and Commissions. No agent, broker, investment banker, or other Person acting on behalf or under the authority of the Purchaser is or will be entitled to any broker's, finder's, originator's or investment banker's fees or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with the transactions contemplated hereby.

     (f)     Misstatement or Omission.   To the Purchaser's knowledge, no
representation or warranty by the Purchaser in this Agreement of in any other agreement, document or instrument executed in connection herewith contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein necessary to make the statements contained herein not misleading.

     (g)     The Purchaser's Investment Representations.

             (i) This Agreement is entered into by the Seller with the Purchaser in reliance upon the Purchaser's representations and covenants made in this Section 5.2(g).

             (ii) The Purchaser understands that the Common Units have not been registered under the Securities Act of 1993, as amended (the "Securities Act"), and are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the representations of the Purchaser contained herein.

             (iii) The Purchaser is acquiring the Common Units sold hereunder for its own account for investment and not with a view to the distribution thereof in violation of the Securities Act. The Purchaser understands that it must bear the economic risk of this investment indefinitely unless the Common Units are registered pursuant to the Securities Act, or an exemption from such registration is available, and that the Company has no present intention of registering such securities. The Purchaser further understands that there is no assurance that any exemption under the Securities Act will be available or, if available, that such exemption will allow the Purchaser to dispose of or otherwise transfer any or all of the Common Units under the circumstances, in the amounts or at the times the Purchaser might otherwise propose.

             (iv) By reason of its business and financial experience, the Purchaser has the capacity to evaluate the merits of its investment in the Common Units hereunder and has the ability to hear the economic risk (including the risk of total loss) of its investment hereunder.

             (v) The Purchaser acknowledges that it has participated in the negotiation and preparation of this Agreement, the Exhibits and the Schedules attached hereto and the transactions contemplated by this Agreement with its own legal counsel.

             (vi) The Purchaser's principal place of business is currently set forth in Section 10.3 hereof.

     (h) 1934 Act Reports. Purchaser has timely filed all reports required to be filed under the Securities Exchange Act of 1934, as amended (the "1934 Act"), since January 1, 1996, and all such reports comply in all material respects with the requirements of the 1934 Act.

     (i) Absence of Changes. Since the date of the most recent consolidated financial statements of the Purchaser reflected in the Purchaser's most recent Form 10-Q filed under the 1934 Act, except as disclosed in any current report on Form 8-K, there has not been any material adverse changes in the assets, liabilities, earnings, business, financial condition or operations of the Purchaser and its various subsidiaries taken as a whole.

     (j) Claims and Litigation. Except as set forth in Schedule 5.2(j) attached hereto, there are no actions, suits, proceedings, claims or disputes pending or, to Purchaser's knowledge, threatened against the Purchaser or any of its subsidiaries that would reasonably be expected to have a material adverse effect on the operations, business, properties, condition or prospects of the Purchaser and its subsidiaries taken as a whole. Neither the Purchaser nor any subsidiary is a party or, to the knowledge of Purchaser, is threatened to be made a party to any action, suit, proceedings, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator, which affects the ability of the Purchaser to perform its obligations under this Agreement and the transactions contemplated hereby.

     (k) Reservation of Shares. On or prior to Closing, Purchaser will have duly and validly reserved, by all appropriate action of its board of directors, a number of shares of common stock of the Purchaser, sufficient to satisfy the obligations of Purchaser under the LLC Agreement and the Members Agreement upon a complete put by the Seller of its Preferred Units in which the Purchaser's obligations are satisfied solely by the issuance of common stock of the Purchaser. When shares of common stock are issued to the Seller or to its permitted assigns in accordance with the terms of the Members Agreement, all such shares of Common Stock shall be duly and validly issued, fully paid and nonassessable, and free of all liens, claims, encumbrances, preemptive rights and restrictions on transfer.

     5.3 Representations and Warranties of Miller. Miller hereby represents and warrants to the Purchaser as follows:

     (a) Authority of Miller. Miller has all requisite power and authority to execute and deliver this Agreement, to transfer and deliver the Miller Common Units to the Purchaser, and otherwise to perform all of his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligations of Miller, enforceable in accordance with its terms, and all instruments of transfer and other documents to be delivered by Miller in connection herewith, when executed and delivered by Miller, will constitute legal, valid and binding obligations of Miller enforceable in accordance with their respective terms.

     (b) Title to Miller Common Units. Immediately following the closing under the Contribution Agreement, Miller will have good and marketable title to the Miller Common Units, free and clear of any and all liens, but subject to the terms of the LLC Agreement.

                                 ARTICLE VI
                                 ----------
                          Covenants and Agreements
                          ------------------------

     6.1 Conduct Prior to Closing. During the period from the date hereof through the Closing Date:

     (a) Operations in the Ordinary Course of Business. The Seller shall, and shall cause the Company to, conduct the Business only in the usual, ordinary and regular course, and shall exert all commercially reasonable efforts to maintain and preserve the Business and the Company Assets intact in such a manner as will cause the representations of the Seller in Section 5.1 hereof to be true as of Closing. The Seller shall, and shall cause the Company to, use all commercially reasonable efforts to preserve intact the officers and employees working in the Business and to preserve good business relationships with employees, suppliers, customers, licensors, licensees, contractors, distributors, business partners and others having business relationships with the Seller, the Subsidiary or the Company relating to the Business, including, without limitation, suppliers and Major Customers, to keep in force existing agreements, and otherwise act to cause fulfillment of all conditions to Closing which are reasonably within the Seller's or the Subsidiary's control, all in the ordinary course of business and consistent with past practices.

     (b) Forbearances by the Seller. Without limiting the generality of the foregoing, prior to the Closing, the Seller shall not, and shall not permit the Company or the Subsidiary to, without the prior written consent of the Purchaser, take or fail to take any action that could result in the Company or the Subsidiary:

             (i) incurring any material liability or obligation (absolute, accrued, contingent or otherwise) falling within the definition of Assumed Liabilities other than in the ordinary course of business;

             (ii) except in the ordinary course of business or as set forth on Schedule 8.3(b) to the Contribution Agreement, adopting or amending any salary, bonus, Employee Welfare Benefit Plan, Employee Pension Benefit Plan, Benefit Arrangement, employment or other employee benefit plan, agreement, trust, fund or other arrangement, or granting, or becoming obligated to grant, any increase in the rate of pay, commission or other compensation of officers, distributors, sales representatives or employees, in each case with respect to the Business, including any such increase pursuant to any employee arrangement or grant, instituting any welfare program or any employee arrangement or grant, making any change in any welfare program or any employee arrangement or grant, or entering into any employment or similar agreement or arrangement with any employee working for the Business;

             (iii) creating, assuming or permitting to exist any Lien on any of the Company Assets or the assets of the Subsidiary, other than Permitted Liens; or

             (iv) selling, transferring, assigning, encumbering, mortgaging, leasing or otherwise disposing of, or agreeing to sell, transfer, assign, encumber, mortgage, lease or dispose of, any of the Company Assets or assets of the Subsidiary other than the disposition of excess, obsolete or worn-out items and sales of inventory in the ordinary course of business.

     Without limiting the generality of the foregoing, prior to the Closing, the Seller shall not and shall not permit the Company or the Subsidiary to, without the Purchaser's prior written approval, knowingly perform any act or transaction of a type that would have been inconsistent with the representations and warranties of the Seller set forth in Section 5.1 hereof had the same occurred prior to the date hereof or that would have been required to be set forth on a disclosure schedule hereto had such act or transaction taken place prior to the date of this Agreement.

     In addition, without limiting the generality of the foregoing provisions of this Section 6.1, the Seller shall, and shall cause the Company and the Subsidiary to, take all necessary action to:

             (A) maintain its, the Company's and the Subsidiary's books, records and accounts in accordance with GAAP;

             (B) maintain all currently existing fire and extended coverage, worker's compensation, general and product liability and other property and casualty insurance with respect to the Business, the Company Assets and the assets of the Subsidiary; and

             (C) apply or reapply for any Licenses necessary for the Business in the ordinary course of business.

     6.2 Notice of Adverse Events. The Seller shall promptly notify the Purchaser in writing of any event that could have an adverse effect on the Business, the Company Assets, the Subsidiary's Assets or the performance by the Seller of its obligations under this Agreement. In addition, the Seller and the Purchaser each agree to notify the others promptly of (i) the occurrence, or failure to occur, of any event which could result in the breach of any representation or warranty contained in this Agreement, or (ii) the failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied prior to the Closing Date.

     6.3     Right of Inspection; Access.

     (a) The Purchaser's Access. Except as otherwise expressly provided herein, the Seller shall afford to the Purchaser, its counsel, accountants, employees, agents and other representatives full access, at any time during regular business hours, to the Seller's and the Company's accountants (and their workpapers and other materials) and to all of the Contributed Assets and the Subsidiary's assets, wherever located, the facilities, premises, buildings, books, records, documents and files relating to the Business, the Company Assets and the Assumed Liabilities as the Purchaser may reasonably request. The Purchaser shall be permitted to make extracts from, or copies of, any books or records of the Seller, the Company and the Subsidiary in connection with the rights of access herein granted. In addition, between the date of this Agreement and the Closing Date, the Purchaser may, but shall not be obligated to, conduct such appraisals and environmental audits and inspections as it may deem appropriate, at the Purchaser's expense.

     (b) The Seller's Access. After the Closing Date, the Purchaser shall and cause the Company to permit the Seller and its representatives reasonable access during normal business hours, upon reasonable prior notice, to any records and files of the Business transferred pursuant to the Contribution Agreement, relating to a period prior to the Closing Date, and to any employees of the Company formerly employed by the Seller, as are appropriate in connection with the preparation of any Tax returns and the prosecution or defense of any tax audits or third party claims, suits or actions by or against the Seller. The Purchaser shall cause the Company to retain such books and records for a period of not less than five (5) years after the Closing Date in order to afford the Seller such access, and the Seller shall have the right at any reasonable time to make copies thereof, at the Seller's sole cost. If the Company wishes to destroy any such books or records following such period, the Purchaser shall cause the Company to give the Seller not less than fifteen (15) calendar days' prior written notice thereof, whereupon the Seller may elect to take possession of such books and records. The Seller acknowledges and agrees that the Purchaser and the Company shall have no liability or Loss with respect to the loss or destruction of any such books and records, and the Seller hereby expressly waives all claims with respect thereto.

     6.4 Public Statements. Prior to the Closing Date, the Seller and the Purchaser shall consult with one another before issuing any written communications or otherwise making any public statements, disclosures or announcements to employees or any Person relating to this Agreement, the Contribution Agreement or the transactions contemplated by hereby or thereby, except as may be required by applicable law or by obligations pursuant to the rules and regulations of applicable securities laws or upon advice of legal counsel.

     6.5     [Reserved]

     6.6 Consents and Approvals. The Seller and the Purchaser each shall take or cause to be taken all acts reasonably necessary, and shall promptly make all filings or submissions as are reasonably required (i) to obtain all third party consents required pursuant to Article IV hereof, including, without limitation, any and all consents required under the personal property leases and the operating contracts, in order to consummate the transactions contemplated hereby, and (ii) to obtain any approval, consent, license, clearance, exemption, waiver or registration of or with any applicable foreign, federal, provincial, state or local governmental authority necessary in order to consummate lawfully the transactions contemplated hereby. Each party hereto shall furnish to the other such reasonably necessary information and assistance as the other may reasonably request in connection with its preparation of any filing or submission which is necessary to obtain any governmental approval, as applicable. The Seller and the Purchaser shall each keep the other apprised of the status of any communications with, and any inquiries or requests for additional information made by, any governmental authority and shall comply promptly with any such inquiry or request. In addition, to the extent not obtained prior to the Closing, the Seller agrees to cooperate with the Purchaser and to use all reasonable efforts to obtain all consents and authorizations described on Schedule 5.1(f) attached hereto and any other consents and/or authorizations of third parties necessary to complete the transactions contemplated hereby. To the extent that any such consent or authorization is not so obtained, the Seller will use all reasonable efforts to (i) provide to the Company, at the request of the Company, the benefits (and the burdens) of the related contract, lease, agreement or License, (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits and burdens to the Company, without incurring any obligation to any other person or entity (other than to provide such benefits and burdens to the Company), and (iii) enforce, at the request of the Company for the account of the Company, any rights of Contico arising from the related contract, lease, agreement or License (including, without limitation, the right to terminate in accordance with the terms thereof).

     6.7 Post-Closing Obligations of the Company. After the Closing, Purchaser shall cause the Company to perform all of its post-Closing obligations under the Contribution Agreement.

     6.8 Allocation and Section 754 Election. For federal income Tax purposes, the Final Purchase Price and the Purchaser's proportionate share of the Company's liabilities on the Closing Date shall be allocated by the parties in accordance with this Agreement. Seller and Purchaser acknowledge and agree that, pursuant to Section 8.3 of the LLC Agreement, they shall cause the Company to file a timely election under Section 754 of the Internal Revenue Code of 1986, as amended from time to time, or any successor statute (the "Code"), which shall adjust the income tax basis of the assets of the Company in accordance with Schedule 6.8 attached hereto and the methodology set forth therein. Those adjustments to income tax basis and any allocations under Code Section 704(c) shall be determined with respect to the fair market value of the Company's assets immediately after the effective date of the Code
Section 754 election. For purposes of determining fair market value, Company's assets shall be valued in accordance with the procedure in Schedule
6.8. The Seller and the Purchaser further acknowledge and agree that, pursuant to Code Section 704(c), any gain recognized by the Company as a result of the Code Section 754 election, shall be allocated solely to the Seller. In addition, the Seller and the Purchaser agree that they shall file their federal, state, local and foreign income tax returns in a manner consistent with this Section 6.8 and Schedule 6.8 attached hereto.

6.9Substitute Security for Letters of Credit. Schedule 6.9 attached hereto sets forth a list of all outstanding letters of credit, standby and commercial, currently outstanding and issued at the request of the Seller and/or the Company in connection with the Business (the "Letters of Credit"). Concurrently with the Closing, the Purchaser shall cause its lender or lenders to issue to the issuing financial institution of the Letters of Credit one or more letters of credit in form and substance satisfactory to such issuer and in an aggregate amount sufficient to satisfy any payment obligations incurred by such financial institution pursuant to the Letters of Credit and any other then outstanding letters of credit.

     6.10 Payoff of Mercantile and NatWest Indebtedness. On the Closing Date, the Seller shall pay, from its portion of the Purchase Price, all outstanding indebtedness of the Company and the Subsidiary (as applicable) to
(a) Mercantile Bank N.A., other than indebtedness pursuant to letters of credit, and obtain a release of the Company from any and all liability under the Mercantile Agreement, and (b) National Westminster Bank, PLC, without terminating the NatWest Agreement.

                                 ARTICLE VII
                                 -----------
                         Termination and Abandonment
                         ---------------------------

     7.1 Termination and Abandonment. This Agreement may be terminated and abandoned at any time prior to the Closing Date:

     (a)     By mutual written consent of the Purchaser and the Seller;

     (b) By the Purchaser, if the conditions set forth in Section 4.1 hereof shall not have been fulfilled in any material respect and cannot be fulfilled on or before the Closing Date;

     (c) By the Seller, if the conditions set forth in Section 4.2 hereof shall not have been fulfilled in any material respect and cannot be fulfilled on or before the Closing Date;

     (d) By the Seller or the Purchaser, if any court action or proceeding shall have been instituted by any party, or, to the knowledge of the Purchaser or the Seller, shall have been threatened by any public or private authority or third party, to restrain or prohibit the transactions contemplated by this Agreement; or

     (e) By the Seller or the Purchaser, if the Closing shall not have occurred on or prior to January 29, 1999, or such later date as may be mutually approved in writing by the Seller and the Purchaser.

     7.2 Effect of Termination. In the event of the termination or abandonment of this Agreement pursuant to the provisions of this Article VII, this Agreement shall thereafter become void and have no effect; provided, however, that the foregoing shall not be deemed to affect in any way any right of action either party may have against the other for breach of its representations, warranties or covenants hereunder. In such event, the breaching party shall be liable to the non-breaching party for all Losses (as hereinafter defined) arising as a result of such breach.

                                ARTICLE VIII
                                ------------
                               Indemnification
                               ---------------

     8.1     The Seller's Indemnification.

     (a) Notwithstanding the investigation by the Purchaser, its attorneys or any of its agents or representatives, the representations, warranties and covenants of the Seller set forth herein, and the indemnification obligations of the Seller in this Article VIII with respect thereto, shall survive as follows: (i) the representations, warranties and covenants set forth in (A)
Section 1.2, Section 1.3, Section 2.3(e), Sections 5.1(a), (b), (c), (g), (k) (but only with respect to those Contributed Assets not consisting of Real Property or interests therein), and (ee) and Section 5.3 hereof shall survive the Closing without limitation of time and shall not expire, (B) Section 5.1(p) shall survive the Closing for a period of ten (10) years, at which time they will expire, and (C) Section 5.1(q) shall survive the Closing for the applicable limitation period with respect to the matters described therein, at which time they will expire; (ii) covenants that by their terms survive for a different period of time shall survive for such period and (iii) all other representations, warranties and covenants contained herein shall survive the Closing for a period of two (2) years, at which time they shall expire, and thereafter no Claim may be asserted against the Seller on the basis of such representations, warranties and covenants. Notwithstanding the preceding sentence, any Claim asserted in writing against the Seller for indemnity with respect to a surviving representation, warranty or covenant may continue to be pursued after such time if written notice of the inaccuracy, breach or nonperformance giving rise to such indemnity shall have been given to the Seller prior to the time that such right of indemnity otherwise would have terminated. The representations and warranties in the second, fourth and fifth sentences of Sections 5.1(v)(i) and (ii) shall expire upon receipt by the Company of surveys and Title Policies, in form and substance reasonably satisfactory to the Company, for the Leased Real Property, the Contico Leased Real Property and the Contributed Real Property in accordance with the provisions of Section 8.6 of the Contribution Agreement, it being the parties' intention that the Company's recourse with respect to the matters described in such provisions, if any, shall be under the terms of such Title Policies and the surveys related thereto.

     (b) The Seller agrees to indemnify, defend and hold the Purchaser, its subsidiaries and affiliates and its and their respective shareholders, directors, officers, employees, agents, representatives, successors and assigns (collectively, the "Purchaser Group"), harmless from and against any and all Losses imposed on, accrued against, sustained or incurred by any of them resulting from or arising out of or by virtue of any misrepresentation or breach of warranty made herein by the Seller or Miller or non-compliance with, non-performance of or breach by the Seller or Miller of any of the covenants of this Agreement to be performed by the Seller or Miller or otherwise set forth in any instrument or document executed or delivered by the Seller or Miller in connection with this Agreement.

     (c) Notwithstanding any other provision hereof to the contrary, the Seller shall have no obligation to indemnify the Purchaser or the Purchaser Group for any Losses otherwise indemnifiable hereunder, unless and until the aggregate amount of all such Losses after application of such reserves exceeds One Million Dollars ($1,000,000) (the "Section 8.1 Basket"), whereupon the Losses in excess of such amount shall be indemnified as aforesaid, subject to
Section 8.1(d); provided, however, that the Section 8.1 Basket shall not apply to the failure of the Seller to pay the Excluded Liabilities and shall not apply as the failure of the Seller or Miller to make any payment to Purchaser pursuant to Section 2.3(e).

     (d) Notwithstanding any other provision hereof to the contrary, the Seller shall have no obligation to indemnify the Purchaser or the Purchaser Group for any Losses otherwise indemnifiable hereunder in excess of Thirty Million Dollars ($30,000,000) (the "Indemnity Cap"); provided, however, that the Indemnity Cap shall not apply to any failure of the Seller to pay the Excluded Liabilities or the amounts, if any, described in Section 2.3(e) hereof.

     8.2     The Purchaser's Indemnification.

     (a) The representations, warranties and covenants of the Purchaser set forth herein, or in any document or instrument delivered in connection herewith or pursuant hereto, and the liabilities of the Purchaser with respect thereto, shall survive the Closing Date for a period of two (2) years, at which time they shall expire, except for (i) covenants that by their terms survive for different time periods, which shall survive for such periods, and
(ii) the representations, warranties and covenants set forth in Sections 5.2(a), (b), (e) and (k) hereof shall survive the Closing without limitation of time and shall not expire. Notwithstanding the preceding sentence, any representation, warranty or covenant in respect of which indemnity may be sought under Section 8.2(b) below shall survive the time at which it would otherwise terminate pursuant to such sentence, if written notice of the inaccuracy, breach or nonperformance giving rise to such indemnity shall have been given to the Purchaser prior to the time that it otherwise would have terminated.

     (b) The Purchaser agrees to indemnify, defend and hold the Seller, its respective subsidiaries and affiliates and its respective shareholders, directors, officers, employees, agents, representatives, successors and assigns (collectively, the "Seller Group"), and harmless from and against any and all Losses imposed on, accrued against, sustained or incurred by any of them resulting from or arising out of or by virtue of any misrepresentation or breach of warranty made herein by the Purchaser or non-compliance with or breach by the Purchaser of any of the covenants of this Agreement to be performed by the Purchaser.

     (c) Notwithstanding any other provision hereof to the contrary, the Purchaser shall have no obligation to indemnify the Seller or the Seller Group for any Losses otherwise indemnifiable hereunder, unless and until the aggregate amount of all such Losses exceeds One Hundred Thousand Dollars ($100,000.00) (the "Section 8.2 Basket"), whereupon all Losses in excess of such amount shall be indemnified as aforesaid.

     8.3 Losses. For purposes of this Agreement, "Losses" means all claims (whether meritorious or not), actions, suits, proceedings, judgments, causes of action, liabilities (whether fixed, absolute, accrued, contingent or otherwise and whether direct or indirect, primary or secondary, known or unknown), losses, demands, costs, assessments, fines, damages, interest, penalties or expenses (including, without limitation, reasonable attorneys' fees and expenses and costs of litigation).

     8.4     Procedure for Indemnification.

     (a) Upon becoming aware of a claim for any Losses for which a Person is entitled to indemnity hereunder, the Person seeking indemnification under this Article VIII (the "Indemnified Party") shall give prompt written notice of such claim to the party from whom indemnification is sought (the "Indemnifying Party"); provided, however, that no delay in giving notice hereunder shall relieve the Indemnifying Party from its obligations hereunder, except and to the extent either (i) that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnified Party's failure to give such notice in a timely manner, or (ii) such notice is delivered after expiration of an applicable survival period in Section 8.1.

     (b) Within thirty (30) calendar days after such notice, the Indemnifying Party may deliver to the Indemnified Party its written acknowledgment that the Indemnified Party is entitled to indemnification pursuant to this Article VIII for Losses arising out of such claim, suit or action, together with evidence reasonably satisfactory to the Indemnified Party that the Indemnifying Party has and will have the financial capability to discharge any liability arising from such claim, suit or action. Upon receipt by the Indemnified Party of such acknowledgment and evidence, the Indemnifying Party shall, with counsel reasonably satisfactory to the Indemnified Party, assume the defense of any such suit or action initiated by a third party (a "Third Party Claim") including its compromise and settlement, and the Indemnifying Party shall pay all costs and expenses thereof and shall be fully responsible for the outcome thereof. If the Indemnifying Party so assumes the defense of such Third Party Claim, (i) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party's consent (which shall not be unreasonably withheld) unless the sole relief is monetary damages that are paid in full by the Indemnifying Party and
(ii) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld). In the event that the Indemnifying Party does not provide such acknowledgment and evidence, the Indemnified Party shall be entitled to assume the defense of such Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel reasonably satisfactory to the Indemnifying Party; and in such event, all Losses resulting from the defense settlement of such Third Party Claim shall be subject to the indemnification provisions of this Article VIII. In such case, the Indemnified Party will give the Indemnifying Party not less than twenty (20) calendar days' written notice of any proposed settlement or compromise of any Third Party Claim. Any settlement or compromise made or caused to be made by the Indemnified Party of any such Third Party Claim of the kind referred to above, shall be subject to the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, and thereupon such settlement or compromise shall be binding upon the Indemnifying Party in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise.

     (c) In case of any such Third Party Claim, the Indemnified Party will cooperate reasonably with the Indemnifying Party, cooperate reasonably in the defense thereof, including affording to the Indemnifying Party the right of access, during normal business hours, to the personnel of the Indemnified Party and all pertinent books and records for purposes of inspection and making copies, but all reasonable out-of-pocket expenses incurred by the Indemnified Party in connection with the foregoing shall be reimbursed by the Indemnifying Party. If the Indemnifying Party assumes the defense or settlement thereof in accordance with Section 8.4(b), the Indemnified Party shall have the right to observe and consult in the defense or settlement of a Third Party Claim and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. If the Indemnified Party conducts the defense or settlement thereof after the Indemnifying Party has declined to do so in accordance with Section 8.4(b), the Indemnifying Party shall have the right to observe and consult in the defense of a Third Party Claim and to employ counsel, at its own expense, separate from the counsel employed by the Indemnified Party.

     8.5 Sole Remedy. The indemnification provisions, procedures and limitations of this Article VIII shall be the exclusive remedies and procedures relating thereto, available to any party following the Closing Date as a result of breach or nonperformance of any of the representations, warranties, covenants, agreements and obligations contained in this Agreement or any Schedule attached hereto, or any liability or obligation of the business. All other remedies at law or in equity (including but not limited to common law and statutory rights of contribution) hereby are waived by the parties, and to the extent a survival period contained in this Agreement extends beyond an otherwise applicable statute of limitations, this Agreement shall constitute a waiver thereof. Notwithstanding the foregoing, this
Section 8.5 shall not preclude a party from asserting a Claim (a) based on any act of fraud perpetrated upon a party hereto by another party hereto, or (b) for any equitable remedy to enforce the obligations of the parties contained in this Agreement.

     8.6 Single Recovery of Indemnifiable Losses. The parties to this Agreement acknowledge that, pursuant to the Contribution Agreement, the Seller has made certain representations and warranties to the Company with respect to the Business of the Seller and the Subsidiary, and has undertaken to indemnify the Company with respect to certain matters identified in the Contribution Agreement. Such indemnification obligations, in many cases, are subject to certain limits as to time and amount. The parties to this Agreement acknowledge that a significant number of such representations, warranties and indemnification obligations are also made in this Agreement by the Seller in favor of the Purchaser. Following the Closing, it is understood that either or both of the Purchaser and the Company may make a claim against the Seller for indemnification with respect to the subject matter of a representation, warranty or covenant that is contained in both agreements. In no event, however, may the Purchaser and the Company make a recovery for the same Loss with respect to the same matter, and it shall be a complete defense to a claim for recovery of such Loss by the Company or the Purchaser that such Loss has already been recovered from the Seller (or been the subject of a release) by either the Company or the Purchaser. In all cases, the indemnification limits in the Contribution Agreement and this Agreement (i.e., baskets, caps and time periods), shall be deemed a single set of limits, and the amounts thereof shall not be cumulated despite the fact that such limits are contained in two separate agreements.

                                 ARTICLE IX
                                 ----------
                                  Expenses
                                  --------

     9.1 Professional Expenses. Except as otherwise specified in this Agreement, each of the parties hereto shall pay all of its own respective costs and expenses with respect to legal, accounting, consulting, appraisal and professional fees, as well as printing and other related expenses, incurred or to be incurred by such party in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that no such fees or expenses shall be paid or payable out of, or in any manner constitute a Lien against, the Common Units.

     9.2 Transfer Expenses. All applicable sales, use, transfer, documentary or similar taxes, filing and recording fees, title insurance charges, survey fees, vehicle tax, intangible taxes, if any, and transfer fees which are payable by reason of the transactions contemplated by this Agreement, shall be paid by the Seller; provided, however, that no such charges, fees or expenses shall be paid or payable out of, or in any manner constitute a Lien against, the Common Units. To the extent that expenses are allocated to and paid by the Seller under the provisions of Section 8.6(a) and
(b) of the Contribution Agreement, the Purchaser agrees to reimburse the Seller as of or promptly after Closing for the portion of such expenses that would be paid by a transferee of real property under local real property custom in each relevant jurisdiction.

                                  ARTICLE X
                                  ---------
                                Miscellaneous
                                -------------

     10.1 Entire Agreement; Amendment. This Agreement (including the agreements referenced herein) is the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous negotiations, undertakings and agreements, written or oral, between the parties. No representation, inducement, agreement, promise, understanding or waiver altering, modifying, taking from or adding to the terms and conditions hereof shall have any force or effect unless the same is in writing and validly executed by each of the parties hereto.

     10.2 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assignable by any Party prior to Closing without the prior written consent of the other parties, and following the Closing no complete or partial assignment by any Party of this Agreement or such Party's rights hereunder shall operate to relieve the assigning Party of its obligations hereunder.

     10.3     Notices.   Any notice, request, instruction or other
communication to be given hereunder by any party hereto shall be in writing and shall be deemed to have been duly given on the date of delivery, provided delivery is actually tendered at the appropriate address, addressed to the persons identified below (i) in person, or (ii) by overnight courier service nationally recognized in the United States, or (iii) by facsimile copy (with original copy mailed the same day), or (iv) five (5) calendar days after deposit in the U.S. mail by first class certified mail, postage prepaid, return receipt requested, all addressed as set forth below:

             (i)     If to the Seller or Miller prior to Closing, to:

                                        Contico International, Inc.
                                        1101 Warson Road
                                        St. Louis, MO  63132
                                        Attn: Mr. Lester Miller
                                        Telephone No.: (314) 997-5900
                                        Facsimile No.: (314) 997-0776

                     and after Closing, to:

                                        Mr. Lester Miller
                                        20043 North East 39th Place
                                        Aventura, FL  33180
                                        Telephone No.:  (305) 932-6834
                                        Facsimile No.:  (305) 932-4968

                     In each case, with a copy to:

                                        Thompson Coburn
                                        One Mercantile Center
                                        St. Louis, MO  63101
                                        Attn:  Millard Backerman, Esq.
                                        Telephone No.: (314) 552-6005
                                        Facsimile No.: (314) 552-7005

             (ii)     If to the Purchaser, to:

                                        Katy Industries, Inc.
                                        6300 S. Syracuse Way, Suite 300
                                        Englewood, CO  80111-6723
                                        Attn:  Mr. John R. Prann, Jr.
                                        Telephone No.: (303) 290-9300
                                        Facsimile No.: (303) 290-9344


     With a copy to:

                                        Katy Industries, Inc.
                                        125 South Wacker Drive
                                        Suite 1180
                                        Chicago, IL  60606
                                        Attn:  Arthur R. Miller, Esq.
                                        Telephone: (312) 422-7490
                                        Facsimile: (312) 422-0595

                                     and

                                        Schiff Hardin & Waite
                                        6600 Sears Tower
                                        Chicago, IL  60606
                                        Attn:  Robert E. Kolek, Esq.
                                        Telephone No.: (312) 258-5755
                                        Facsimile No.: (312) 258-5600

or to such other person or persons at such address or addresses as may be designated by written notice to the other party pursuant to this Section 10.3.

     10.4 Severability. If any provision of this Agreement is found invalid, unenforceable or in violation of any law by a court of competent jurisdiction, such provision shall be modified only to the extent necessary to enable such provision to be valid and enforceable, without affecting the remaining portions of this Agreement, which shall remain in full force and effect; provided, however, that the severing of any such provision will not materially change the substance of this Agreement. As so amended, this Agreement shall be enforced to the fullest extent possible to give effect to the intention of the parties expressed herein.

     10.5 Mutual Contribution; No Third Party Beneficiaries. The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted, or the provision contains a covenant of such party. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

     10.6 Waivers. No delay on the part of any party in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any waiver of any right, power or privilege operate as a waiver of any other right, power or privilege, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or of any other right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties otherwise may have at law or in equity.

     10.7 Operative Language; Currency. The English language shall control the interpretation of this Agreement and all other writings and communications between the parties. All references to currency and currency amounts herein shall refer solely to United States Dollars.

     10.8 Headings; Gender; Number. The headings of articles and sections of this Agreement and of the schedules and exhibits hereto are for convenience only and are not intended to limit, restrict, expand or otherwise affect the meaning or interpretation of the provisions of this Agreement. The use of any gender hereunder shall include all genders and the use of the singular shall include the plural, and vice versa, in each case as the context may require.

     10.9 Applicable Law. This Agreement is governed by and shall be construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

     10.10 Forum Choice and Venue. Any judicial proceeding brought against any party hereto with respect to this Agreement or any transaction contemplated hereby shall be brought in the United States District Court for the Eastern District of Missouri, or, if such court does not have jurisdiction, then in the courts of the State of Missouri, and, by execution and delivery of this Agreement, each of the parties hereto (i) accepts, generally and unconditionally, the exclusive jurisdiction of such court and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, subject, in each case, to all rights to appeal such decisions to the extent available to the parties and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such court or that such court is an inconvenient forum. Each party hereto hereby waives personal service of process and consents that service of process upon it may be made by delivery or by certified or registered mail, return receipt requested, at its last known address and service so made shall be deemed completed on the date of delivery or on the fifth (5th) business day after such service is deposited in the mail, as the case may be. Nothing herein shall affect the right to serve process in any other manner permitted by law.

     10.11 Non-Binding Mediation. Any controversy or claim arising out of or relating to this Agreement, its interpretation, the breach or the consummation thereof, or the closing contemplated thereunder, or the respective rights or obligations of the parties, shall be first subject to non-binding mediation administered by the American Arbitration Association (the "Mediator"). In the event that such controversy or claim cannot be resolved pursuant to mediation within thirty (30) days after such matter is submitted to the Mediator as provided above, such controversy or claim may be settled by arbitration upon the written arbitration agreement made at that time of all parties, and failing such arbitration agreement, by litigation.

     10.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                          [Signature Pages Follow]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Unit Purchase Agreement to be duly executed as of the date first written above.


PURCHASER:                              SELLER:

KATY INDUSTRIES, INC.                   CONTICO INTERNATIONAL, INC.



By: /S/ Arthur R. Miller                By: /S/ David Cooksey
   ---------------------                   ---------------------
     Its: Executive Vice President           Its: VP/CFO


                                        MILLER:

                                        /S/  Lester Miller
                                        _____________________________________
                                        Lester Miller, solely for purposes of
                                        Sections 1.1, 1.2, 1.3, 2.1, 2.2, 3.4,
                                        4.2, 5.3 and Article X







                            Exhibit 2(c)
                            ------------


                         MEMBERS AGREEMENT

     THIS MEMBERS AGREEMENT (this "Agreement") is entered into as of January 8, 1999, by and between NEWCASTLE INDUSTRIES, INC., a Missouri corporation formerly known as Contico International, Inc. ("Newcastle"), and KATY INDUSTRIES, INC., a Delaware corporation ("Katy").

                         W I T N E S S E T H :

     WHEREAS, pursuant to that certain Unit Purchase Agreement dated as of December 31, 1998, by and between Newcastle and Katy (the "Purchase Agreement"), Newcastle has sold to Katy as of the date hereof 10,000 Common Units (the "Common Units") of Contico International, L.L.C., a Delaware limited liability company formerly known as CII Acquisition, L.L.C. (the "Company"), which constitute all of the Common Units currently issued and outstanding;

     WHEREAS, Newcastle owns 329 Preferred Units (the "Preferred
Units") of the Company, which constitute all of the Preferred Units currently issued and outstanding;

     WHEREAS, the Common Units and the Preferred Units constitute all of the equity interests in the Company which currently are issued and outstanding; and

     WHEREAS, as a condition to closing the transactions contemplated by the Purchase Agreement, Newcastle and Katy have agreed to enter into this Agreement.

     NOW, THEREFORE, in consideration of these premises, the covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

                            Article I

              Put and Call Rights with Respect to Preferred Units


     1.1 Certain Definitions. Capitalized terms in this Agreement shall have the respective meanings given to them in Exhibit A.

     1.2     Basic Put Option.

            (a) The Right. At any time during the period beginning January 8, 2001, and ending January 7, 2009 (unless extended pursuant to
Section 2.1(b)(iv) hereof), inclusive (the "Basic Put Exercise Period"), the Holders shall have the right to require Katy to purchase from the Holders in accordance with this Section 1.2 all or any portion of their Eligible Units (a "Basic Put Right"). The purchase price for each Eligible Unit required to be purchased by Katy pursuant to the Basic Put Right shall be (subject to adjustment pursuant to Section 1.8) the sum of (i) that number of shares of Common Stock equal to the Conversion Amount (the "Stock Consideration"), and
(ii) cash in an amount equal to the aggregate accrued and unpaid Priority Return and Profit Participation with respect to such Eligible Unit through the date of the closing of the purchase of such Eligible Unit by Katy (the "Priority Return Consideration").

            (b) Notice. To exercise the Basic Put Right, the Holder Representative shall notify Katy, in writing, within the Basic Put Exercise Period of the Holders' intention so to exercise (the "Basic Put Notice"). The Basic Put Notice shall identify each Holder exercising the Basic Put Right and the number of Eligible Units to be purchased from such Holder, and shall certify that the Holder Representative has notified each Holder in writing of the exercise of the Basic Put Right and of such Holder's opportunity to participate in the exercise thereof. The Basic Put Notice may also include a request for a Demand Registration with respect to all or any portion of the Stock Consideration. Holders exercising the Basic Put Right are hereinafter collectively referred to as the "Basic Put Selling Holders" and the Eligible Units to be purchased by Katy from the Basic Put Selling Holders are hereinafter collectively referred to as the "Basic Put Units."

            (c)     Election to Pay Stock Consideration in Cash.  Within
15 days after the date the Basic Put Notice is given, Katy shall have the right, which it may exercise by giving written notice (the "Basic Put Consideration Notice") to the Holder Representative, in lieu of delivering the Stock Consideration, to pay each Basic Put Selling Holder cash in an amount equal to the Market Value multiplied by the number of shares of Common Stock constituting the Stock Consideration otherwise due such Basic Put Selling Holder. If Katy fails to give the Basic Put Consideration Notice within the time period required, Katy's right to pay the Stock Consideration in cash shall lapse. If Katy timely elects to pay the Stock Consideration in cash with respect to any Basic Put Selling Holder, (i) it shall be obligated to pay the Stock Consideration in cash to all Basic Put Selling Holders, and (ii) if the Holder Representative shall have requested a Demand Registration with respect to the Stock Consideration, such Demand Registration shall be deemed withdrawn and shall not constitute a Demand Registration hereunder.

            (d) Closing. At the closing of the purchase and sale of the Basic Put Units (the "Basic Put Closing"), (i) Katy shall deliver to each Basic Put Selling Holder for each Basic Put Unit sold by such Basic Put Selling Holder (A) either (1) stock certificate(s) representing the Stock Consideration described in Section 1.2(a) registered in the name of such Basic Put Selling Holder if Katy has not exercised its rights pursuant to
Section 1.2(c), or (2) the cash payment described in Section 1.2(c), plus
(B) cash in an amount equal to the Priority Return Consideration, and (ii) each Basic Put Selling Holder shall execute and deliver to Katy an Assignment of Preferred Units in the form attached hereto as Exhibit B with respect to the Basic Put Units to be sold by such Basic Put Selling Holder. Any cash payment to be made by Katy to any Basic Put Selling Holder pursuant to the exercise of the Basic Put Right shall be in the form of a certified check or wire transfer of immediately available funds. The Basic Put Closing shall take place (x) if a request for a Demand Registration of any of the Stock Consideration has been made, whether in the Basic Put Notice or otherwise, (A) if the Stock Consideration is to be distributed through a firm commitment underwritten offering, immediately prior to the closing of the firm commitment underwritten offering, or (B) in all other cases, on the date that the Registration Statement applicable to such Stock Consideration has become effective, or (y) in all other cases, on the 60th day after the date that the Basic Put Notice is given or on such other date as Katy and the Holder Representative may agree. Unless otherwise agreed by Katy and the Holder Representative, the Basic Put Closing shall take place at the principal office of the Company.

            (e) Withdrawal of Exercise. If (i) Katy has not exercised its rights pursuant to Section 1.2(c), and (ii) the Closing Market Price as of the day immediately prior to the date of the Basic Put Closing is less than 90% of the Closing Market Price as of the day the Basic Put Notice is given, the Holder Representative may withdraw the exercise of the Basic Put Right with respect to all or any portion of the Basic Put Units upon written notice to such effect given to Katy on or prior to the date of the Basic Put Closing, subject to the Holders' obligations under Section 2.2(e) with respect to the withdrawal of a Demand Registration.

     1.3    Limitations on Exercise of Basic Put Right.

            (a) The Basic Put Right may not be exercised more than three times. If the exercise of a Basic Put Right is withdrawn with respect to all Basic Put Units in accordance with Section 1.2(e), such exercise shall not constitute an exercise for purposes of this Section 1.3(a).

            (b)     Katy shall not be obligated to purchase Eligible
Units pursuant to the exercise of a Basic Put Right within eighteen months after the closing of a previous purchase of Eligible Units pursuant to the exercise of a Basic Put Right.

     1.4    Secondary Put Option.

(a)The Right.  At any time during the period beginning
January 8, 2009 and ending January 7, 2010, inclusive (the "Secondary Put Exercise Period"), the Holders shall have the right to require Katy to purchase from the Holders in accordance with this Section 1.4 all or any portion of their Eligible Units (a "Secondary Put Right"). The purchase price for each Eligible Unit required to be purchased by Katy pursuant to the Secondary Put Right shall be (subject to adjustment pursuant to Section 1.8) the sum of (i) $100,000, and (ii) cash in an amount equal to the Priority Return Consideration.

            (b)     Notice. To exercise the Secondary Put Right, the
Holder Representative shall notify Katy, in writing, within the Secondary Put Exercise Period of the Holders' intention so to exercise (the "Secondary Put Notice"). The Secondary Put Notice shall identify each Holder exercising the Secondary Put Right and the number of Eligible Units to be purchased from such Holder, and shall certify that the Holder Representative has notified each Holder in writing of the exercise of the Secondary Put Right and of such Holder's opportunity to participate in the exercise thereof. Holders exercising the Secondary Put Right are hereinafter collectively referred to as the "Secondary Put Selling Holders" and the Eligible Units to be purchased by Katy from the Secondary Put Selling Holders are hereinafter collectively referred to as the "Secondary Put Units."

            (c) Closing. At the closing of the purchase and sale of the Secondary Put Units (the "Secondary Put Closing"), (i) Katy shall deliver to each Secondary Put Selling Holder for each Secondary Put Unit sold by such Secondary Put Selling Holder cash in an amount equal to the sum of (A) the cash payment described in Section 1.4(a)(i), plus (B) the Priority Return Consideration, and (ii) each Secondary Put Selling Holder shall execute and deliver to Katy an Assignment of Preferred Units in the form attached hereto as Exhibit B with respect to the Secondary Put Units to be sold by such Secondary Put Selling Holder. Any cash payment to be made by Katy to any Secondary Put Selling Holder pursuant to the exercise of the Secondary Put Right shall be in the form of a certified check or wire transfer of immediately available funds. The Secondary Put Closing shall take place on the 60th day after the date that the Secondary Put Notice is given or on such other date as Katy and the Holder Representative may agree. Unless otherwise agreed by Katy and the Holder Representative, the Secondary Put Closing shall take place at the principal office of the Company.

     1.5     Control Put Option.

            (a) The Right. Katy shall give notice to the Holder Representative (i) of a Voluntary Change in Control with respect to Katy or the Company within five days after the execution of an agreement to engage in such Voluntary Change in Control or at least 60 days prior to the occurrence of such Voluntary Change in Control, whichever occurs first, and
(ii) of a Change in Control other than a Voluntary Change in Control within five days after the occurrence of such Change in Control. At any time (i) in the case of a Voluntary Change in Control with respect to Katy or the Company, during the period beginning on the date on which Katy gives notice to the Holder Representative of the occurrence of the Voluntary Change in Control and ending on the 60th day after Katy gives such notice, or (ii) in the case of a Change in Control (other than a Voluntary Change in Control) with respect to Katy or the Company, during the period beginning on the date such Change in Control has occurred with respect to either Katy or the Company and ending on the 30th day following the date on which Katy gives notice to the Holder Representative of the occurrence of the Change in Control, inclusive (the "Control Put Exercise Period"), the Holders shall have the right to require Katy to purchase from all Holders in accordance with this Section 1.5 all, and not less than all, of their Eligible Units (a "Control Put Right"). The purchase price for each Eligible Unit required to be purchased by Katy pursuant to the Control Put Right shall be, subject to adjustment pursuant to Section 1.8, the sum of (i) at the selection of the Holders, either (A) $100,000 (the "Cash Consideration"), or (B) the Stock Consideration, plus (ii) cash in an amount equal to the Priority Return Consideration.

            (b)     Notice.  To exercise the Control Put Right, the
Holder Representative shall notify Katy, in writing, within the Control Put Exercise Period of the Holders' intention so to exercise (the "Control Put Notice"). The Control Put Notice shall also contain the Holders' selection of either the Cash Consideration or the Stock Consideration; if the Control Put Notice does not contain a selection, the Holders shall be deemed to have selected the Cash Consideration. The Holders' selection shall be binding upon all Holders. The Control Put Notice shall identify each Holder exercising the Control Put Right and the number of Eligible Units to be purchased from such Holder, and shall certify that the Holder Representative has notified each Holder in writing of the exercise of the Control Put Right and the obligation of such Holder to participate in Control Put Right. The Control Put Notice may also include a request for a Demand Registration with respect to all or any portion of the Stock Consideration. Holders exercising the Control Put Right are hereinafter collectively referred to as the "Control Put Selling Holders" and the Eligible Units to be purchased by Katy from the Control Put Selling Holders are hereinafter collectively referred to as the "Control Put Units."

            (c)     Election to Pay Stock Consideration in Cash. Within
15 days after the date the Control Put Notice is given, Katy shall have the right, which it may exercise by giving written notice (the "Control Put Consideration Notice") to the Holder Representative, in lieu of delivering the Stock Consideration, to pay each Control Put Selling Holder cash in an amount equal to the Market Value multiplied by the number of shares of Common Stock constituting the Stock Consideration otherwise due such Control Put Selling Holder. If Katy fails to give the Control Put Consideration Notice within the time period required, Katy's right to pay the Stock Consideration in cash shall lapse. If Katy timely elects to pay the Stock Consideration in cash with respect to any Control Put Selling Holder, (i) it shall be obligated to pay the Stock Consideration in cash to all Control Put Selling Holders, and (ii) if the Holder Representative shall have requested a Demand Registration with respect to the Stock Consideration, such Demand Registration shall be deemed withdrawn and shall not constitute a Demand Registration hereunder.

            (d) Closing. At the closing of the purchase and sale of the Control Put Units (the "Control Put Closing"), (i) Katy shall deliver to each Control Put Selling Holder for each Control Put Unit sold by such Control Put Selling Holder (A) either (1) stock certificate(s) representing the Stock Consideration registered in the name of such Control Put Selling Holder if the Holders have so elected in the Control Put Notice and Katy has not exercised its rights pursuant to Section 1.5(c), (2) the cash payment described in Section 1.5(c) if Katy has exercised its rights pursuant to
Section 1.5(c), or (3) the Cash Consideration in all other cases, plus (B) cash in an amount equal to the Priority Return Consideration, and (ii) each Control Put Selling Holder shall execute and deliver to Katy an Assignment of Preferred Units in the form attached hereto as Exhibit B with respect to the Control Put Units to be sold by such Control Put Selling Holder. Any cash payment to be made by Katy to any Control Put Selling Holder pursuant to the exercise of the Control Put Right shall be in the form of a certified check or wire transfer of immediately available funds. The Control Put Closing shall take place on (x) if a request for a Demand Registration of any of the Stock Consideration has been made, whether in the Control Put Notice or otherwise, (A) if the Stock Consideration is to be distributed through a firm commitment underwritten offering, immediately prior to the closing of the firm commitment underwritten offering, or (B) in all other cases, on the date that the Registration Statement applicable to the Stock Consideration has become effective, or (y) in all other cases, on the 60th day after the date that the Control Put Notice is given, or, in any of the above-mentioned cases, on such other date as Katy and the Holder Representative may agree. Unless otherwise agreed by Katy and the Holder Representative, the Control Put Closing shall take place at the principal office of the Company.

            (e) Withdrawal of Exercise. If (i) Katy has not exercised its rights pursuant to Section 1.5(c), and (ii) the Closing Market Price as of the day immediately prior to the date of the Control Put Closing is less than 90% of the Closing Market Price as of the day the Control Put Notice is given, the Holder Representative may withdraw the exercise of the Control Put Right with respect to all or any portion of the Control Put Units upon written notice to such effect given to Katy on or prior to the date of the Control Put Closing, subject to the Holders' obligations under
Section 2.2(e) with respect to the withdrawal of a Demand Registration.

     1.6     Call Option.

            (a) The Right. At any time on or after January 8, 2012, Katy shall have the right (a "Call Right") to require every Person to sell to Katy all, and not less than all, Preferred Units then held by such Person. The purchase price for each Preferred Unit required to be sold by a Person pursuant to the Call Right shall be, subject to adjustment pursuant to Section 1.8, the sum of (i) $100,000, and (ii) cash in an amount equal to the Priority Return Consideration. If Katy exercises a Call Right with respect to one Person, it must simultaneously exercise its Call Right with respect to all Persons.

            (b) Notice. To exercise the Call Right, Katy shall notify the Holder Representative in writing of Katy's intention so to exercise (the "Call Notice").

            (c) Closing. At the closing of the purchase and sale of Preferred Units pursuant to the exercise of a Call Right (the "Call Closing"), (i) Katy shall deliver to each Person for each Preferred Unit held by such Person cash in an amount equal to the sum of (A) $100,000, and
(B) the Priority Return Consideration, and (ii) each Person shall execute and deliver to Katy an Assignment of Preferred Units in the form attached hereto as Exhibit B with respect to the Preferred Units held by such Person. Any cash payment to be made by Katy to any Person pursuant to the exercise of the Call Right shall be in the form of a certified check or wire transfer of immediately available funds. The Call Closing shall take place on the 60th day after the date that the Call Notice is given or on such other date as Katy and the Holder Representative may agree. Unless otherwise agreed by Katy and the Holder Representative, the Call Closing shall take place at the principal office of the Company.

     1.7    Piggyback Put Option.

            (a) The Right. At any time during the period beginning on the date Katy gives notice to the Holder Representative of a proposed registration giving rise to the Holders' right to a Piggyback Registration pursuant to Section 2.2 and ending on the 20th day following the date on which Katy gives such notice, inclusive (the "Piggyback Put Exercise Period"), the Holders shall have the right (a "Piggyback Put Right") to require Katy to purchase from the Holders in accordance with this Section
1.7 all or any portion of their Eligible Units that may be included in the Piggyback Registration. The purchase price for each Eligible Unit required to be purchased by Katy pursuant to the Piggyback Put Right shall be, subject to adjustment pursuant to Section 1.8, the sum of (i) the Stock Consideration, and (ii) cash in an amount equal to the Priority Return Consideration.

            (b)     Notice.  To exercise the Piggyback Put Right, the
Holder Representative shall notify Katy, in writing, within the Piggyback Put Exercise Period of the Holders' intention so to exercise (the "Piggyback Put Notice"). The Piggyback Put Notice shall identify each Holder exercising the Piggyback Put Right and the number of Eligible Units to be purchased from such Holder, and certify that the Holder Representative has notified each Holder in writing of the exercise of the Piggyback Put Right and of such Holder's opportunity to participate in the exercise thereof. Holders exercising the Piggyback Put Right are hereinafter collectively referred to as the "Piggyback Put Selling Holders" and the Eligible Units to be purchased by Katy from the Piggyback Put Selling Holders are hereinafter collectively referred to as the "Piggyback Put Units."

            (c)     Election to Pay Stock Consideration in Cash. Within
15 days after the date the Piggyback Put Notice is given, Katy shall have the right, which it may exercise by giving written notice (the "Piggyback Put Consideration Notice") to the Holder Representative, in lieu of delivering the Stock Consideration, to pay each Piggyback Put Selling Holder cash in an amount equal to the Market Value multiplied by the number of shares of Common Stock constituting the Stock Consideration otherwise due such Piggyback Put Selling Holder. If Katy fails to give the Piggyback Put Consideration Notice within the time period required, Katy's right to pay the Stock Consideration in cash shall lapse. If Katy timely elects to pay the Stock Consideration in cash with respect to one Piggyback Put Selling Holder, it shall be obligated to pay the Stock Consideration in cash to all Piggyback Put Selling Holders.

            (d) Closing. At the closing of the purchase and sale of the Piggyback Put Units (the "Piggyback Put Closing"), (i) Katy shall deliver to each Piggyback Put Selling Holder for each Piggyback Put Unit sold by such Piggyback Put Selling Holder (A) either (1) if Katy has not exercised its rights pursuant to Section 1.7(c), stock certificate(s) representing the Stock Consideration registered in the name of such Piggyback Put Selling Holder, or (2) if Katy has exercised its rights pursuant to Section 1.7(c), the cash payment described in Section 1.7(c), plus (B) cash in an amount equal to the Priority Return Consideration, and
(ii) each Piggyback Put Selling Holder shall execute and deliver to Katy an Assignment of Preferred Units in the form attached hereto as Exhibit B with respect to the Piggyback Put Units to be sold by such Piggyback Put Selling Holder. Any cash payment to be made by Katy to any Piggyback Put Selling Holder pursuant to the exercise of the Piggyback Put Right shall be in the form of a certified check or wire transfer of immediately available funds. The Piggyback Put Closing shall take place on the date that the Registration Statement filed in connection with the Piggyback Registration and applicable to the Stock Consideration has become effective or on such other date as Katy and the Holder Representative may agree. Unless otherwise agreed by Katy and the Holder Representative, the Piggyback Put Closing shall take place at the principal office of the Company.

            (e) Withdrawal of Exercise. If (i) Katy has not exercised its rights pursuant to Section 1.7(c), and (ii) the Closing Market Price as of the day immediately prior to the date of the Piggyback Put Closing is less than 90% of the Closing Market Price as of the day the Piggyback Put Notice is given, the Holder Representative may withdraw the exercise of the Piggyback Put Right with respect to all or any portion of the Piggyback Put Units upon written notice to such effect given to Katy on or prior to the date of the Piggyback Put Closing, subject to the Holders' obligations under Section 2.2(e) with respect to the withdrawal of a Demand Registration.

            (f)     Conditional Exercise.  The exercise of the Piggyback
Put Right by each Holder is expressly conditional upon all of the Stock Consideration due such Holder being sold in the Piggyback Registration. If any of such Stock Consideration due such Holder is not sold in the Piggyback Registration, such Holder shall be deemed not to have exercised the Piggyback Put Right with respect to the Piggyback Put Unit(s) to which such Stock Consideration relates.

     1.8 Price Adjustment for Defaulted Obligation. Every other provision of this Agreement notwithstanding, if Katy at any time fails timely to perform its obligations to purchase any Eligible Unit for cash in accordance with the exercise of a Basic Put Right, a Secondary Put Right, a Control Put Right, a Call Right or Piggyback Put Right, then the cash purchase price applicable to such Eligible Unit shall increase at the rate of two percent (2%) per month, compounded monthly, from the date the Basic Put Notice, Secondary Put Notice, Control Put Notice, Call Notice or Piggyback Put Notice, as the case may be, was given, until the date Katy actually performs all of its obligations to purchase such Eligible Unit for cash.

     1.9 Governmental Compliance. If, in connection with the delivery of Stock Consideration by Katy under any provision of this Agreement, the Holder to which such Stock Consideration is deliverable is required to file a notification and observe the waiting period under The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any comparable or successor law ("HSR Act"), then such Holder and Katy (a) shall use their best efforts to cause such notification to be filed in time for the scheduled closing of the transaction in which the Stock Consideration is to be delivered, (b) each shall furnish such information as the other may reasonably request in connection with the preparation of such notification, and (c) shall request early termination of the waiting period under the HSR Act. If, prior to expiration or termination of the waiting period, any governmental agency administering the HSR Act shall issue a second request for information or shall file suit to enjoin the Holder's acquisition of the Stock Consideration, then Katy shall proceed to the closing of the transaction in question and shall deliver to such Holder Cash Consideration and the Priority Return with respect to such Holder's Eligible Units. Any fee imposed by the HSR Act with respect to a notification by a Holder to whom Stock Consideration is receivable shall be borne one-half by Katy and one-half by the applicable Holder.

     1.10   Appointment of Holder Representative.

            (a)     Each Holder irrevocably constitutes and appoints
Lester Miller (the "Holder Representative") as such Holder's true and lawful agent, proxy and attorney-in-fact and authorizes the Holder Representative acting for such Holder and in such Holder's name, place and stead, in any and all capacities to do and perform every act and thing required or permitted to be done in connection with the transactions contemplated by this Agreement, as fully for all intents and purposes as such Holder might or could do in person, including, without limitation:

            (i) to deliver all notices required to be delivered by such Holder under this Agreement, including, without limitation, any notice in connection with the exercise of the Basic Put Right, the Secondary
Put Right, the Control Put Right or the Piggyback Put Right or any
Demand Registration or Piggyback Registration;

            (ii) to receive all notices required to be delivered to such Holder under this Agreement, including, without limitation, any notice in connection with the exercise of the Basic Put Right, the Secondary
Put Right, the Control Put Right or the Piggyback Put Right or any
Demand Registration or Piggyback Registration;

            (iii) to receive all payments and distributions made to such Holder under this Agreement;

            (iv) to take any and all action on behalf of such Holder from time to time as the Holder Representative may deem necessary or desirable to defend, pursue, resolve and/or settle claims under this Agreement; and

            (v) to engage and employ agents and representatives for such Holder (including accountants, legal counsel and other professionals) and to incur such other expenses as he deems necessary or prudent in connection with the administration of the foregoing.

Each Holder grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the transactions contemplated by this Agreement, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that the Holder Representative may lawfully do or cause to be done by virtue hereof. Each Holder will, by executing this Agreement agree that such agency, proxy and power of attorney are coupled with an interest, and are therefore irrevocable without the consent of the Holder Representative and Katy and shall survive the death, incapacity, or bankruptcy of such Holder. Each Holder acknowledges and agrees that upon execution of this Agreement, any delivery by the Holder Representative of any waiver, amendment, agreement, opinion, certificate or other documents executed by the Holder Representative or any decisions made by the Holder Representative pursuant to this Section 1.10, shall bind such Holder as fully as if such Holder had executed and delivered such documents or made such decisions.

            (b) The Holder Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Holder, except in respect of amounts received on behalf of such Holder. The Holder Representative shall not be liable to any Holder for any action taken or omitted by him or any agent employed by him hereunder or under any other agreement entered into in connection with the transactions contemplated hereby, except that the Holder Representative shall not be relieved of any liability imposed by law for gross negligence or willful misconduct. The Holder Representative shall not be liable to Holders for any apportionment or distribution of payments made by him in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Holder to whom payment was due, but not made, shall be to recover from other Holders any payment in excess of the amount to which they are determined to have been entitled. The Holder Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement.

            (c) Upon the resignation, death, disability or incapacity of a Holder Representative, each Holder acknowledges and agrees that a replacement Holder Representative shall be appointed as set forth in a written list of successor Holder Representatives submitted to Katy by Lester Miller, which list may be changed from time to time by Lester Miller by written notice to Katy and shall identify Persons to serve as Holder Representative and the order of appointment. Any substituted representative so designated who accepts such appointment in writing shall be deemed the Holder Representative for all purposes of this Agreement. In the event that at any time a successor Holder Representative shall not have been designated in accordance with the foregoing provisions of this Section 1.10(c), then the Holder Representative shall be the Holder then owning the most Preferred Units (considering for such purpose, any Katy Common Stock then owned by such Holder as representing the Preferred Units for which such shares of Common Stock shall have been exchanged).

            (d) Each Holder agrees that Katy shall be entitled to rely on any action taken by the Holder Representative, on behalf of the Holders, pursuant to Section 1.10(a) above (each, an "Authorized Action"), and that each Authorized Action shall be binding on each Holder as fully as if such Holder had taken such Authorized Action. Katy agrees that the Holder Representative shall have no liability to Katy for any Authorized Action, except to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted fraud or willful misconduct. The Holders jointly and severally agree to pay, and to indemnify and hold harmless Katy from and against any losses which it may suffer, sustain, or become subject to, as the result of any claim that an Authorized Action is not binding on, or enforceable against, the Holders.
In addition, the Holders hereby release and discharge Katy from and against any liability arising out of or in connection with Holder Representative's failure to distribute any amounts received by the Holder Representative on the Holders' behalf to the Holders.

     1.11   Federal and Other Securities Laws.

            (a) This Agreement is made with each Holder in reliance upon such Holder's representation to Katy, that (except in connection with a registered transaction) the Katy Common Stock to be received by it hereunder will be acquired for investment for its own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that it has no present intention of selling, granting participation in, or otherwise distributing the same. By executing this Agreement, each Holder further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer, or grant participations to such person or to any third person, with respect to any of such Katy Common Stock.

            (b) Each Holder understands that Katy Common Stock is not registered under the Act, on the ground that the sale provided for in this Agreement and the issuance of Katy Common Stock hereunder should be exempt from registration under the Act and that the Company's reliance on such exemption is predicated on such Holder's representations set forth herein. Each Holder realizes that the basis for the exemption may not be present if, notwithstanding such representations, such Holder has in mind merely acquiring the Katy Common Stock for a fixed or determinable period in the future, or for a market rise or for sale if the market does not rise. Each Holder confirms it has no such intention.

            (c) Each Holder represents that it is an "accredited investor" within the meaning of Rule 501 under the Act and that it is experienced in evaluating and investing in companies such as Katy, is able to fend for itself in the transactions contemplated by this Agreement, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment and has the ability to bear the economic risks of its investment. Each Holder further represents that it has had access, during the course of the transaction and prior to its purchase of the Katy Common Stock, to the same kind of information that would be provided in a registration statement filed by Katy under the Act and that it has had, during the course of the transaction and prior to its purchase of the Katy Common Stock, the opportunity to ask questions of, and receive answers from, Katy concerning the terms and conditions of the offering and to obtain additional information necessary to verify the accuracy of any information furnished to it or to which it had access.

            (d) Each holder understands that the Katy Common Stock may not be sold, transferred or otherwise disposed of without registration under the Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Securities or an available exemption from registration under the Act, the Katy Common Stock must be held indefinitely. In particular, each Holder is aware that the Katy Common Stock may not be sold pursuant to Rule 144 unless all of the conditions of that Rule are met. Each Holder represents that, in the absence of an effective registration statement covering the Katy Common Stock it will sell, transfer or otherwise dispose of the Katy Common Stock only in a manner consistent with its representations set forth herein and then only in accordance with the provisions of Section 1.11(e) hereof.

            (e) Each Holder agrees that in no event will it make a transfer or disposition of any of the Katy Common Stock (other than pursuant to an effective registration statement under the Act), unless and until
(i) such Holder shall have notified the Company of the proposed disposition and shall have furnished Katy with a statement of the circumstances surrounding the disposition and assurance that the proposed disposition is in compliance with all applicable laws and (ii) if reasonably requested by Katy, at the expense of such Holder or transferee, it shall have furnished to Katy an opinion of counsel, reasonably satisfactory to Katy, to the effect that such transfer may be made without registration under the Act; provided, no opinion of counsel need be furnished for any transfer of the Katy Common Stock to a shareholder of Newcastle or any beneficiary of such shareholder which is a trust, who confirms the representations and undertakings set forth in this Section 1.11.

            (f) All certificates for the Katy Common Stock issued to a Holder shall bear the following or a substantially similar legend:

"These securities have not been registered under the Securities Act of 1933. They may not be sold, offered for sale, pledged or hypothecated in the absence of an effective registration statement as to the securities under said Act or an opinion of counsel satisfactory to Katy Industries, Inc., that such registration is not required."

            (g) The certificates for the Katy Common Stock may also bear any legend required by any applicable state securities or other law.

            (h) In addition, Katy shall make a notation regarding the restrictions on transfer of the Katy Common Stock in its records and the Katy Common Stock shall be transferred on the books of Katy only if transferred or sold pursuant to an effective registration statement under the Act covering such shares or pursuant to and in compliance with the provisions of Section 11.1(e) hereof.

     1.12   Holders' Information Rights.

            (a) At such time as Lester Miller shall not be serving as a Director of Katy, the Holder Representative shall have the right to receive, upon request, such regularly prepared internal financial statements and reports as Katy makes available to its banks.

            (b) In connection with the proposed sale by a Holder of Katy Common Stock pursuant to a registration statement, Katy shall afford such Holder access to the same due diligence information as shall be furnished to the underwriters in connection therewith.

            (c) From and after such time as Lester Miller shall not be serving as a Director of Katy, Katy shall deliver to the Holder Representative such regularly prepared reports with respect to Katy as Katy provides to its lenders. Katy shall deliver such information to the Holder Representative at substantially the same time as it delivers such information to its lenders. The Holder Representative shall keep such information confidential, including without limitation from the Holders (except to the extent required by law or regulations, by order of any court, governmental agency or regulatory authority having jurisdiction, after furnishing notice to Katy of the request therefor, or to the extent such information becomes publicly available otherwise than pursuant to a breach by the Holder Representative of its obligations hereunder) but shall be permitted to counsel and advise the Holders on the basis of such information without disclosing the same.

            (d)     (i)     Holders agree to keep confidential, and not to
divulge or otherwise disclose any portion of, any information furnished by Katy hereunder (and to cause their officers, directors, employees, agents and representatives not to disclose such information), except to the extent required by law or regulations, by order of any court, governmental agency or regulatory authority having jurisdiction, after furnishing notice to Katy of the request therefor, or to the extent such information becomes publicly available otherwise than pursuant to a breach by a Holder of its obligations hereunder.

                    (ii) Holders acknowledge to Katy that they are aware, and will advise their representatives who are informed of any non-public information regarding Katy received hereunder, of the restrictions imposed by the U. S. securities laws on the purchase or sale of securities by any person who has received material non-public information from either party and on the communication of such information to any other person who may purchase or sell such securities in reliance on such information. The Holders will comply with all securities laws in connection with the purchase or disposition, directly or indirectly, of securities of Katy for as long as they or their representatives are in possession of material non-public information concerning Katy.

                                 Article II

                   Registration of Registrable Securities

     2.1    Demand Registrations.

            (a) Requests for Registration. At any time on or after the date hereof, as set forth in this Section 2.1, the Holders of the Registrable Securities may request Katy to register under the Act all or part of the Holders' Registrable Securities (but in no event fewer than 100,000 shares of Katy Common Stock, adjusted proportionately for stock dividends, stock splits and the like occurring after the date hereof) by causing the Holder Representative to make such request in writing to Katy. Each request for registration shall state that it is being made pursuant to this Section 2.1 and shall specify the number of Registrable Securities requested to be registered. Such request for registration shall identify each Holder requesting registration of its Registrable Securities and the number of such Holder's Registrable Securities requested to be registered as well as certify that the Holder Representative has notified each Holder in writing of the request for registration and of such Holder's opportunity to participate in such registration. Upon a request for a Demand Registration, Katy shall use its commercially reasonable efforts to effect as expeditiously as possible the registration, in accordance with Section 2.3, of all Registrable Securities which Katy has been requested to so register. Each registration requested pursuant to this Section 2.1 is referred to herein as a "Demand Registration." If Katy notifies the Holder Representative in writing, prior to a request for a Demand Registration from the Holders, of Katy's intent to register securities with the Commission, and Katy effects a registration in accordance with Section 2.2, the Holders' request shall be governed by Section 2.2 and shall not constitute a Demand Registration.

            (b)     Limitations on Demand Registrations.

                    (i) Katy shall not be required to effect more than two Demand Registrations; provided, however, that, if Katy has already effected two Demand Registrations, Katy shall be required to effect one additional Demand Registration upon the request of the Holder Representative upon (A) the first to occur of Katy's giving of a notice of a Voluntary Change in Control with respect to Katy or the Company or the 60th day prior to the occurrence of such Voluntary Change in Control, or (B) the occurrence of a Change in Control other than a Voluntary Change in Control with respect to Katy or the Company.

                    (ii) Notwithstanding any other provision of this
Section 2.1, Katy shall not be obligated to effect any Demand Registration within (A) six months after the effective date of a previous Demand Registration, (B) within 90 days after the effective date of a registration statement filed in connection with a public offering by Katy of its Common Stock for cash on a firm underwriting basis, or within such longer period, not to exceed 180 days after such effective date, as shall be requested in good faith by the managing underwriter for such public offering or
(C) within three months after the Holders shall have withdrawn a request for a Demand Registration in connection with the withdrawal of an exercise of:
(x) the Basic Put Right pursuant to Section 1.2(e), (y) the Control Put Right pursuant to Section 1.5(e) or (z) the Piggyback Put Right pursuant to
Section 1.7(e).

                    (iii) If the Board of Directors of Katy, acting in good faith, determines that the registration and distribution of Registrable Securities (or the use of the Registration Statement or related Prospectus) resulting from a Demand Registration would:

                         (A)     materially and adversely interfere with
any business combination transaction announced prior to the date the request for a Demand Registration is given, which transaction involves Katy and pursuant to which Katy would issue, in connection with such transaction, shares of Common Stock; or

                         (B)     result in the premature disclosure of
any pending financing, acquisition, corporate reorganization or any other corporate development involving Katy or any of its subsidiaries;

then, in either such event, Katy promptly shall give the Holder Representative written notice of such determination. Katy thereupon shall have the right to delay the filing or the effectiveness (but not the preparation) of the Registration Statement for the Demand Registration for a reasonable period of time, but in no event more than 180 days after the date that the request for a Demand Registration was made; provided that in the event of such delay, the Holder Representative shall be entitled to withdraw such request and, if such request is withdrawn, such Demand Registration will not count as a Demand Registration, and responsibility for Registration Expenses incurred by the parties prior to such delay shall be allocated in accordance with Section 2.1(e). Katy may not exercise this right to delay a Demand Registration more than once during any period of twelve consecutive months.

                    (iv) If any event described in Section 2.1(b)(ii) or (iii) shall occur during the two-year period ending January 8, 2009, then the Basic Put Exercise Period shall be extended to June 8, 2009.

            (c) Underwriting Requirements. In connection with any Demand Registration involving an Underwritten Offering, Katy shall (together with all Holders proposing to distribute their securities through such Underwritten Offering) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters of recognized national or regional standing selected for such Underwritten Offering by the Holder Representative and reasonably acceptable to Katy. If a Demand Registration is for an Underwritten Offering and the representative of the underwriters advises the Holder Representative in writing that marketing factors, including, but not limited to, the price at which such securities will be sold, require a limitation of the number of Registrable Securities to be included in the registration and Underwritten Offering, then, the number of shares of Common Stock that may be included in the registration and Underwritten Offering shall be allocated among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities then owned by such Holders at the time of initial filing of the Registration Statement. If the underwriters have not limited the number of Registrable Securities to be underwritten, then Katy may include securities for its own account or for the account of others in such registration if the underwriter so agrees in writing and if the number of Registrable Securities that would otherwise have been included in such registration and Underwritten Offering will not thereby be limited for any reason, including but not limited to the price for which the Registrable Securities will be sold.

            (d) Expenses of Demand Registration. Except as provided in this Section 2.1(d) or in Section 2.1(e), all Registration Expenses incurred in connection with a Demand Registration shall be borne equally between Katy, on the one hand, and the Holders, on the other hand. Underwriting discounts and commissions relating to the sale or disposition of Registrable Securities by the Holders, the fees and disbursements of counsel for the Holders and transfer taxes, if any, relating to the sale or disposition of Registrable Securities by the Holders, all shall be borne by the Holders. The cost of preparing all documents incorporated by reference or otherwise required to be prepared in the ordinary course of Katy's business shall be borne by Katy. Expenses to be borne by the Holders shall be allocated to each Holder in the same proportion which the amount of Registrable Securities owned by such Holder which are included in the Demand Registration bears to the amount of Registrable Securities owned by all Holders which are included in the Demand Registration.

            (e) Withdrawal of Demand Registration. Holders of the Registrable Securities proposed to be registered in a given Demand Registration may elect to withdraw such Demand Registration at any time by causing the Holder Representative to give written notice thereof to Katy. Any Demand Registration so withdrawn shall not constitute a Demand Registration hereunder. The Registration Expenses incurred in any withdrawn Demand Registration shall be borne solely by the Holders unless (i) the Demand Registration was withdrawn as a result of information indicating a material adverse change in the business or financial condition of Katy which is made known to the Holders after the date on which the request for a Demand Registration was made, in which case all such Registration Expenses shall be borne by Katy, (ii) the Holders agree to forfeit their right to a Demand Registration, in which case all such Registration Expenses shall be borne equally between Katy, on the one hand, and the Holders, on the other hand, (iii) the Demand Registration was withdrawn as a result of the election of Katy to delay the registration in accordance with Section 2.1(b), in which case all such Registration Expenses shall be borne by Katy and, in addition, Katy shall pay the fees and disbursements of counsel to the Holders incurred prior to such delay, or (iv) Katy continues to pursue such registration with respect to securities to be sold for Katy's own account or the account of others, in which case all such Registration Expenses shall be borne by Katy.

            (f)     Registrations Not Constituting Demand Registrations.
A requested Demand Registration shall not constitute a Demand Registration hereunder if:

                    (i)  such registration has not been declared
effective by the Commission within 90 days of the date the Registration Statement with respect thereto is first filed with the Commission;

                    (ii) within 180 days after becoming effective, such registration is interfered with by any stop order, injunction or similar order or requirement of the Commission or other governmental agency or court for any reason not attributable to any Holder and Katy fails to have such stop order, injunction or other order or requirement removed, withdrawn or resolved to the satisfaction of the Holder Representative within 30 days after such interference commences;

                    (iii) the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such Demand Registration are not satisfied or waived due to Katy's failure to act in good faith; or

                    (iv) Holders of the Registrable Securities to be included in the Demand Registration have withdrawn such demand pursuant to
Section 2.1(e).

            (g) No Company Initiated Registration. After a notice for a Demand Registration has been given, Katy shall not initiate, without the prior written consent of the Holder Representative, a registration of any of its securities for its own account (other than a Registration Statement (A) on Form S-8 or any successor form relating to securities issuable pursuant to any benefit plan, (B) on Form S-4, or any successor form relating to an exchange offer or relating to a transaction pursuant to Rule 145 or (C) on Form S-3 or any successor form with respect to securities registered in connection with dividend reinvestment plans and similar plans only) until at least 90 days after such registration has been effected or such registration has been terminated; provided, however, that Katy shall be permitted to sell securities for its own account in the Demand Registration to the extent permitted by Section 2.1(c).

     2.2 Piggyback Registrations. If Katy proposes to register any of its Common Stock under the Act and the registration form to be used can be used to register the resale of the Common Stock (other than a Registration Statement (A) on Form S-8 or any successor form relating to securities issuable pursuant to any benefit plan; (B) on Form S-4, or any successor form relating to an exchange offer or relating to a transaction pursuant to Rule 145, or (C) on Form S-3 or any successor form with respect to securities registered in connection with dividend reinvestment plans and similar plans only), Katy shall, each such time, promptly give the Holder Representative written notice of such determination to effect such a registration not later than 30 days prior to the anticipated date of filing with the Commission of the Registration Statement. Upon the written request of the Holder Representative given within 20 days after the date that Katy gives its notice, as part of the registration to which such notice relates, Katy shall use its best efforts to effect as expeditiously as possible the registration of all Registrable Securities that the Holders have requested to be registered as set forth in the Holder Representative's notice. Each registration requested pursuant to this Section 2.2 is referred to herein as a "Piggyback Registration."

            (a) Underwritten Offerings. If the registration of which Katy gives notice is for an Underwritten Offering, then Katy shall so advise the Holder Representative as a part of such written notice. In such event, the right of the Holders to registration pursuant to this Section shall be conditioned upon the Holders' agreeing to participate in such Underwritten Offering upon the terms and conditions as shall be negotiated by Katy, and the inclusion of the Registrable Securities in the Underwritten Offering to the extent provided herein. The Holders proposing to distribute securities through such Underwritten Offering shall (together with Katy) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such Underwritten Offering by Katy. Notwithstanding any other provisions of this Section, if the underwriter determines in writing, in its sole and absolute discretion, that marketing factors, including the price at which such securities will be sold, require a limitation of the number of shares to be underwritten, then the underwriter may exclude some or all Registrable Securities from such registration and Underwritten Offering in accordance with the provisions of this Section; provided, however, that if any securities are being offered for the account of any holder of Katy's securities other than the Holders,
(i) with respect to the first registration of Registrable Securities pursuant to this Section 2.2, securities held by all Persons other than Holders shall be excluded from the Underwritten Offering before any Registrable Securities are excluded, and (ii) with respect to any registration of Registrable Securities pursuant to this Section 2.3 after the first such registration, the reduction in the number of Registrable Securities included in such registration shall not represent a greater percentage of the amount of Registrable Securities originally requested to be registered and sold in such registration than the lowest percentage reduction imposed upon any holder of Katy's securities other than the Holders. Katy shall so advise the Holder Representative, and the number of Registrable Securities that may be included in the registration and Underwritten Offering on behalf of the Holders shall be allocated among the Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities which the Holders requested to be included in the registration. If the Holders disapprove of the terms of any such Underwritten Offering, then the Holders may elect to withdraw therefrom by causing the Holder Representative to give written notice thereof to Katy and the underwriter. Any securities so excluded or withdrawn from such Underwritten Offering shall be withdrawn from such registration.

            (b) Expenses of Piggyback Registrations. In the case of any registration effected pursuant to this Section 2.2, all Registration Expenses incurred in connection therewith shall be borne by Katy, provided, however, that those expenses directly attributable to the inclusion of Registrable Securities in such registration (such as registration fees and fees and expenses of counsel to the selling Holders), shall be borne by the selling Holders pro rata. Underwriting discounts and commissions relating to the sale or disposition of Registrable Securities by the Holders, the fees and disbursements of counsel for the Holders and transfer taxes, if any, relating to the sale or disposition of Registrable Securities by the Holders, all shall be borne by the Holders. The cost of preparing all documents incorporated by reference or otherwise required to be prepared in the ordinary course of Katy's business shall be borne by Katy. Expenses to be borne by the Holders shall be allocated to each Holder in same proportion which the Registrable Securities owned by such Holder which are included in the registration bears to the Registrable Securities owned by all Holders which are included in the registration.

    2.3 Registration Procedures. If and whenever Katy shall be required to use its best efforts to effect or cause the registration of any Registrable Securities under the Act as provided in this Agreement, Katy shall (and, with respect only to Sections 2.3(n) and 2.3(o), the Holders shall):

            (a) prepare and file with the Commission a Registration Statement with respect to such Registrable Securities on any form for which Katy then qualifies or that counsel for Katy shall deem appropriate, and which form shall be available for the sale of the Registrable Securities in accordance with the methods of distribution thereof intended by the Holders participating in such registration, and use its best efforts to cause such Registration Statement to become and remain effective;

            (b) prepare and file with the Commission amendments and post-effective amendments to such Registration Statement and such amendments and supplements to the Prospectus used in connection therewith as may be necessary to maintain the effectiveness of such registration or as may be required by the rules, regulations or instructions applicable to the registration form utilized by Katy or by the Act for a Shelf Registration if requested by the Holder Representative in the case of a Demand Registration, or otherwise necessary to keep such Registration Statement effective to permit the methods of distribution intended by the Holders participating in such registration for at least 180 days and cause the Prospectus as so supplemented to be filed pursuant to Rule 424, and to otherwise comply with the provisions of the Act with respect to the disposition of all securities covered by such Registration Statement in the manner requested by the Holder Representative until (x) in the case of an Underwritten Offering, such time as all of the Registrable Securities have been disposed of in accordance with the intended methods of disposition, or (y) in all other cases, the earlier of (1) the expiration of 180 days after the effective date of such Registration Statement or (2) such time as all Registrable Securities covered by such Registration Statement shall have ceased to be Registrable Securities (it being understood that Katy at its option may determine to maintain such effectiveness for a longer period, whether pursuant to a Shelf Registration or otherwise); provided, however, that a reasonable time before filing a Registration Statement or Prospectus, or any amendments or supplements thereto (other than reports required to be filed by it under the Exchange Act), Katy shall furnish to the Participating Holders, the managing underwriter (if any) and their respective counsel for review and comment, copies of all documents proposed to be filed;

            (c) furnish to the Participating Holders and to any underwriter in connection with an Underwritten Offering such number of conformed copies of such Registration Statement and of each amendment and post-effective amendment thereto (in each case including all exhibits) and such number of copies of any Prospectus or Prospectus supplement and such other documents as the Participating Holders or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities by the Participating Holders or underwriters (Katy hereby consenting to the use (subject to the limitations set forth in Section 2.3(o) hereof) of the Prospectus or any amendment or supplement thereto in connection with such disposition);

            (d) use its best efforts to register or qualify the sale of such Registrable Securities covered by such Registration Statement under such other securities or "blue sky" laws of such jurisdictions as the Participating Holders shall reasonably request, except that Katy shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction where, but for the requirements of this Section 2.3(d), it would not be obligated to be so qualified, to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction;

            (e) notify the Holder Representative, at any time when a Prospectus relating thereto is required to be delivered under the Act within the appropriate period mentioned in Section 2.3(b) hereof, of Katy's becoming aware that the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and, at the request of the Holder Representative, prepare and furnish to the Holder Representative a reasonable number of copies of an amendment or supplement to such Registration Statement or related Prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

            (f)     notify the Holder Representative as soon as possible:

                    (i) when the Prospectus or any Prospectus supplement or post-effective amendment has been filed, and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective;

                    (ii) of any request by the Commission for amendments or supplements to the Registration Statement or the Prospectus or for additional information;

                    (iii) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or any order preventing the use of a related Prospectus, or the initiation (or any overt threats) of any proceedings for such purposes;

                    (iv) of the receipt by Katy of any written notification of the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation (or overt threats) of any proceeding for that purpose; and

                    (v) if at any time any representation or warranty of Katy made in any agreement contemplated by Section 2.3(i) below ceases to be true and correct in any material respect;

            (g) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission and make available to its security holders an earnings statement that shall satisfy the provisions of Section 11(a) of the Act, provided that Katy shall be deemed to have complied with this Section 2.3(g) if it shall have complied with Rule 158;

            (h) use its commercially reasonable efforts to cause all such Registrable Securities to be listed on the NYSE, The Nasdaq Stock Market or any other national securities exchange or automated quotation system on which the class of Registrable Securities being registered is then listed, if such Registrable Securities are not already so listed, and to provide a transfer agent and registrar for such Registrable Securities covered by such Registration Statement no later than the effective date of such Registration Statement;

            (i) enter into agreements (including an underwriting agreement in the form customarily entered into by Katy in a comparable Underwritten Offering) and take all other appropriate and all commercially reasonable actions in order to expedite or facilitate the disposition of such Registrable Securities and in such connection, whether or not an underwriting agreement shall be entered into and whether or not the registration shall be an underwritten registration:

                    (i) make such representations and warranties to the Participating Holders and the underwriters, if any, in form, substance and scope as are customarily made by Katy to underwriters in comparable Underwritten Offerings;

                    (ii) obtain opinions of counsel to Katy and updates thereof (which counsel and opinions shall be reasonably satisfactory (in form, scope and substance) to the managing underwriters, if any, and shall provide the same opinions to the Participating Holders as are provided to the underwriters) addressed to the Participating Holders and the underwriters covering the matters customarily covered in opinions requested in comparable Underwritten Offerings by Katy;

                    (iii) obtain "comfort letters" and updates thereof from Katy's independent certified public accountants addressed to the Participating Holders and the underwriters, if any, such letters to be in customary form and covering matters of the type customarily covered in "comfort letters" by independent accountants in connection with comparable underwritten offerings on such date or dates as may be reasonably requested by the managing underwriter;

                    (iv) provide the indemnification in accordance with the provisions and procedures of Article III hereof to all parties to be indemnified pursuant to such Article III; and

                    (v) deliver such documents and certificates as may be reasonably requested by the Holder Representative and the managing underwriters, if any, to evidence compliance with
Section 2.3(f) above and with any customary conditions contained in the underwriting agreement or other agreement entered into by
Katy:

            (j) cooperate with the Participating Holders and the managing underwriter or underwriters to facilitate, to the extent reasonable under the circumstances, the timely preparation and delivery of certificates representing the securities to be sold under such Registration Statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or underwriters, if any, or the Participating Holders may request and/or in a form eligible for deposit with the Depository Trust Company;

            (k) make available to the Participating Holders, any underwriter participating in any disposition pursuant to such Registration Statement, and any attorney, accountant or other agent retained by the Participating Holders or underwriter (collectively, the "Inspectors"), reasonable access to appropriate officers of Katy and Katy's subsidiaries to ask questions and to obtain information reasonably requested by such Inspector and all financial and other records and other information, pertinent corporate documents and properties of any of Katy and its subsidiaries and affiliates (collectively, the "Records"), as shall be reasonably necessary to enable them to exercise their due diligence responsibility; provided, however, that any Record that Katy determines, in good faith, to be confidential and which it notifies the Inspectors in writing is confidential shall not be disclosed to any Inspector unless such Inspector signs a confidentiality agreement reasonably satisfactory to Katy or either (i) the disclosure of such Record is necessary to avoid or correct a misstatement or omission of a material fact in such Registration Statement, or (ii) the release of such Record is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, provided, further, that any decision regarding the disclosure of information pursuant to subclause (i) shall be made only after reasonable consultation in good faith with counsel for the applicable Inspectors; and provided, further, that the Participating Holders agree that they shall, promptly after learning that disclosure of such Record is sought in a court having jurisdiction, give notice to Katy and allow Katy, at Katy's expense, to undertake appropriate action to prevent disclosure of such Record;

            (l) make available to the Participating Holders and any underwriter participating in any disposition pursuant to such Registration Statement appropriate officers of Katy to prepare for and participate in such number of "road shows" and any other customary selling efforts as the Participating Holders or any such underwriter may reasonably request in order to expedite or facilitate such disposition;

            (m) in the event of the issuance of any stop order suspending the effectiveness of the Registration Statement or of any order suspending or preventing the use of any related Prospectus or suspending the qualification of any Registrable Securities included in the Registration Statement for sale in any jurisdiction, Katy shall use all commercially reasonable efforts promptly to obtain its withdrawal;

            (n) the Participating Holders shall furnish Katy with such information regarding the Participating Holders and pertinent to the disclosure requirements relating to the registration and the distribution of such securities as Katy may from time to time reasonably request in writing; and

            (o) the Participating Holders shall, upon the Holder Representative's receipt of any notice from Katy of the happening of any event of the kind described in Section 2.3(e) hereof, forthwith discontinue disposition of Registrable Securities pursuant to the Prospectus or Registration Statement covering such Registrable Securities until the Participating Holders shall have received copies of the supplemented or amended Prospectus contemplated by Section 2.3(e) hereof, and, if so directed by Katy, the Participating Holders shall deliver to Katy (at Katy's expense) all copies, other than permanent file copies then in the Participating Holders' possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice.

     2.4 Black-Out Period Agreement. In consideration for Katy agreeing to its obligations under this Agreement, the Holders agree in connection with any registration of Katy's securities (other than pursuant to a Registration Statement (A) on Form S-8 or any successor form relating to securities issuable pursuant to any benefit plan; (B) on Form S-4, or any successor form relating to an exchange offer or relating to a transaction pursuant to Rule 145 under the Act; or (C) on Form S-3 or any successor form with respect to securities registered in connection with dividend reinvestment plans and similar plans only) that, upon the request of the underwriters managing any underwritten offering of Katy's securities, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any of the Common Stock (other than shares included in the registration) without the prior written consent of such underwriters for no more than 90 days after the effective date of such registration (the "Black-Out Period"); provided, however, that if the underwriters have agreed to a shorter or longer Black-Out Period (up to 180 days) with respect to such dispositions of the Common Stock by any executive officer or director of Katy or any shareholder holding at least 5% of Katy's then outstanding Common Stock, such shorter or longer Black-Out Period (up to 180 days) shall apply to the Holders; provided, further, that the time period during which Katy is required to maintain the effectiveness of a Registration Statement pursuant to Section 2.3(b) shall be extended by the length of the Black-Out Period.

    2.5 Rule 144 Reporting. With a view toward making available to the holders of Common Stock the benefits of certain rules and regulations of the Commission which may permit the sale of the Common Stock to the public without registration, Katy agrees to use its best efforts to:

            (a) make and keep current public information available, within the meaning of Rule 144 or any similar or analogous rule promulgated under the Act, at all times;

            (b) file with the Commission, in a timely manner, all reports and other documents required of Katy under the Act and the Exchange Act; and

            (c) so long as any party hereto owns any Registrable Securities, furnish to such party forthwith upon request, a written statement by Katy as to its compliance with the reporting requirements of Rule 144, the Act and the Exchange Act; a copy of the most recent annual or quarterly report of Katy; and such other reports and documents as such party may reasonably request in availing itself of any rule or regulation of the Commission allowing it to sell any such securities without registration.

    2.6 Rule 415 Eligibility. Katy shall to use its best efforts to maintain its eligibility to use Form S-3 to register its Common Stock under the Act and to otherwise remain qualified to make a Shelf
Registration.

    2.7 Limitations on Subsequent Registration Rights. Katy shall not, without the prior written consent of the Holder Representative, enter into any agreement with any holder or prospective holder of any securities of Katy which would allow such holder or prospective holder the right to register or cause the registration of, any securities of Katy, except for registration rights which are not inconsistent with those provided to the Holders under this Agreement and which could not cause a reduction in the number of shares which could be included by the Holders in any registration covered by this Agreement.

                                 Article III

                               Indemnification

    3.1 Indemnification Obligations. In connection with any registration of the Registrable Securities under this Agreement, (i) Katy shall indemnify and hold harmless each of the Holders, and each underwriter for such Holder, including but not limited to each Person, if any, who controls a Holder within the meaning of Section 15 of the Act, against all losses, claims, damages, liabilities and expenses (including but not limited to reasonable expenses incurred in investigating, preparing and defending against any claim) to which a Holder, underwriter or such controlling person may become subject under the Act, the Exchange Act or otherwise, insofar as the same arise out of or are based upon or are caused by any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus (as amended or supplemented if Katy shall have furnished any amendments or supplements thereto) furnished pursuant to this Agreement or insofar as the same arise out of or are based upon or are caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses are ultimately determined to have arisen out of or were based upon or were caused by any untrue statement or alleged untrue statement or omission or alleged omission based upon written information furnished to Katy by or on behalf of any Holder or any such control person for inclusion in any Registration Statement or Prospectus (and any amendments or supplements thereto), and (ii) the Participating Holders jointly and severally, shall indemnify Katy, its affiliates, any person who signed any Registration Statement, and their respective officers, directors and control persons against all such losses, claims, damages, liabilities and expenses (including but not limited to reasonable expenses incurred in investigating, preparing and defending against any claim) insofar as the same are ultimately determined to have arisen out of or were based upon or were caused by any such untrue statement or alleged untrue statement or any such omission or alleged omission based upon written information furnished to Katy by or on behalf of any Holder, underwriter or any such control person for the inclusion in any Registration Statement or Prospectus (and any amendments or supplements thereto); provided, however, that the liability of the Participating Holders under this Section 3.1 shall be limited to the net proceeds actually received by such Holders pursuant to a Prospectus included in a Registration Statement under this Agreement. In the event that it shall have been finally determined by a court of competent jurisdiction that a party which has received payments hereunder is not entitled thereto, such payments shall be promptly refunded to the payor.

    3.2     Notice of, and Procedures for, Collecting
Indemnification. Promptly upon notice being given to a party indemnified under this Agreement of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this Agreement, such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure so to notify the indemnifying party shall not relieve it of any liability which it may have to any indemnified party otherwise than under this Agreement unless such failure shall materially and adversely affect the defense of such action. In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable expenses incurred in investigating, preparing and defending against any claim) shall be paid by the indemnified party unless (a) the indemnifying party agrees to pay the same, (b) the indemnifying party fails to assume the defense of such action with counsel reasonably satisfactory to the indemnified party (in which case the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party), or (c) the named parties to any such action (including any impleaded parties) have been advised by such counsel that representation of such indemnified party and the indemnifying party by the same counsel would be inappropriate under applicable standards of professional conduct (in which case the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party). If either of the circumstances described in clauses (b) and (c) of the sentence immediately preceding shall occur, the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of any such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred, provided, however, that the indemnifying party shall not be obligated to bear the fees and expenses of more than one separate counsel (other than local counsel) for all indemnified parties. No indemnifying party shall be liable for any settlement entered into without its consent, which consent shall not be unreasonably withheld or delayed.

                                 Article IV

                                Miscellaneous

    4.1 Notices. Each notice, request and other communication to any party hereunder shall be in writing and shall be given to such party at its address or facsimile number set forth on the signature page hereof, or such other address or facsimile number as such party may hereinafter specify for the purpose. Each such notice, request or other communication shall be deemed to have been given as of (a) if given by facsimile, the date on which such facsimile is transmitted to the facsimile number specified in this
Section 4.1 and the transmitting facsimile machine receives confirmation of delivery, (b) if given by overnight air courier, the next business day after the date of shipment, or (c) if given by any other means, the date delivered at the address referred to in, or specified by such party pursuant to, this
Section 4.1.

    4.2 Amendment and Waiver. The provisions of this Agreement may be amended or waived only upon the prior written consent of Katy and the Holder Representative.

    4.3 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

    4.4     Binding on Successors and Assigns.

            (a) A Holder may assign freely any of its rights or delegate any of its duties under this Agreement without the prior written consent of Katy if such assignee agrees to be bound by the terms and conditions of this Agreement; provided, however, that a Holder may not assign the Basic Put Right or the right to obtain Stock Consideration in connection with the exercise of the Control Put Right to any Person who is not a member of the Miller Group without the prior written consent of Katy.

            (b) Katy shall not, directly or indirectly, enter into any merger, consolidation or reorganization unless (i) Katy is the ultimate surviving parent corporation or (ii) Katy is not the ultimate surviving parent corporation and the proposed surviving corporation (or the ultimate parent entity, in the case of a triangular merger) shall, prior to such merger, consolidation or reorganization, agree in writing to assume the obligations of Katy hereunder, and for that purpose references hereunder to "Common Stock" shall be deemed to be references to the securities or other property which the Holders would be entitled to receive in exchange for Common Stock under any such merger, consolidation or reorganization if the Holders had exercised the Control Put Right immediately prior to the effective date of such merger, consolidation or reorganization; provided, however, that the provisions of this Section 4.4(b) shall not apply in the event of any merger, consolidation or reorganization in which Katy is not the surviving corporation if all Holders are entitled to receive in exchange for their Registrable Securities consideration consisting solely of (i) cash, (ii) securities of the acquiring corporation which may be sold to the public without registration under the Act within six months after the closing of the merger, consolidation or reorganization, or (iii) securities of the acquiring corporation which the acquiring corporation has agreed to register within 90 days after completion of the transaction for resale to the public pursuant to the Act.

            (c) This Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the parties hereto and their respective successors and permitted assigns in accordance with the terms hereof.

    4.5 Headings. The headings in the sections and subsections of this Agreement are inserted for convenience only and in no way alter, amend, modify, limit or restrict the contractual obligations of the parties.

    4.6 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

    4.7 Non-Binding Mediation. Any controversy or claim arising out of or relating to this Agreement, its interpretation, the breach or the consummation hereof, or the closing contemplated thereunder, or the respective rights or obligations of the parties, shall be first subject to non-binding mediation administered by the American Arbitration Association (the "Mediator"). If such controversy or claim cannot be resolved pursuant to mediation within thirty (30) days after such matter is submitted to the Mediator as provided above, such controversy or claim may be settled by arbitration upon the written arbitration agreement made at that time of all parties, and failing such arbitration agreement, by litigation.

    4.8 Forum Choice and Venue. Any judicial proceeding brought against any party hereto with respect to this Agreement or any transaction contemplated hereby shall be brought in the United States District Court for the Eastern District of Missouri, or, if such court does not have jurisdiction, then in the courts of the State of Missouri, and, by execution and delivery of this Agreement, each of the parties hereto (i) accepts, generally and unconditionally, the exclusive jurisdiction of such court and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, subject, in each case, to all rights to appeal such decisions to the extent available to the parties and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such court or that such court is an inconvenient forum. Each party hereto hereby waives personal service of process and consents that service of process upon it may be made by delivery or by certified or registered mail, return receipt requested, at its last known address and service so made shall be deemed completed on the date of delivery or on the fifth (5th) business day after such service is deposited in the mail, as the case may be. Nothing herein shall affect the right to serve process in any other manner permitted by law.

    4.9 Entire Agreement; Law Governing. All prior negotiations and agreements between the parties hereto concerning the subject matter hereof are superseded by this Agreement, and there is no representation, warranty, understanding or agreement between the parties hereto concerning the subject matter hereof, except as modified in writing concurrently herewith or subsequent hereto. This Agreement shall be governed by and construed and interpreted according to the internal laws of the State of Delaware, determined without reference to conflicts of law principles.

    4.10 Equitable Relief. Newcastle and Katy acknowledge and agree that any breach of this Agreement by a party will cause irreparable injury to the other party and that any damages will not provide adequate remedy to the injured party. Consequently, each Holder and Katy each shall have the right to seek and obtain injunctive or other equitable relief to enforce any of its rights or the obligations of any of the other parties contained in this Agreement.

    4.11 Business Days. Notwithstanding any other provision hereof to the contrary, if the date scheduled for the performance of any obligation under this Agreement (or the final date on which such performance timely may be made) is not a Business Day, then the performance of such obligation shall not be required until the first Business Day following such scheduled date.

          [The remainder of this page is intentionally left blank.]

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

                                     NEWCASTLE INDUSTRIES, INC.


                                     By
                                     Name:    /S/ Lester Miller
                                              ------------------
                                     Title:   Chairman

                                     Address: Newcastle Industries, Inc.
                                              C/o Lester Miller
                                              20043 North East 39th Place
                                              Aventura, Florida 33180

                                     With a copy to:
                                              Thompson Coburn
                                              One Mercantile Center
                                              St. Louis, Missouri 63101
                                              Attention: Millard Backerman
                                              Facsimile: (314) 552-7000


                                     KATY INDUSTRIES, INC.



                                     By
                                     Name:    /S/ Arthur R. Miller
                                              --------------------
                                     Title:   Exec. V.P.

                                     Address: Katy Industries, Inc.
                                              6300 S. Syracuse Way, Suite 300
                                              Englewood, Colorado 80111
                                              Attention: John R. Prann,Jr.
                                              Facsimile: (303) 290-9344

                                     With a copy to:
                                              Katy Industries, Inc.
                                              125 South Wacker Drive,
                                              Suite 1180
                                              Chicago, Illinois  60606
                                              Attention: Arthur R. Miller
                                              Facsimile: (312) 422-0595

                                  EXHIBIT A

    (1) "Act" means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations of the Commission issued under the Act, as they each may, from time to time, be in effect.

    (2)     "Basic Put Closing" has the meaning set forth in Section 1.2(d).

    (3)     "Basic Put Consideration Notice" has the meaning set forth in
             Section 1.2(c).

    (4)     "Basic Put Exercise Period" has the meaning set forth in Section
             1.2(a).

    (5)     "Basic Put Notice" has the meaning set forth in Section 1.2(b).

    (6)     "Basic Put Right" has the meaning set forth in Section 1.2(a).

    (7)     "Basic Put Selling Holder" has the meaning set forth in Section
             1.2(b).

    (8)     "Basic Put Unit" has the meaning set forth in Section 1.2(b).

    (9) "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act or any corresponding provision of a successor law.

    (10)    "Black-Out Period" has the meaning set forth in Section 2.4.

    (11) "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks located in Missouri or New York are authorized or required to close under the laws of either the United States,the State of Missouri or the State of New York.

    (12)    "Call Closing" has the meaning set forth in Section 1.6(c).

    (13)    "Call Notice" has the meaning set forth in Section 1.6(b).

    (14)    "Call Right" has the meaning set forth in Section 1.6(a).

    (15)    "Common Stock" has the meaning set forth in Section 4.4(b).

    (16) "Change in Control" means with respect to a particular Person, and shall be deemed to have occurred upon, the first to occur of any of the following events:

            (a)Any Person (other than those Persons in control of the
               subject Person as of the date hereof, or other than a trustee or other fiduciary holding securities under an employee benefit plan of such Person,or a corporation owned directly or indirectly by the stockholders of such Person in substantially the same proportions as their ownership of stock of such Person) becomes the Beneficial Owner, directly or indirectly, of securities of such Person representing thirty percent (30%) or more of the combined voting power of such Person's then outstanding securities; or

            (b)During any period of two (2) consecutive years (not
               including any period prior to the date hereof), individuals who at the beginning of such period constitute the Board of Directors of Katy (and any new Director, whose election by Katy's stockholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at Katy at the beginning of the period or whose election or nomination for election was so approved), cease for any reason to constitute a majority thereof; or

            (c)The owners of such Person approve: (i) a plan of complete liquidation of such Person; or (ii) an agreement for the sale or disposition of all or substantially all of such Person's assets; or (iii) a merger, consolidation, or reorganization of Katy with or involving any other corporation, other than a merger, consolidation or reorganization that would result in the voting securities of such Person outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of such Person (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

               However, in no event shall a "Change in Control" be deemed to have occurred, with respect to a Holder, if the Holder is part of a purchasing group which consummates the Change-in-Control transaction. The Holder shall be deemed
               "part of a purchasing group" for purposes of the preceding sentence if the Holder is an equity participant in the purchasing company or group (except for (i) passive ownership of less than one percent (1%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined in good faith prior to the Change in Control by a majority of the nonemployee continuing Directors).

    (17) "Closing Market Price" means, with respect to a given date, the closing price of a share of Common Stock as reported on the New York Stock Exchange Composite Tape (or the equivalent reporting system if the Common Stock is listed on The Nasdaq Stock Market or any other national securities exchange or automated quotation system) for such date.

    (18) "Commission" means the Securities and Exchange Commission, or any other Federal agency then administering the Act.

    (19) "Common Stock" means shares of Katy's Common Stock, $1.00 par value per share, and any stock, securities or other property issued in respect of such Common Stock by reason of a stock dividend, stock split, combination of shares, recapitalization, reclassification, merger, consolidation, corporate reorganization or otherwise.

    (20) "Common Unit" has the meaning set forth in the recitals to this Agreement.

    (21) "Company" means Contico International, L.L.C., a Delaware limited liability company formerly known as CII Acquisition, L.L.C.

    (22) "Control" means the ability to direct, through the ownership of voting securities, by contract or otherwise, the management of a Person.

    (23)    "Control Put Closing" has the meaning set forth in Section
            1.5(d).

    (24)    "Control Put Consideration Notice" has the meaning set forth in
            Section 1.5(c).

    (25)    "Control Put Exercise Period" has the meaning set forth in
            Section 1.5(a).

    (26)    "Control Put Notice" has the meaning set forth in Section
            1.5(b).

    (27)    "Control Put Right" has the meaning set forth in Section 1.5(a).

    (28)    "Control Put Selling Holder" has the meaning set forth in
            Section 1.5(b).

    (29)    "Control Put Unit" has the meaning set forth in Section 1.5(b).

    (30) "Conversion Amount" means Four Thousand Seven Hundred Sixty-Two (4,762). Notwithstanding the foregoing, the Conversion Amount and the shares or other property issuable upon exercise of a Put Option shall be subject to adjustment as follows:

            (a) If the outstanding shares of Katy Common Stock are combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Amount in effect immediately prior to such combination or consolidation shall be proportionately decreased; and conversely, if at any time or on or after the date hereof Katy shall subdivide its outstanding shares of Common Stock into a greater number of shares, the Conversion Amount in effect immediately prior to such subdivision shall be proportionately increased.

            (b) In case at any time or from time to time after the date hereof, the holders of any shares of Katy Common Stock or other securities at the time receivable upon the exercise of a Put Right shall have received, or on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional stock of the Company by way of dividend, then and in each case, the Conversion Amount shall be proportionately increased.

            (c) In case of any reclassification or change of the outstanding securities of Katy or any reorganization of Katy (or of any other corporation the stock or securities of which are at the time receivable upon the exercise of a Put Right), on or after the date hereof, or in case after such date, Katy (or any such other corporation) shall merge with or into another corporation or convey all or substantially all of its assets to another corporation, then and in each such case, the Holders, upon the exercise thereof, at any time after the consummation of such reclassification, change, reorganization, merger or conveyance, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise of a Put Right prior to such consummation, the stock or other securities of such party to which such holder would have been entitled upon such consummation if such holder had exercised the Put Right immediately prior thereto, all subject to further adjustment as provided in clauses (a) and (b) above; in each such case the terms of this definition shall be applicable to the shares of stock or other securities properly receivable upon the exercise of a Put Right after such consummation.

    (31)    "Demand Registration" has the meaning set forth in
            Section 2.1(a).

    (32) "Eligible Unit" means any Preferred Unit held by a member of the Miller Group.

    (33) "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any successor statute, and the rules and regulations of the Commission issued under the Exchange Act, as they each may, from time to time, be in effect.

    (34) "Holder" means any Person holding either (i) an Eligible Unit, and/or (ii) any Registrable Securities.

    (35)    "Holder Representative" has the meaning set forth in Section
            1.10.

    (36)    "HSR Act" has the meaning set forth in Section 1.9.

    (37)    "Inspector" has the meaning set forth in Section 2.3(k).

    (38)    "Katy" means Katy Industries, Inc., a Delaware corporation.

    (39)    "Majority Holders" has the meaning set forth in Section 1.10.

    (40) "Market Value" means the average of the closing prices of a share of Common Stock as reported on the New York Stock Exchange Composite Tape (or the equivalent reporting system if the Common Stock is listed on The Nasdaq Stock Market or any other national securities exchange or automated quotation system) for each day on which a trade was reported during the 30 trading days immediately preceding the day on which the Basic Put Notice, the Control Put Notice or the Piggyback Put Notice, as the case may be, is given. If the Common Stock is not then listed on any such exchange or quotation system, then Market Value shall mean the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of Katy.

    (41)    "Mediator" has the meaning set forth in Section 4.7.

    (42) "Miller Group" means (i) Lester Miller; (ii) the spouse, lineal descendants and spouse of the lineal descendants of Lester Miller;
            (iii) the estate or legal representative of each Person identified in clause (i) or (ii) above; (iv) each trust, custodianship or other fiduciary arrangement in respect of which one or more of the Persons described in clause (i) or (ii) above is a beneficiary;
            (v) each corporation 100% (by number of votes) of the voting stock of which is owned by or held for the benefit of one or more of the Persons described in clause (i), (ii), (iii) or (iv) hereof; and
            (vi) each partnership, limited liability company or other association 100% of the capital of which is owned by or held for the benefit of one or more of the Persons described in clause (i),
            (ii), (iii) or (iv) above and such Person or Persons shall have control of such partnership. The term "control" as used in clause
            (vi) of the immediately preceding sentence means the possession of the power to direct or cause the direction of management and policies of such partnership, whether through the ownership of an equity interest, by contract or otherwise. For purposes of this definition, lineal descendants shall include adopted Persons who are twelve years of age or under at the time of adoption.

    (1) "Newcastle" means Newcastle Industries, Inc., a Missouri corporation formerly known as Contico International, Inc.

    (43) "Participating Holder" means any Holder of any Registrable Securities included in a registration.

    (44) "Person" means any individual, corporation, partnership, limited liability company, trust or any other incorporated or unincorporated entity or organization of any kind.

    (45)    "Piggyback Put Closing" has the meaning set forth in Section
            1.7(d).

    (46) "Piggyback Put Consideration Notice" has the meaning set forth in Section 1.7(c).

    (47)    "Piggyback Put Exercise Period" has the meaning set forth in
            Section 1.7(a).

    (48)    "Piggyback Put Notice" has the meaning set forth in Section
            1.7(b).

    (49)    "Piggyback Put Right" has the meaning set forth in Section
            1.7(a).

    (50)    "Piggyback Put Selling Holders" has the meaning set forth in
            Section 1.7(b).

    (51)    "Piggyback Put Units" has the meaning set forth in Section
            1.7(b).

    (52)     "Piggyback Registration" has the meaning set forth in Section
            2.2.

    (53) "Preferred Unit" has the meaning set forth in the recitals to this Agreement.

    (54) "Priority Return" has the meaning given to such term in the Limited Liability Company Agreement of the Company.

    (55)    "Priority Return Consideration" has the meaning set forth in
            Section 1.2(a).

    (56) "Profit Participation" has the meaning given to such term in that certain Amended and Restated Limited Liability Company Agreement of the Company dated as of January 8, 1999 by and between Newcastle and Katy.

    (57) "Prospectus" means the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by any Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all materials incorporated by reference in such prospectus.

    (58) "Purchase Agreement" has the meaning set forth in the recitals to this Agreement.

    (59) "Put Right" means the rights of the Holders pursuant to any Basic Put Right, Secondary Put Right, Control Put Right or Piggyback Put Right.

    (60)    "Record" has the meaning set forth in Section 2.3(k).

    (61) "Register," "registered," and "registration" refer to a registration effected by preparing and filing a Registration Statement in compliance with the Act and the declaration or ordering of effectiveness of such Registration Statement.

    (62) "Registrable Securities" means shares of Common Stock issued (or to be issued in the case of an exercised Basic Put Right, Control Put Right or Piggyback Put Right) to any member of the Miller Group or its successors and permitted assigns in accordance with this Agreement; provided, however, that Registrable Securities shall cease to be Registrable Securities upon any sale pursuant to a Registration Statement or Section 4(1) of the Act or Rule 144 (or any combination thereof), and provided, further, that, at such times as the entire block of otherwise Registrable Securities may be sold by the holder thereof (assuming conversion of convertible securities and exercise of warrants or other rights) without any volume limitation, including without limitation by reason of aggregation or attribution, pursuant to Rule 144 or any successor rule, such block shall not be deemed to be Registrable Securities.

    (63) "Registration Expenses" shall mean all reasonable and customary expenses of Katy incident to performance of or compliance with this Agreement, including, without limitation: (i) all Commission, stock exchange or registration and filing fees; (ii) filings pursuant to the policy of the National Association of Securities Dealers, Inc. with respect to the review of corporate financing;
            (iii) all fees and expenses incurred in connection with compliance with state securities or "blue sky" laws (including reasonable fees and disbursements of counsel in connection with "blue sky" qualification of any of the Registrable Securities and the preparation of a Blue Sky Memorandum); (iv) all expenses of any Persons in preparing or assisting in preparing, word processing, printing and distributing any Registration Statement, Prospectus, certificates and other documents relating to the performance of and compliance with this Agreement; (v) all fees and expenses incurred in connection with the listing, if any, of any of the Registrable Securities on any securities exchange or exchanges or automated quotation system; and (vi) the fees and disbursements of counsel for Katy and of the independent public accountants of Katy, including the expenses of any special audit or "comfort" letters required by or incident to such performance and compliance. Registration Expenses shall specifically exclude underwriting discounts and commissions relating to the sale or disposition of Registrable Securities by the Holders, the fees and disbursements of counsel for the Holders and transfer taxes, if any, relating to the sale or disposition of Registrable Securities by the Holders and the cost of preparing all documents incorporated by reference or otherwise required to be prepared in the ordinary course of Katy's business.

    (64) "Registration Statement" means any registration statement of Katy and any other entity required to be a registrant with respect to such registration statement pursuant to the requirements of the Act, including any Prospectus, and all amendments and supplements to any such registration statement, including post-effective amendments, and all exhibits and all material incorporated by reference in any such registration statement.

    (65) "Rule 144" means Rule 144 under the Act (or any successor rule that may be adopted by the Commission ).

    (66) "Rule 145" means Rule 145 under the Act (or any successor rule that may be adopted by the Commission ).

    (67) "Rule 158" means Rule 158 under the Act (or any successor rule that may be adopted by the Commission ).

    (68) "Rule 415" means Rule 415 under the Act (or any successor rule that may be adopted by the Commission ).

    (69) "Rule 424" means Rule 424 under the Act (or any successor rule that may be adopted by the Commission ).

    (70)    "Secondary Put Closing" has the meaning set forth in Section
            1.4(c).

    (71)    "Secondary Put Exercise Period" has the meaning set forth in
            Section 1.4(a).

    (72)    "Secondary Put Notice" has the meaning set forth in Section
            1.4(b).

    (73)    "Secondary Put Right" has the meaning set forth in Section
            1.4(a).

    (74)    "Secondary Put Selling Holders" has the meaning set forth in
            Section 1.4(b).

    (75)    "Secondary Put Units" has the meaning set forth in Section
            1.4(b).

    (76) "Shelf Registration" means a "shelf" registration statement on an appropriate form pursuant to Rule 415.

    (77)    "Stock Consideration" has the meaning set forth in Section
            1.2(a).

    (78) "Underwritten Offering" means an offering in which securities of Katy are sold to an underwriter for reoffering to the public pursuant to an effective Registration Statement under the Act.

    (79) "Voluntary Change in Control" means a Change in Control with respect to Katy or the Company which Katy or the Company, as the case may be, agrees to enter into or facilitate.

                                  EXHIBIT B

                        ASSIGNMENT OF PREFERRED UNITS


    FOR VALUE RECEIVED, __________________________ ("Seller"), hereby sells, assigns and transfers to Katy Industries, Inc., a Delaware corporation ("Purchaser"), __________ Preferred Unit(s) (the "Units") of Contico International, L.L.C., a Delaware limited liability company (the "Company"). Seller hereby represents and warrants to Purchaser that Seller is the sole owner of the Units, free and clear of all liens, claims and encumbrances whatsoever, other than those imposed by the limited liability company agreement of the Company and applicable securities laws.

Dated: January 8, 1999.